Exhibit 96.3

TECHNICHAL REPORT SUMMARY OF THE PAMPA BLANCA OPERATION YEAR 2023

    Date: April 5, 2024

Summary
This report provides the methodology, procedures and classification used to obtain SQM´s Nitrate an Iodine Mineral Resources a Mineral Reserves, at the Pampa Blanca Site. The Mineral Resources a Reserves that are delivered correspond to the update as of December 31, 2023.
The results obtained are summarized in the following tables:
Mineral Resources 2023

Mining Property	Proven Reserves (1)	Average grade Nitrates	Average grade Iodine	Average Cut-off Grade for the Mine (2)
	(million metric tons)	(Percentage by weight)	(Parts per million)
Pampa Blanca	30	6.1%	460	Nitrate 3.0%

Mining Property	Probable Reserves	Average grade Nitrate	Average grade Iodine	Average Cut-off Grade for the Mine (2)
	(million metric tons)	(Percentage by weight)	(Parts per million)
Pampa Blanca	12	6.3%	455	Nitrate 3.0%

(1) The above tables show the Proven Reserves before losses related to the exploitation and treatment of the ore. Proven Reserves are affected by mining methods, resulting in differences between the estimated reserves that are available for exploitation in the mining plan and the recoverable material that is ultimately transferred to the leaching heaps. The average mining factor for each of our mines varies between 80% an 90%, while the average global metallurgical recovery of nitrate an iodine processes contained in the recovered material varies between 55% an 70%.
(2) The cut-off grade of the Proven and Probable Reserves vary according to the objectives required in the different mines. The assigned values correspond to the averages of the different sectors.

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TABLES

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1EXECUTIVE SUMMARY

1.1 Property Summary and Ownership
Located in Sierra Gorda, province of Antofagasta, the Pampa Blanca Mine has deposits located on flatlands or "pampas" covering an area of 51,201 hectares. Exploration program results have indicated that explored areas reflect a mineralized trend hosting nitrate and iodine. Exploration has generated discoveries that, in some cases, may lead to exploitation, sales of the discovery, and generation of royalties in the future. Within this framework, in 2013 the company recorded a royalty sale of the Antucoya project to Antofagasta Minerals (copper mining).
As part of the limits belonging to SQM-Pampa Blanca, there are other properties adjacent to the project being exploited by others and there are some mining rights, which include: Algorta Norte S.A., Antofagasta Minerals, and Mina Rencoret.
1.2 Geology and Mineralization
Pampa Blanca is in the physiographic unit of the Central Depression, influenced by modelling processes generated from stratigraphic units located on the eastern slopes of the Cordillera de la Costa and on the western slopes of the intermediate mountain ranges that develop to the east, where units from the Paleozoic to the recent age are found.
The Nitrate - Iodine deposits located at Pampa Blanca are immersed in an alluvial fan sedimentary environment, with the mineralization being associated with clastic sedimentary rocks (conglomerate sequences, conglomerate breccias, brecciated conglomerates and sandstones) and to a lesser extent with volcanic rocks. The main structures affecting the sector correspond to two main systems of NS and NW-SE orientations respectively, these systems generate a tectonically uplifted basin which hosts this deposit. These structures also affect the morphology of the sector, contributing to the formation of deep ravines and controlling the drainage networks.
Mineralization at Pampa Blanca is mantiform, with a wide areal distribution, forming "spots" of several kilometers in extension; the mineralization thicknesses are variable, with mantles of approximately 1.0 to 5.0 meters. The mineralogical association identified corresponds mainly to soluble sulfates of Na - K, less soluble sulfates of Ca, Chlorides, Nitrates and Iodates. Within the mineral species of interest, for Nitrates; Nitratine (NaNO3) - KNO3 (Potassium Nitrate); Hectorfloresite, Lautarite, Bruggenite as iodates.
In 2023, there was a detailed exploration program of 267 ha in the Sector IV. Currently, drilling totals 20,952 reverse circulation (RC) drill holes (125,295 meter). All the drill holes were vertical. Drilling is carried out with wide grid in the first reconnaissance stage (1000 x 1000; 800 x 800; 400 x 400); to later reduce this spacing to define the resources in their different categories.

1.3 Mineral Resource Statement

This sub-section contains forward-looking information related to Mineral Resource estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences form one or more of the material factors or assumptions that were set forth in this sub-section including geological a grade interpretation a controls and assumptions a forecast associated with establishing the prospects for economic extraction.
All available samples were used without compositing and no capping, or other outlier restriction, to develop a geological model in support of estimating Mineral Resources. Hard contacts were used between different geological units. Sectors with a drill hole grid of 50 x 50 m and up to 100T ~ 100 x 50 m were estimated in a three-dimensional block model using the Ordinary Kriging (KO) interpolation method in one pass. Additionally, variograms were constructed and used to support the search for ellipsoid anisotropy and linear trends observed in the data. Iodine and nitrate grade interpolation was performed using the same variogram model calculated for Iodine. In the case of sectors with drill holes grids greater than 100T m and up to 200 x 200 m were estimated in a three-dimensional block model using the Inverse Distance Weighted (IDW) interpolation method. For areas with drill holes grids from 200 x 200 m up to 400 x 400 m were estimated in two dimensional using the Polygon Method.

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Mineral Resources were classified using the drill hole grid. Zones with grid of 50 x 50 m up to 100T ~ 100 x 50 m were classified as Measured. For Indicated Mineral Resources, the zone should have a 100 x100 m and 200 x 200 m drill hole grid. To define inferred Resources a 400 x 400 m drill hole grid was used.
The Mineral Resource Estimate is reported inclusive of Mineral Resources that have been converted to Mineral Reserves (see Table 1-1).
Table 1-1. Pampa Blanca Mineral Resources as of December 31, 2023.

Density was assigned to all materials with a default value of 2.1 (ton/m3), this value comes from several analysis made by SQM in Pampa Blanca and other operations.
The QP is not aware of any environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors that could materially affect the Mineral Resource Estimate that are not discussed in this Technical Report.

1.4 Mineral Reserve Statement
This sub-section contains forward-looking information related to Mineral Reserve estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Mineral Resource model tons and grade, modifying factors including mining and recovery factors, production rate and schedule, mining equipment productivity, commodity market and prices and projected operating and capital costs.
The Measure Mineral Resources defined by drill hole grid 50 x 50 m and up to 100T; and evaluated using 3D blocks and Ordinary Kriging are considered as high level of geological confidence are qualified as Proven Mineral Reserves with unit conversion coefficient in tonnage and Iodine and Nitrates grades. (See Table 12.2)
The Indicate Mineral Resources defined by drill holes grids greater than 100T up to 200 x 200 m; and evaluated using 3D blocks model and Inverse Distance Weighted (IDW) interpolation method is considered as medium level of geological confidence are qualified as Probable Mineral Reserves. Conversion factors used are less than one for iodine (0.90) and nitrate (0.85) grades.
Mineral Reserves are based on a nitrate cut-off grade of 3.0%, Iodine price of USD 42.0 USD/Kg.; price for nitrates salts for fertilizer based on an average sales price of 820 USD/tonne for finished fertilizer products sold at Coya Sur; and based on economic viability as demonstrated in an after-tax discounted cashflow (see Section 19).
Some sectors belong to Pampa Blanca mine started the exploitation prior the year 1997, thus it didn´t need developing an EIA and obtain the administrative authorization (RCA) to operate according to the current environmental legislation in Chile (Ley 19.300 Bases Generales del Medio Ambiente, 01-March-1994). These sectors have an “Authorization Sectorial” (operation permit) that allow to SQM operates and extract the resources estimated using heap leaching structures (Operation Permit with heap Leah) or traditional methods (“bateas”) (Operation Permit without heap Leah) to obtain enriched fresh brine in Iodine and Nitrates.
SQM has some sector of Pampa Blanca mine with different status process of environmental license or operational permit, thus, the estimated resources without RCA can´t be consider as reserves. (Table 1-2).

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Table 1-2. Environmental Status at Pampa Blanca Mine.

In these criteria, Proven Reserves Mineral at Pampa Blanca are estimated in to 30 million tons (Mt) with an estimated average nitrate grade of 6.1% and 460 ppm iodine.
Probable Mineral Reserves at Pampa Blanca site are 12 Mt with and estimated average nitrate grade of 6.3% and 455 ppm iodine.
Mineral Reserves are stated as in-situ ore.

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Table 1-3. Mineral Reserve at the Pampa Blanca Mine (Effective 31 December 2023)

Notes:
(1)Mineral Reserves area based on Measured and Indicate Mineral Resources at an operating cutoff of 3.0 % nitrate. Operating constraints of caliche thickness ≥ 2.0 m; overburden thickness ≤ 3.0 m and waste / caliche ratio ≤ 1.5 are applied.
(2)Proven Minerals Reserves are based on Measured Mineral Resources at the criteria described in (a) above.
(3)Probable Mineral Reserves are based on Indicated Mineral Resources at the criteria described in (a) above with a grade call factor of 0.85 for Nitrate and 0.9 for Iodine confirmed by the calculation of the uncertainty of the estimated model by IDW.
(4)Mineral Reserves are stated as in-situ ore (caliche) as the point of reference.
(5)The units “Mt”, “Kt”; “ppm” and “%” refer to million tons, kilotons; parts per million, and weight percent respectively.
(6) Mineral Reserves are based on an Iodine price of 42.0 USD/kg. Miner is also based on economic viability as demonstrated in an after-tax discounted cashflow (see Section 19).
(7)Marco Fazzi is the QP responsible for the Mineral Resources.
(8)The QP is not aware of any environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors that could materially affect the Mineral Reserve estimate.
(9)Comparison of values may not total due to rounding of numbers and the differences caused by use of averaging methods.

1.5 Mine Design, Optimization and Scheduling
At Pampa Blanca the total amount of Caliche extraction reached in 2023 was 5.0 million tons (Mt). Caliche production for the Long Term (MP) form 2024 through 2030 is to 5.0 Mt per year for period 2024-2029 to finish with 12.0 Mton for last year; a total ore production of 42 Mt with an average iodine grade of 459 ppm and nitrate grade of 6.2%.
The mining procedure at Pampa Blanca involves the following processes:
–Removal of surface layer and overload (between 0.50 to 2.0 m thick).
–Caliche extraction, up to a maximum depth of 6 m, through explosives (drill & blast).

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–Caliche loading, using front-end loaders.
–Transport of the mineral to heap leach, using mining trucks (rigid hopper) of high tonnage (100 to 150 Tones).
–Construction of heap leach to accumulate a total of 0.5 to 1 Mt, with heights of 7 to 15 m and a crown area of 40,000 to 65,000 square meters (m²).
–The physical stability analysis performed by SQM indicates that these heaps are stable for long-term stable, and no slope modification is required for closure.
–Continuous irrigation of heap leach is conducted to complete the leach cycle. The cycle of each heap lasts approximately 400 to 500 days and during this time, heap height decreases by 15% to 20%.
The criteria set by SQM to establish the mining plan correspond to the following:
–Caliche thickness ≥ 2.0 m
–Overburden thickness ≤ 3.0 m
–Barren / Mineral Ratio < 1.5
–Nitrate cut-off grades of 3.0%.
–Unit sales Price for prilled Iodine 42,000 US$/ Ton and a unit total cost of 39.3 US$/Tons (mining, leaching and plant processing).

The caliche will be extracted using the traditional methods of drill & blast.
In Pampa Blanca mine, initial concentration process started with a leaching in situ by means of heaps (leaching pad) irrigated by drip/spray to obtain an iodine and nitrate enriched solution that is sent to treatment plants to obtain the final products.
In heap leaching processes, the total water consumptions range from 0.45 to 0.47 m³/ton of “caliches”.
Leaching process yields are set at around 60% for iodine and 40% for nitrate in ROM heap leaching (material extracted with traditional method drill & blast).
Other mining facilities besides heaps are solutions ponds (brine, blending, intermediate solution -SI-) and water and back-up ponds (brine and intermediate solution). From brine pond, the enriched solutions were sent to the iodide plants via HPDE pipes.
Given the production factors set in mining and leaching processes (60.3% for Iodine and 40.0% for Nitrates that are average values), a total production of 10.67kt of Iodine and 651 kt of nitrate salts for fertilizers is expected for this period (2024- 2030) from lixiviation process to treatment plants.
1.6 Metallurgy and Mineral Processing

1.6.1 Metallurgical Testing Summary
The test work developed is aimed at determining the susceptibility of raw materials to production by means of separation and recovery methods established in the plant, evaluating deleterious elements, to establish mechanisms in the operations and optimize the process to guarantee a recovery that will be intrinsically linked to the mineralogical and chemical characterization, as well as physical and granulometric of the mineral to be treated.
Historically, SQM Nitrates, through its Research and Development area, has conducted tests at plant and/or pilot scale that have allowed improving the knowledge about the recovery process and product quality through chemical oxidation tests, solution cleaning and recently, optimization tests of leaching heap operations, through the prior categorization of the ore to be leached.

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SQM's analysis laboratories located in the city of Antofagasta and the Iris Pilot Plant Laboratory (Nueva Victoria) perform physicochemical, mineralogical, and metallurgical tests. The latter allow to know the behavior of the caliche bed against water leaching and thus support future performance. In addition, the knowledge generated contributes to the selection of the best irrigation strategy to maximize profit and a and the estimation of recovery at industrial scale by means of empirical correlations between the soluble content of caliches and the metallurgical yields of the processes.

1.6.2 Mining and Mineral Processing Summary
The production process begins with mining of “Caliche “ore. The ore is heap-leached to generated iodate & nitrate rich leaching solutions referred to by SQM as “Brines”. The brines are piped to processing plants where the iodate is converted to iodide, which is them processed to obtain pelleted (“Prilled”) iodine.
The operation of the Pampa Blanca mine was suspended in 2010; During the second half of 2022, it reopens, with an initial production of 0.7 Mton charged to leaching batteries during 2022. The Iodate Plant is in operation at the end of March 2023.
The material collected in a "final product" field corresponds to salt harvesting from the "Florencia Solar Evaporation Plant" resulting from an extraction process where waste salts (sodium chloride, magnesium, and sodium sulfates) and high sodium nitrate (NaNO3) salts were separated and harvested. The high sulfate salts are used in the impurity abatement system where they allow an increase in nitrate recovery in the evaporation ponds process.
The surface area authorized for mining at Pampa Blanca is 41,584 ha; caliche extraction at Pampa Blanca is 5 million tons per year (Mtpy).
1.7 Capital and Operating Costs
This section contains forward-looking information related to capital and operating cost estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projection in the forward-looking information include any significant differences from one or more of the materials factors or assumptions that were set forth in this section including prevailing economic conditions continue such that projected capital costs, labor and equipment productivity levels and that contingency is sufficient to account for changes in material factors or assumptions.
The annual production estimates were used to determine annual estimates of capital and operating costs. All cost estimates were in 2023 USD. Annual operating costs were based on historical operating costs, material movements and estimated unit costs provided for SQM. These including mining, leaching, iodine and nitrate production. Ore capital costs included working capital and closure costs. Annual total operating cost of 10.9 USD/ Ton caliche to 11.5 USD/Ton of caliche, with an average total operating cost of 11.3 USD/ Ton of caliche over the Long Term (MP).

1.8 Economic Analysis
This section contains forward-looking information related to economic analysis for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projection in the forward-looking information include any significant differences from one or more of the materials factors or assumptions that were set forth in this sub section including estimated capital and operating costs, project schedule and approvals timing, availability of funding, projected commodities markets and prices.
All costs were assumed in 2023 USD.
For the economic analysis a Discounted Cashflow (DCF) model was development.
An iodine sales price of 42,000 USD/Ton and a nitrate salt for fertilizer price of 323 USD/Ton was used in the discounted cashflow. The imputed nitrate salts for fertilizer price of 323 USD/Ton were estimated based on average price for finished fertilizer products sold at Coya Sur of 820 USD/Ton, less 497 USD/Ton for production cost at Coya Sur.

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QP believes these prices reasonably reflect current market prices and are reasonable to use as sales prices for the economic analysis for this Study.
The discounted cashflow establishes that the Mineral Reserves estimate provided in this report are economically viable. The base case NPV7 is estimated to be USD 53 Million. The Net Present Value for this study is most sensitive to operating cost and sales prices of both iodine and nitrates.
QP considers the accuracy and contingency of cost estimates to be well within a Prefeasibility Study (PFS) standard and enough for the economic analysis supporting the Mineral Reserve estimated for SQM.

1.9 Conclusions and Recommendations
Marco Fazzi QP of Mineral Resources and Mineral Reserves concludes that the work done in the review of this TRS includes adequate details and information to declare the Mineral Reserves. In relation to the resource treatment processes, the conclusion of the responsible QP, Gino Slanzi, is that appropriate work practices and equipment, design methods and processing equipment selection criteria have been used. In addition, the company has developed new processes that have continuously and systematically optimized its operations.
Some recommendations are given in the following areas:
–Continue with the improvements for the Qa-Qc program to integrate it to Acquire System manages to align with the best practices of the industry, facilitating with this a more robust quality control.
–It is considered important to evaluate the leachable material through heap leaching simulation, which allows the construction of a conceptual model of caliche leaching with a view to secondary processing of the riprap to increase the overall recovery . It is recommended to continue with the research work of the geometallurgical model to determine the real recovery to the increase of water.
–Environmental issues include leachate or acid water management, air emissions management, tailings dump management, and leachate riprap.

All the above recommendations are considered within the declared CAPEX/OPEX and do not imply additional costs for their execution.

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2INTRODUCTION
This Technical Summary Report (TRS) was prepared by SQM's team of professionals and external advisors for Sociedad Química y Minera de Chile (SQM), in accordance with the requirements of Regulation SK, Subpart 1300 of the United States Securities Exchange Commission (SEC), hereinafter referred to as SK 1300.

2.1 Terms of Reference and Purpose of the Report
At Pampa Blanca SQM produces nitrate salts (sodium nitrate and potassium nitrate) and iodine, by heap leaching and evaporation. The effective date of this TRS report is December 31, 2023.
This TRS uses English spelling and Metric units of measure. Grades are presented in weight percent (wt.%). Costs are presented in constant US Dollars as of December 31, 2023.
Except where noted, coordinates in this TRS are presented in metric units using the World Geodesic Reference System (PSAD) 1956 Universal Transverse Mercator (UTM) ZONE 19 South (19S).
The purpose of this TRS is to report Mineral Resources and Mineral Reserves for SQM’s Pampa Blanca operation.

2.2 Source of Data and Information
This TRS is based on information from SQM and public domain data. All information is cited throughout this document and is listed in the final "References" section at the end of this report. Table 2-1 provides the abbreviations (abbv.) and acronyms used in this TRS.

Acronym/Abbv.	Definition
minute
'	second
%	percent
°	degrees
°C	degrees Celsius
100T	100 truncated grid
AA	Atomic absorption
AAA	Andes Analytical Assay
AFA	weakly acidic water
AFN	Feble Neutral Water
Ajay	Ajay Chemicals Inc.
AS	Auxiliary Station
ASG	Ajay-SQM Group
BF	Brine Feble
BFN	Neutral Brine Feble
BWn	abundant cloudiness
CIM	Centro de Investigación Minera y Metalúrgica

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Acronym/Abbv.	Definition
cm	centimeter
CM	continuous miner
CU	Water consumption
COM	Mining Operations Center
CSP	Concentrated solar power
CONAF	National Forestry Development Corporation
DDH	diamond drill hole
DGA	General Directorate of Water
DTH	down-the-hole
EB 1	Pumping Station No. 1
EB2	Pumping Station No. 2
EIA	environmental impact statement
EW	east-west
FC	financial cost
FNW	feble neutral water
g	gram
G	gravity
GU	geological unit
g/cc	grams per centimeter
g/mL	grams per milliliter
g/ton	grams per ton
g/L	grams per liter
GPS	global positioning system
h	hour
ha	hectare
ha/y	hectares per year
HDPE	High-density Polyethylene
ICH	industrial chemicals
ICP	inductively coupled plasma
ISO	International Organization for Standardization
kg	kilogram
kh	horizontal seismic coefficient
kg/m3	kilogram per cubic meter
km	kilometer
kv	vertical seismic coefficient
kN/m3	kilonewton per cubic meter
km2	square kilometer
kPa	Kilopascal
kt	kilotonne
ktpd	thousand tons per day
ktpy	kilotonne per year

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Acronym/Abbv.	Definition
kUSD	thousand USD
kV	kilovolt
kVa	kilovolt-amperes
L/h-m2	liters per hour square meter
L/m2 /d	liters per square meter per day
L/s	liters per second
LR	Leaching rate
LCD/LED	liquid crystal displays/light-emitting diode
LCY	Caliche and Iodine Laboratories
LdTE	medium voltage electrical transmission line
LIMS	Laboratory Information Management System
LOM	life-of-mine
m	meter
M&A	mergers and acquisitions
m/km2	meters per square kilometer
m/s	meters per second
m2	square meter
m3	cubic meter
m3 /d	cubic meter per day
m3 /h	cubic meter per hour
m3 /ton	cubic meter per ton
masl	meters above sea level
mbgl	meter below ground level
mbsl	meters below sea level
mm	millimeter
mm/y	millimeters per year
Mpa	megapascal
Mt	million ton
Mtpy	million tons per year
MW	megawatt
MWh/y	Megawatt hour per year
NNE	north-northeast
NNW	north-northwest
NPV	net present value
NS	north south
O3	ozone
ORP	oxidation reduction potential
PLS	pregnant leach solution
PMA	particle mineral analysis
ppbv	parts per billion volume
ppm	parts per million

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Acronym/Abbv.	Definition
PVC	Polyvinyl chloride
QA	Quality assurance
QA/QC	Quality Assurance/Quality Control
QC	Quality control
QP	Qualified Person
RC	reverse circulation
RCA	environmental qualification resolution
RMR	Rock Mass Rating
ROM	run-of-mine
RPM	revolutions per minute
RQD	rock quality index
SG	Specific gravity
SEC	Securities Exchange Commission of the United States
SSE	South-southeast
SEIA	Environmental Impact Assessment System
MMA	Ministry of Environment
SMA	Environmental Superintendency
SNIFA	National Environmental Qualification Information System (SMA online System)
PSA	Environmental Following Plan (Plan de Seguimiento Ambiental)
SEM	Terrain Leveler Surface Excavation Machine
SFF	specialty field fertilizer
SI	intermediate solution
SING	Norte Grande Interconnected System
S-K 1300	Subpart 1300 of the Securities Exchange Commission of the United States
SM	salt matrix
SPM	sedimentable particulate matter
Sr	relief value, or maximum elevation difference in an area of 1 km²
SS	soluble salt
SX	solvent extraction
t	ton
TR	Irrigation rate
TAS	sewage treatment plant
TEA project	Tente en el Aire Project
tpy	tons per year
t/m3	tons per cubic meter
tpd	tons per day
TRS	Technical Report Summary
ug/m3	microgram per cubic meter
USD	United States Dollars
USD/kg	United States Dollars per kilogram
USD/ton	United States Dollars per ton

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Acronym/Abbv.	Definition
UTM	Universal Transverse Mercator
UV	ultraviolet
VEC	Voluntary Environmental Commitments
WGS	World Geodetic System
WSF	Water soluble fertilizer
wt.%	weight percent
XRD	X-Ray diffraction
XRF	X-ray fluorescence

2.3 Details of Inspection
The most recent site visit dates for each Qualified Person (QP) are listed in Table 2-1:

Table 2-1. Summary of site visits made by QPs to Pampa Blanca in support of TRS Review
During the site visits to the Pampa Blanca Property, the QPs, accompanied by SQM technical staffs:
–Visited the mineral deposit (caliche) areas.
–Inspected drilling operations and reviewed sampling protocols.
–Reviewed core samples and drill holes logs.
–Assessed access to future drilling locations.
–Viewed the process though mining, heap leaching.
–Reviewed and collated data and information with SQM personnel for inclusion in the TRS.

2.4 Previous Reports on Project
Technical Report Summary prepared by WSP Consulting Chile (WSP), March 2022.
Technical Report Summary prepared by SQM S.A, March 2023.

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3DESCRIPTION AND LOCATION

3.1 Location
The Project is located in Antofagasta Region, Sierra Gorda commune, approximately 100 km northeast of the city of Antofagasta and 25 km northeast of the town of Baquedano (SQM, 2019). The property is located between the UTM coordinates (WGS 84, zone 19S) 430,000 E - 7,460,000 N and 430,000 E - 7,400,000 N.
Figure 3-1. General Location Map

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3.2 Area of the Property
The total area of the mine site is approximately 104.41 Km2, with a total of 53 mining properties (2023).

3.3 Mineral Titles, Claims, Rights, Leases and Options
SQM currently has 4 mineral properties located in the north of Chile, in the First Region of Tarapacá (I) and Second Region of Antofagasta (II). These are the Nueva Victoria, María Elena, Pedro de Valdivia and Pampa Blanca properties. All properties cover a combined area of approximately 289,781 ha and has been make prospecting grid resolution of 400 x 400 m or finer.
The Pampa Blanca Property covers an area of approximately 75,802 hectares and comprised of 53 mining properties table 3-1.
Table 3-1. Total Number of Mining Properties to Pampa Blanca Site.

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3.4 Mineral Rights
SQM owns mineral exploration rights over 1,538,919 ha of land in the I and II Regions of northern Chile and is currently exploiting the mineral resources over less of 1% of this area (as of Dec 2023).

3.5 Environmental Impacts and Permitting
The Plant has the following environmental authorizations, whose approval is detailed in the corresponding Environmental Qualification Resolution (RCA) issued by the authority (Environmental Evaluation Service "SEA")
–Environmental Qualification Resolution No. 021/1999 approves the Environmental Impact Assessment (EIA) "Florencia Solar Evaporation Plant".
–Environmental Qualification Resolution No. 232/2009 approves the Environmental Impact Statement (EIS) "New Pampa Blanca Salt Disposal Plant".
–Environmental Qualification Resolution No. 278/2010 approves the EIA "Pampa Blanca Mine Zone".
–Environmental Qualification Resolution No. 319/2013 approves EIA "Pampa Blanca Expansion" (this project has not been executed to date; this request is not considered).
On the other hand, the Exempt Resolutions issued by the National Geology and Mining Service (SERNAGEOMIN) associated with the site correspond to:
–Exempt Resolution N°821/2009 authorizing Pampa Blanca Closure Plan.
–Exempt Resolution N°368/2010 authorizing the Temporary Closure of Pampa Blanca.
–Exempt Resolution N°1346/2012 authorizing the extension of the Temporary Closure, Pampa Blanca Closure Plan.
–Exempt Resolution N°1424/2015 that approves the project (Valorization) of the Closure Plan of the Pampa Blanca Mining Plant.
–Exempt Resolution N°2873/2017 that favorably qualifies the guarantee accumulated to 2017 of the projects of valorization of the Closure Plan of the Mining Mine "Pampa Blanca".
–Exempt Resolution N°802/2019 that approves the project Temporary Closure Plan for the Pampa Blanca Mine.

3.6 Other Significant Factors and Risks
SQM’s operations are subject to certain risk factors that may affect the business, financial conditions, cash flow, or SQM’s operational results.
The factors or risks are described below:
–The risk of obtaining final environmental approvals from the necessary authorities promptly. Sometimes, obtaining permits can cause significant delays in the execution and implementation of new projects.
– Risks related to be a company based in Chile; potential political risks as well as changes to the Chilean Constitution and legislation that could conceivably affect development plans, production levels, royalties and other costs.
–Risks related to financial markets.

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3.7 Royalties and Agreements
Apart from paying standard mineral royalties to the Government of Chile, in compliance with the Chilean Royalty Law, SQM has no obligations to any third party in respect of payments related to licenses, franchises or royalties for its Pampa Blanca Property.
4ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
This section of the TRS provides a summary of the physical setting of the Pampa Blanca Property, access to the property and relevant civil infrastructure.

4.1 Topography

Sierra Gorda is located at an average elevation of 1.100 msn, it is geographically located in the Atacama Desert, which extends over a semi-plain between the east of the pre-Andean foothills and the eastern slopes of the coastal mountain range (SQM, 2019).
In addition, considering as relief (Sr) represents the rugosity of the landscape within a unit area, the Sr factor is defined as the maximum difference in elevation in an area of 1 km² (Table 4-1).
Table 4-1. Relative Slope value Rr, its classification and resulting value factor Sr.
Figure 4-1 shows that the study area has slopes ranging from 0 to 39°. Although most of the area is almost flat (Figure 4-1), the lower slopes represent a low relief factor, close to 4 and 9 degrees, especially in the property area. The steepest slopes are seen in the western sector, close to the coast, due to the coastal escarpment.
Due to the extreme natural and anthropogenic intervention characteristics of the study area, the area lacks the presence of flora communities or wildlife populations and is not an area with potential for the establishment and development of flora and fauna communities, except in some sectors with the presence of brackish groundwater where it would be possible to observe the species Tessaria absinthioides (Soroma or Brea), but this was not recorded in the project area (SQM, 2019).

TRS Pampa Blanca 2023	Pag. 26

Figure 4-1. Slope parameter map Sr and elevation profile trace AA"

PACIFIC OCEAN
N
A
A'
7450000
7425000
7400000
Legend
Cross-section
Mining property
Degrees (°)
Very Low
Low
Moderate
Medium
High
Very High
0
6
12
18
Km
1:650.000

TRS Pampa Blanca 2023	Pag. 27

4.2 Vegetation
The Pampa Blanca Property is a desert landscape devoid of vegetation cover.

4.3 Accessibility and Transportation to the Property
At Pampa Blanca, the Company operates mining operations located 100 kilometers northeast of Antofagasta. There is access by plane from the Andrés Sabella airport, located in Antofagasta, and then the Ruta 5 Norte highway in the town of Sierra Gorda.
4.4 Climate and Length of Operating Season
The area is predominantly a normal desert climate, with clear skies almost all year round, low rainfall, minimum atmospheric humidity levels, and significant daily temperature fluctuations. The average rainfall in the area is 1 mm per year and occurs mainly in the winter months. Intense precipitation does not exceed 10 mm, with years without precipitation most frequent. The average annual temperature is around 18° C with a seasonal amplitude of 7° and an average daily amplitude of 20°C in the winter months and 15° in the summer months. Regarding evaporation, the annual average is 8 mm/day with a fluctuation between 4.5 mm/day in the winter months and 12.5 mm/day in the summer months.
Winds in a predominantly westerly direction are present in the area, although with daily variations. Wind speeds average between 20 - 25 km/h, with the highest speeds occurring around 14:00 hours with figures in the order of 30 km/h (eventually generating gusts of up to 50 km/h), and the lowest speeds during the morning, around 8:00 hours between 10 to 15 km/h. No accentuated changes are observed throughout the year' s seasons.
4.5 Infrastructure Availability and Sources
In the Pampa Blanca mining area and, the following facilities and infrastructures can be found.
–Caliche mining areas.
– Industrial water supply.
–Heap leaching operation.
–Mine Operation Centers (COM): Ponds for brine accumulation (poor solution, intermediate and rich solution ponds), recirculated feble brine ponds, industrial water ponds, and their respective pumping and impulsion systems.
–Iodide plant: includes furnaces for SO2 generation, absorption towers with their respective tanks, gas scrubbing system, solvent extraction plants (SX) and their respective tanks, and brine wells with their pump systems.
–Evaporation Ponds: includes neutralization plant and solar evaporation ponds.
–Auxiliary facilities: staff offices and facilities, Reverse Osmosis Plant, and TAS plant.
–Ancillary facilities: offices, warehouses, temporary waste storage yard, among others.
Water rights for the supply of surface and groundwater exist near production facilities. The main water sources for nitrate and iodine facilities in Pedro de Valdivia, Pampa Blanca and Coya Sur were the Loa and Salvador rivers that run near the production facilities. currently the water used in the operation is purchased from Aguas Antofagasta
There are external suppliers to provide industrial water supply. Water is extracted, pumped and transported through a network of pipes, pumping stations and power lines that allow industrial water where it is required.

TRS Pampa Blanca 2023	Pag. 28

5HISTORY
Commercial exploitation of caliche mineral deposits in northern Chile began in 1830's when sodium nitrate was extracted from the mineral for use in explosives and fertilizers production. By the end nineteenth century, nitrate production had become Chile's leading industry, and, with it, Chile became a world leader in nitrates production and supply. This boom brought a surge of direct foreign investment and the development of the Nitrate “Offices” or “Oficinas Salitreras” as they were called.
Synthetic nitrates' commercial development in 1920´s and global economic depression in l930´s caused a serious contraction of the Chilean nitrate business, which did not recover in any significant way until shortly after World War II. Post-war, widely expanded commercial production of synthetic nitrates resulted in a further contraction in Chile's natural nitrate industry, which continued to operate at depressed levels into their 1960´s.
Numerous companies operated in this sector during the first decades of the 20th century, including the Oficina Salitrera Chacabuco, located in the central canton of Antofagasta and built between 1920 and 1924, which ceased operations in 1940. Its owners were Anglo Nitrate Company Ltd. and later Anglo Lautaro Nitrate Company. In 1968 the latter company sold the office to Sociedad Química y Minera de Chile, and in 1971 it was declared a National Monument to preserve the testimony of what was the industrial development of nitrate in Chile.
SQM has worked on waste material from previous operations since 1987, and in 1997 began extracting ore in situ. The ore from Pampa Blanca, at that time, was transported in trucks to the leaching piles to obtain iodine and nitrate. In February 2010, mining operations in Pampa Blanca were stopped, with the subsequent temporary closure of the mine, until its reopening in the second half of 2022.

6GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1 Regional Geological Setting
In Chile, the nitrate-iodine deposits are in the intermediate basin, limited to the east by the Coastal Range (representing the Jurassic magmatic arc) and the Precordillera (associated to the magmatic activity originating from the mega Cu-Au deposits in northern Chile), generating a natural barrier for their deposition and concentration.
The salt and nitrate deposits of northern Chile occur in all topographic positions from hilltops and ridges to the centers of broad valleys (Ericksen, 1981). They are hosted in rocks of different ages and present very varied lithologies; however, a distinctive feature is that they are always related in some way to a key unit known as the Saline Clastic Series (CSS Late Oligocene to Neogene). The CSS comprises mainly siliciclastic and volcanoclastic sandstones and conglomerates produced by erosion and re-sedimentation of pre-existing rocks of the Late Cretaceous-Eocene volcanic arc. This key stratigraphic unit includes rocks deposited under a range of sedimentary environments including fluvial, eolian, lacustrine, and alluvial, but all were developed primarily under arid conditions. The upper parts of CSS include lacustrine and evaporitic rocks composed mainly of sulfates and chlorides. The outcrop of CSS always lies to the west of the ancient Late Cretaceous-Eocene volcanic arc, covering the present-day topography (Chong et al., 2007).

TRS Pampa Blanca 2023	Pag. 29

Figure 6-1. Geomorphological scheme of saline deposits in northern Chile.

W
Coastal Range
Intermediate Depression
Precordillera
Preandean basins
Andean Range (Altiplano)
E
Coastal Mist "camanchaca"
Salt flats of the Coastal Range
Nitrate deposits
Salt flats of the Intermediate Depression
Preandean salt flats
Salt flat and Andean Lagoons
Nitrate
Na y K
Iodine
Na2SC4
Bellavista salt flat
Na2SC4
NaCl
Atacama salt flat
Borates
Li and K chloride
Surire salt flat
Borates

Note: Nitrate deposits are restricted to the eastern edge of the Coastal Range and in the Central Basin (Taken from Gajardo, A & Carrasco, R. (2010). Salares del Norte de Chile: Potential Lithium Source. SERNAGEOMIN, Chile).
Most of the nitrate deposits in Chile are found in the provinces of Tarapacá and Antofagasta, with more northerly occurrences in Tarapacá largely restricted to a narrow band along the eastern side of the Coastal Range; while, to the south they extended extensively not only in the Coastal Range, but also in the Central Valley and the Andean Front (Garret, 1983). Extremely rare minerals are present in this type of deposits, among which we find nitrates, nitrate-sulphates, chlorides, perchlorates, iodates, borates, carbonates and chromates. The mineralization occurs as veins or impregnations filling pores, cavities, desiccation polygons and fractures of unconsolidated sedimentary deposits; or as a massive deposit forming a consolidated to semi-consolidated cement as extensive uniform mantles cementing the regolith, called caliche.
In this region are recognized 5 morpho structural units of N-S direction. (Perez, 2013). (Figure 6-2) In the extreme west is the Coastal Cordillera, with elevations between 1,500 and 2,000 m.s.n.m. where Middle Jurassic to Early Cretaceous intrusive and volcano-sedimentary rocks outcrop and are cut by the Atacama Fault Zone. To the east, the Central Depression with an altitude of 1,000 to 1,200 m.s.n.m, where the nitrate deposits are found, is filled mainly with Neogene alluvial deposits and Meso-Cenozoic volcano sedimentary rocks. Bordering the Central Depression to the east is the Precordillera relief, which rises to 3,000 to 4,000 m.s.n.m., and where metamorphic and intrusive Paleozoic rocks outcrop and Mesozoic marine sedimentary rocks, thanks to the Domeyko Fault System. The Western Cordillera contains the current volcanic zone and reaches heights of over 6,000 m. in the volcanic edifices, marking the western limit of the Andes the western limit of the Andes Mountains. Finally, to the east, we find the Altiplano-Puna plateau zone, where the Precambrian basalt Puna plateau, where Precambrian to Paleozoic basement is extensively covered by Neogene to Quaternary volcanic deposits. Neogene to Quaternary volcanic deposits (Kay and Coira, 2009).
Figure 6-2. a) Current Climatic Zones in the western margin of South America (Hartley and Chong, 2002). b) Morpho structural domains according to Hartley et al.(2005). AFS: Atacama Fault System. DFS: Domeyko

TRS Pampa Blanca 2023	Pag. 30

Fault System. c) SRTM 90 digital elevation model and nit

18°S
71°W
69°W
PERÚ
30
20
10
0
J
J
D
Tacna
18 mm/yr
550 m asl
BOLIVIA
20°S
30
20
10
0
J
J
D
Iquique
2 mm/yr
10 m asl
Tarapacá District
Tocopilla District
CHILE
22°S
Baquedano District
30
20
10
0
J
J
D
Antofagasta
5 mm/yr
30 m asl
Aguas Blancas District
24°S
ARGENTINA
(c)

18°S
20°S
22°S
24°S
71°W
69°W
PACIFIC
OCEAN
Altiplano
Precordillera
Western Cordillera
Central Depression
Coastal Cordillera
PERÚ- CHILE TRENCH
DFS
AFS
Salar Atacama
Puna
(b)

80°W
70°W
10°S
20°S
30°S
PERÚ
BOLIVIA
ATACAMA
ARGENTINA
CHILE
Aridity
hyperarid
arid
semiarid
subhumid
0
500
km
(a)

Figure 6-3 shows a map with the geology of each of the morphostructural domains.

22°S
Tocopilla
70°W
69°W
68°W
67°
Calama
BOLIVIA
23°S
Sierra
Gorda
AFS
ACL
DFS
Salar de
Atacama
Antofagasta
24°S
Aguas
Blancas
ARGENTINA
0 25 50 75 100
Kilometers

TRS Pampa Blanca 2023	Pag. 31

Figure 6-3. Simplified Geologic map. Modified from Marinovic et al. (1995), Marinovic and García (1999), Geologic Map of Chile, 2003

The Atacama Desert forms a large part of the Hyperarid portion of the most important desert in western South America, the Peru-Chile Desert. The hyperaridity is due to the scarcity of precipitation in the area, which does not exceed 10 mm/year (Vargas et al., 2006; Garreaud et al., 2010). Due to the above, in the Atacama Desert there are very low erosion rates (Nishizumi et al., 1998), which has favored the accumulation and preservation of diverse and highly soluble minerals in the soil and in the nitrate crust beneath it.
The nitrate deposits of Atacama are also singular due to the presence of unusual, oxidized components such as iodates, chromates, and perchlorates, hosted by a complex mineral bed ~0,2 to 3,0 m thick composed of nitrates, sulfates, and chlorides.

TRS Pampa Blanca 2023	Pag. 32

6.2 Local Geology
The Nitrate - Iodine deposits located in the sector called Pampa Blanca are immersed in an alluvial fan sedimentary environment. The mineralization is associated with clastic sedimentary rocks (conglomerate sequences, conglomerate breccias, brecciated conglomerates and sandstones) and in lesser occurrence with volcanic rocks. The mineralization is found in the form of vein lets in volcanic rocks and as cement in sedimentary rock.
The main structure affecting the sector corresponds to two main systems of NS and NW - SE orientations respectively. These systems generate a tectonically uplifted basin which hosts the deposit. Likewise, the structures affect the morphology of the sector contributing to the formation of deep creeks and controlling the drainage networks.
The lithological units are described below (Figure 6-4):
Azabache Formation (TT)
The outcrops of this formation are constituted by a sequence of lavas of intermediate to acid composition; mainly formed by andesites, lithics tuffs and rhyolites.
Salar De Navidad Strata (PZ)
This name has been given to a sequence of meta-sedimentary rocks made up of quartzifer continental sediments, shales, siltstones and slates. This unit is assigned to the Paleozoic and outcrops in reliefs located south of the Mar Muerto Salt Lake.
La Negra Formation (JV)
These units are widely distributed throughout the Central Depression, constituting the ridges and island hills that interrupt the monotony of the saline sedimentary fills.
The stratigraphic sequence corresponds to porphyritic and aphanitic andesitic lavas of continental origin, with intercalations of breccias and coarse-grained sandstones and some tuffaceous levels that separate the stratifications of the andesitic lavas. This formation has been assigned a Middle to Upper Jurassic age.
Rencoret Strata (JS Inf)
Formation composed of a sequence of marine limestones, conglomerates, sandstones and calcareous shales, assigned to the Lower Jurassic age, it is found outcropping in the eastern sector of Pampa Algorta.
Sierra El Cobre Formation (JS Sup)
Formation constituted by a sequence of marine limestones, conglomerates, sandstones and calcareous shales, assigned to the Lower Jurassic age, intercalated with transitional sedimentary episodes. It is found outcropping in the eastern sector of the coastal mountain range, and in the eastern portion of the San Cristobal valley.
Augusta Victoria Formation (KV)
Sequence of andesitic lava flows, volcanic breccias at the base and ignimbrites in the upper part, assigned to a Middle Cretaceous age. It is found irregularly as outcrops in most of the Pampa Blanca and Ampliación sectors.
Caleta Coloso Formation (K Inf)
Continental sedimentary sequence consisting of a finely stratified group of sandstones, arkoses, fine breccias and conglomerates. It is characterized by the lenticulosity of its strata and frequent lenses of sandstones with cross stratification and conglomerates. It is located in the intermediate terraces and basins along the central depression.

TRS Pampa Blanca 2023	Pag. 33

El Way Formation (K Sup)
Marine sedimentary sequence consisting of a finely stratified group of calcareous sandstones, fossiliferous limestones, fine breccias and conglomerates. It is characterized by the lenticulosity of its strata and frequent lenses of cross-stratified sandstones and conglomerates. It is located in the intermediate terraces and basins along the central depression focused on the southern end of the area.
Intrusive Rocks
Correspond to dacites, latites, granites and diorites assigned from the Paleozoic to the Tertiary, they outcrop in isolation within the Central Depression, their major occurrence is observed in the reliefs of the Coastal Range and the Intermediate Range to the west and east of the central basin.
Unconsolidated Sedimentary Deposits
The unconsolidated sedimentary units or deposits correspond to important alluvial, alluvial-colluvial, saline and lacustrine deposits, generated by large pluvial events that occurred in the Tertiary and Pleistocene. These sedimentary filling units occupy a large part of the Central Depression area, currently forming the erosion level of the filling depression or basin in a gently undulating topography and where its depressions present saline accumulations.
The constituent materials of these deposits correspond essentially to muds and heterogeneous accumulations of gravels, sands, silts and clays that coexist with the current alluvial deposits of the ephemeral drainages developed in the basin.

TRS Pampa Blanca 2023	Pag. 34

E-360.000
E-380.000
E-400.000
E-420.000
E-440.000
E-460.000
MEJILLONES
ALGORTA
PB SECTOR 2
FLORENCIA SECTOR 4
PB SECTOR 1
PAMPA BLANCA SECTOR 5
SALAR PAMPA BLANCA
AMPLIACION PAMPA BLANCA
BLANCO ENCALADA
SIERRA MIRANDA
BAQUEDANO
EUGENIA
BAQUEDANO
RUTA B-385
QUEBRADA SAN CRISTOBAL
RUTA B-400
SAN CRISTOBAL
SALAR DEL CARMEN
ANTOFAGASTA
RUTA N-26
SQM
CARBONATO DE LITIO
SALAR DE NAVIDAD
SALAR DE MAR MUERTO
RUTA B-475
N-7.440.000
N-7.420.000
N-7.400.000
N-7.380.000

Figure 6-4. Geological map at Pampa Blanca. Internal Document SQM

TRS Pampa Blanca 2023	Pag. 35

LEYENDA GEOLOGICA
Rocas Sedimentarias
Rocas Volcánicas
Rocas Intrusivas
Rocas Metamórficas
DISCORDANCIA DE EROSION
DISCORDANCIA ANGULAR
CENOZOICO
MESOZOICO
PALEOZOICO
CUATERNARIO
TERCIARIO
CRETACICO
JURASICO
HOLOCENO
PLEISTOCENO

TRS Pampa Blanca 2023	Pag. 36

6.3 Property Geology
Through the collection of geological information by logging of drill holes and surface mapping, five stratified subunits have been identified within the Quaternary Unit (Qcp) (Units A to E). (Figure 6-3). These units correspond to sediments and sedimentary rocks that host the non-metallic or industrial ores of interest, i.e., iodine and nitrate. Each of the units is described below.
Unit A:
It is located in the upper part of the profile, and corresponds to a sulfated soil or petrogypsic saline - detrital horizon of light brown color, with an average thickness of approximately 40 cm. It consists mainly of sand and silt-sized grains, and to a lesser extent gravel-sized clast, which together define a well-cemented sulfate horizon at depth, while on the surface it is porous and friable as a result of weathering and leaching of the more soluble components, which generates a cover of fine and massive sediments approximately 20 cm thick, known as "chuca" or "chusca". This unit is characterized by exposing vertical cracks, which may or may not be filled.
Unit B:
It is located below unit A and corresponds to a light brown detrital sulfate soil formed by anhydrite nodules immersed in a medium to coarse sand matrix. It reaches variable thicknesses between 0.5 to 1.0 m. It is characterized by the presence of detrital-saline dikes, which are also exposed in the underlying units. This unit loses continuity in the horizontal.
Unit C:
It is under unit B and corresponds to a massive sedimentary deposit of fine to medium sandstones, dark brown in color with intercalations of thicker breccia-type sediments. The thickness of this unit is variable, identifying strata from 0.5 to 2.0 m thick approximately. The sandstones are well consolidated and cemented by salts (sulfates, chlorides and nitrates). The salts, in addition to cementing the deposit, occur as enveloping clasts, filling cavities and as saline aggregates resulting from saline efflorescence.
Unit D:
Located below unit C, it corresponds to a massive sedimentary deposit of dark brown polymictic breccias with matrix supported sedimentary fabric. The thickness varies between 1 to 5 meters approximately, the clasts are angular to sub rounded with sizes ranging from 2 mm to 8 cm, Lithologically consisting of fragments of porphyritic andesites, amygdaloid andesites, intrusive and highly altered lithics, while the matrix consists of medium to coarse sand-sized grains. The breccia is well consolidated and cemented by salts (sulfates, chlorides and nitrates). The salts, besides cementing the deposit, occur as enveloping clasts, filling cavities and as saline aggregates resulting from saline efflorescence.
Unit E:
Similar to unit D, except for the sedimentary fabric and structure, unit E consists of a sedimentary deposit of dark brown polymictic conglomerate breccias with clastic supported sedimentary fabric and diffuse horizontal stratification, the clasts are sub rounded , Their granulometry varies considerably increasing the size of the clasts finding sizes greater than 10 cm and lithologically correspond to fragments of porphyritic andesites, intensely epidotized and chloritized porphyritic andesites, fragments of indeterminate altered intrusive rocks and lithics with abundant iron oxide. The deposit is highly consolidated by salts, which are observed as cement, enveloping clasts, filling cavities and as aggregates or accumulations of salts formed by saline efflorescence.
Unit F:
Corresponds to the igneous basement of the sedimentary sequence; in Pampa Blanca this corresponds mainly to Cretaceous volcanic rocks, andesitic to dioritic lavas, and granitic igneous bodies. The basement is scarcely mineralized; restricted to sectors where it is fractured, mineralization is found as fracture fillings.

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Figure 6-5. Stratified Units of The Superficial Unit Qcp in Pampa Blanca

A
B
C
D
0m
1m
2m
L A G

A: Upper level of sulfate Sediments “Chusca”, variable thickness 0.5 – 0.9 m.

B: Anhydrite crust level immersed in fine sand matrix. Thickness level 0.5 – 1.0 m.

C: Level of highly mineralized fine sand matrix. The thickness of this unit varies between 1.0 – 1.5 m.

D: Level of fine to medium breccias that grade in depth to conglomerate breccias. This unit is mineralized. The thickness of this unit varies between 1.0 – 3.0 m.

TRS Pampa Blanca 2023	Pag. 38

6.3.1 Pampa Blanca
The Pampa Blanca sector is part of an extensive sedimentary basin filled by a sequence of sandstones, breccias and conglomerates. The sector is affected by structures that shaped the landscape generating a morphology of raised and depressed blocks.
The sector has 3 main systems identified
•Northeast - North South;
•Northeast
•East-West.
The temporality of the deformation indicates an activity of these systems after the formation of the deposit. The activity of the faults in the sector, as well as the subsequent action of surface runoffs were the main controllers and modelers of the geomorphology of the sector.
The lithology of this sector is constituted by (Figure 6-6)
•Medium Sandstones: Medium-grained rocks of brownish color, cemented by salts, where major clasts of andesites and diorites are observed. The clasts correspond to 10-15% of the rock.
•Matrix Supported Conglomerate Breccia: Matrix supported rocks, polymictic, made up of clasts of andesite and dioritic intrusive; the size of clasts varies between 2 to 4 cm. This unit shows poor sorting, cemented by salts with 25 to 30% of clasts.
•Matrix Supported Brecciated Conglomerate: Matrix supported rocks, polymictic, made up of clasts of andesite, tuffs and dioritic intrusive; the size of clasts varies between 4 to 10 cm. This unit shows a better selection, cemented by salts with 35 to 40% of clasts.
•Clast-Supported Conglomerate: Clast-supported rocks, polymictic, made up of clasts of andesite, tuffs, Fe oxides; silicified; the size of clasts varies between 8 to 30 cm. This unit shows a good selection, cemented by salts with 50 to 60% of clasts.

Figure 6-6. Stratigraphic Column and Stratigraphic Cross Section in Pampa Blanca. typical sequence, formed

TRS Pampa Blanca 2023	Pag. 39

by a Level of Fine Sandstones, Over a Sequence of Conglomerate Breccias and Conglomerates.

The occurrence of mineralization is disseminated in the matrix and in cement. Spatially it corresponds to sub horizontal mineralized mantles reaching average thicknesses of 3.5 meters. Nitrate and iodine grades average 5.0 – 7.0% and 450 - 550 ppm respectively.

6.3.2 Expansion Pampa Blanca
The geomorphology of the area consists of a large central NNE basin 10 km long by 5 km wide, which is affected by drainage in an approximate north-south direction, with waterfalls to the south.
Lithologies are described in a vertical column from top to bottom (Figure 6-7):
•Sun-crusted sandstones: usually associated with structures, the mineralization is in the form of cement in the matrix of these rocks. There are lateral gradations to conglomerate sandstones. This unit has a thickness of 0.3 m to 1.5 m.
•Polymictic breccias: formed by subangular clasts surrounded by sandstones in a generally matrix-supported packing. Where the proportion of clasts is less than the proportion of matrix. the proportion of matrix. Mineralization is found in both matrix and cement. This unit is 0.5 m to 3.0 m thick.

TRS Pampa Blanca 2023	Pag. 40

•Clast-supported to matrix-supported conglomerates: Lithics are generally sub rounded, the clast/matrix ratio is variable between 50% to 70%. Mineralization is found filling the porosity of the rock, in the form of sub horizontal and subvertical fracture fillings and in the form of a film surrounding clasts. Laterally, gradations to conglomerate breccias are recognized. The base of this unit has not been determined.
•Volcanic and intrusive units: oldest rocks in the area constituting the basement, on which the conglomerates are deposited. These units are locally mineralized in some sectors as filler in fractures and porosities of the rocks.

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Figure 6-7. Stratigraphic Column and Stratigraphic Cross Section in the Expansion Pampa Blanca Typical Sequence , formed by a Level of Fine Sandstones, Over a Sequence of Conglomerate Breccias and Conglomerates.

6.3.3 Blanco Encalada
This area is part of an extensive sedimentary basin filled by a sequence of sandstones, breccias and conglomerates. The sector is affected by structures that shaped the landscape generating a morphology of raised and depressed blocks.
The lithologies present in the area from top to bottom are as follows:
•Medium Sandstones: Medium-grained rocks of brownish color, cemented by salts, where major clasts of andesites and diorites are observed. The clasts correspond to 10-15% of the rock.
•Matrix Supported Conglomerate Breccia: Matrix supported rocks, polymictic, made up of clasts of andesite and dioritic intrusive; the size of clasts varies between 2 to 4 cm. This unit shows poor sorting, cemented by salts with 25 to 30% of clasts.
•Matrix Supported Breccia Conglomerate: Matrix supported rocks, polymictic, composed of clasts of andesite, tuffs and dioritic intrusive; the size of clasts varies between 4 to 10 cm.
•Clast-Supported Conglomerate: Clast-supported rocks, polymictic, made up of clasts of andesite, tuffs, Fe oxides; silicified; the size of clasts varies between 8 to 30 cm.

TRS Pampa Blanca 2023	Pag. 42

The occurrence of mineralization is disseminated in the matrix and in cement. Spatially it corresponds to sub horizontal mineralized mantos that reach average thicknesses of 3.0 meters with average Nitrate and Iodine grades of 7.0 – 7.5 % and 400 – 450 ppm respectively.

6.4 Mineralization
Mineralization is concentrated as saline cement in sandstone, breccia and conglomerate units, where the main ore is iodine and nitrate. As a result of geological activity over time (volcanism, weathering, faulting) the deposits can be found in:
Continuous Mantles: Continuous mineralization throughout the stratigraphic level, sandstones and breccias with mineralization in matrix and cement clasts; presenting variable thicknesses between 2.0 to 4.0 meters. An enrichment in nitrate grades is observed at greater thickness, compared to the iodine ore which is diluted at depth. These mantles are cut by the so-called "sand dykes", fractures filled with fine mineralized material, mainly sandstones of high compaction. These structures are observed along the entire mineralized mantle and at the contact between stratification planes.
Thin Salt Crusts and Superficial Caliche ("caliche in the sun"): Discontinuous mineralization, associated to sectors contiguous to saline and/or evaporite deposits. This occurrence generates sectors of high grade and low thickness (0.5 to 1.2 m), associated to fine sandstones of high competence; we can find concentrations over 1,500 ppm of iodine and 20 % of Nitrate.
"Stacked" Caliche: Mineralized caliches immersed in leached sedimentary rocks. This type of occurrence is found in sectors with a high degree of leaching (associated to alluvial fans), which produces a loss of competence of the host rock, generating poor quality mantles with more competent accumulations of mineralized caliches. The thickness of these levels or potatoes is variable, reaching averages of 2.0 m. The grades of these caliches are low, being considered low quality caliches.
The main agents controlling the occurrence of mineralization are the product of geological activity over time:
•Subway and surface runoff (produce vertical and horizontal remobilization of salts, causing zones of mineral concentration within the patches).
•Magmatic activity (through geologic time will continue to contribute hydrothermal solutions that will cause precipitation and remobilization of salts).
•Chemical weathering; mainly by surface waters that through geologic time have produced remobilization of salts, until finding the current deposits.
•Faults / Structures; salt concentrations (Nitratine) have been identified in fracture fillings between sedimentary levels (clastic dikes) and in recent fault scarps. The mineralization associated with structure / faults is massive, high grade and low thickness.
The mineralogical association identified corresponds mainly to soluble sulfates of Na - K, less soluble sulfates of Ca, Chlorides, Nitrates and Iodates.
Within the mineral species of interest, for Nitrates; Nitratine (NaNO3) - KNO3 (Potassium Nitrate); Hectorfloresite, Lautarite, Bruggenite as iodates.
Figure 6-8 presents a summary of the mineralogy of the Pampa Blanca Property. The number of samples included in the database on which the table is based are indicated by the “n = “value in the table header. Pampa Blanca (PB) has a small number of samples with n = 10. An “X” indicates the presence of the mineral in the samples of the sector. In the case of Pampa Blanca, the proportion of the 10 samples analyzed in which the mineral of interest was recorded are indicated as percentage. Currently, mineralogical characterization of DDH witnesses and refining of campaigns in execution continues. The table uses the following color coding to indicate the percentage content by mass of dry sample of each mineral of interest:
–Red fill indicates that the mineral accounts for 10% or greater of the mass of the dry samples.
–Orange fill indicates that the mineral accounts for between 5% and 10% of the mass of the dry samples.

TRS Pampa Blanca 2023	Pag. 43

–Yellow fill indicates that the mineral accounts for between 1% and 5% of the mass of the dry samples.
–An “X” in a cell with no color fill indicates that the mineral of interest accounts for less than 1% of the mass of the dry samples.
Figure 6-8. Mineralogy of Pampa Blanca Caliche.

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6.5 Deposit Types

6.5.1 Genesis of Caliche Deposits
The Hyperarid core of the Atacama Desert experiences negligible precipitation (<2 mm per year) (Figure 6-8). The estimated ages for the onset of hyperaridity range from the Late Paleogene through the Pleistocene, although the exact timing is still debated. Geochronological, sedimentological, and geomorphological evidence point to a long history of semi-arid climate from ~45 Ma (Middle Eocene) to 15 Ma (Middle Miocene), followed by a stepwise aridification. The geological evolution in the zone shows strong feedback between climate and tectonics that is specific to the way that the rapidly uplifting Central Andean convergent margin (Schildgen and Hoke 2018 this issue) experienced pronounced desiccation between ~20 Ma and 10 Ma (i.e. a decrease in precipitation from >200 mm/y down to <20 mm/y). This led to the development of an exclusively endorheic drainage system [an enclosed basin system that receives water but does not have any way for that water to flow out to other bodies of water that is recharged in the High Andes, where increased elevation creates favorable conditions for increased groundwater flow and mineral precipitation towards the Central Valley (Pérez-Fodich et al. 2014).
The sum of these tectonic, climatic, and hydrologic characteristics has shaped, in a singular manner, the supergene metallogenesis of the Atacama Desert. The preservation of these specific supergene deposits is due to the hyperaridity that is the principal factor in this region becoming the world’s greatest producer of commodities such as nitrate, iodine, copper, and lithium (Reich et al, 2018).
Figure 6-9. Maps of the Central Andes of South America (A) Digital Elevation Map with Principal Morphotectonic provinces of the Southern Central Andes labelled. The red rectangle shows the area depicted in Figure 1B. (B) Map of the Nitrate Deposits of the Atacama

Pacific Ocean
70ºW
65ºW
A
Western Cordillera
Altiplano
Eastern Cordillera
20ºS
Central Depression
Coastal Cordillera
Puna
25ºS
Atacama Desert
>2
m/y
<0.1
30ºS
400 km
71ºW
69ºW
B
20ºS
BOLIVIA
7.8 cm/y
Tarapacá District
Nazca Plate
Copper deposits
22ºS
CHILE
Baquedano District
Salar de Atacama (lithium brines)
Aguas Blancas District
24ºS
ARGENTINA

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6.5.2 Local Mineral Deposit
In the Norte Grande region of Chile (18°-27°South Lat.) the presence of salts has a wide distribution in soils, sedimentary sequences, evaporitic basins, underground and surface waters and in dynamic fogs. The majority presence of chlorides, sulfates, carbonates, borates, and other rather unusual salts in Nature such as nitrates, iodates, chromates, dichromats, chlorates and perchlorates are recognized.

7EXPLORATION
Ongoing exploration is conducted by SQM with primary purpose of supporting mine operations and increasing estimated Mineral Resources. The exploration strategy is focused on have preliminary background information on the tonnage and grade of the ore bodies and will be the basis for decision making for the next Recategorization campaigns. Exploration work was completed by mine personnel.
7.1 Surface samples
SQM does not collect surface samples for effect of exploration.
7.2 Topographic Survey
Detailed topographic mapping was created in the different sectors of Pampa Blanca by aerial photography, using an unmanned aircraft operated by remote control, Wingtra One (); equipment with 61 Mega pixels resolution, maximum flight altitude 600 m, flight autonomy 55 minutes. The accuracy in the survey is 5 to 2 cm.
The measurement was contracted to STG since 2015.
Figure 7-1. Wingtra One fixed-wing aircraft

Prior to 2015, the topography survey was done by data measurement profiles every 25 meters; these profiles were done by walking and collecting information from points as the land surveyor made the profile. With this information, the corresponding interpolations were generated to obtain sector surfaces and contour lines.

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7.3 Drilling Methods and Results
The Pampa Blanca geologic and drill hole database included 20,952 holes that represented 125,286 m of drilling. Table 7-1 summarizes the drilling by sector. Figure 7-2 shows the drill hole locations. As for the type of drilling used, it corresponds to RC holes, with a maximum depth of 7 meters. All the Pampa Blanca drilling was done with vertical holes.
Table 7-1. Detail of the Number of Drill Holes and Total Meters Drilled by sector in Pampa Blanca Properties

The standard exploration work procedures as described by SQM are summarized in the following sections. All exploration activities consider the importance of health and safety within all mining activities. The exploration procedures are regularly revised and improved.
The drilling campaigns were carried out according to the resource projection priorities of the Superintendence of Mineral Resources and LP Planning. Subsequently, this prospecting plan was presented to the respective VPs to ratify if they comply with the reserve projections to be planned, if they do not coincide, the prospecting plan is modified.
Drilling at Pampa Blanca were completed with prospecting grids of 400 x 400 m, 200 x 200 m, 100 x 100 m, 100 locked and 50 x 50 m.
The resources measured in Pampa Blanca are reduced to mesh 50; however, the current recategorization 2022 and 2023 to measure resources is being done in M100T.

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Figure 7-2. Pampa Blanca Drill hole location map

E-360.000
E-380.000
E-400.000
E-420.000
E-440.000
E-460.000
N-7.440.000
N-7.420.000
N-7.400.000
N-7.380.000
MEJILLONES
B-262
ALGORTA
PB SECTOR 2
FLORENCIA SECTOR 4
PB SECTOR 1
PAMPA BLANCA SECTOR 5
RUTA N°25
SALAR PAMPA BLANCA
AMPLIACION PAMPA BLANCA
BLANCO ENCALADA
SIERRA MIRANDA
BAQUEDANO
EUGENIA
BAQUEDANO
RUTA B-385
RUTA B-400
QUEBRADA SAN CRISTOBAL
RUTA N°5
SALAR DEL CARMEN
RUTA N°26
ANTOFAGASTA
SQM
CARBONATO DE LITIO
SALAR DE NAVIDAD
SALAR DE MAR MUERTO
RUTA N°28
RUTA B-475
SIMBOLOGÍA
Sectores Sierra Gorda
Sondajes
Línea Alta Tensión
Acueducto
Carretera (Ruta 5)
Camino Secundario
Salar
Gasoducto Norandino
PREPARADO : V.T.R.
DIBUJADO : J.R.H.
REVISADO : M.L.L.
FECHA : Oct 2021
ESCALA : 1 : 500.000
NOM.PLANO:
GERENCIA DE PRODUCCIÓN MINERA y LIXIVIACIÓN
SI. INGENIERÍA & GEOLOGÍA
PLANO UBICACIÓN SONDAJES
FAENA SIERRA GORDA

TRS Pampa Blanca 2023	Pag. 48

Grid > 400 m
Areas that have been recognized and that present some mineralization potential are initially prospected in wide mesh reverse air holes, generally greater than 400 m with variable depths of 6 to 8 m depending on the depth at which the ore is encountered. In consideration of the type of mesh and the fact that the estimations of tonnage and grades are affected in accuracy, this resource is defined as a Hypotheticals and Speculative Resources, exploration target grid > 400 m.
400 m Grid
Once the Inferred sectors with expectations are identified, 400 x 400 m drill hole grids are carried out. In areas of recognized presence of caliche or areas where 400 x 400 m grid drilling is accompanied by localized closer spaced drilling that confirms the continuity of mineralization, the 400m grid drilling provides a reasonable level of confidence and therefore define dimensions, thickness, tonnages and grades of the mineralized bodies, used for defining exploration targets and future development. The information obtained is complemented by surface geology and the definition of geological units. In other cases when there is no reasonable level of confidence the 400 x 400 m drill hole grid will be defined as a Potential Resource.
200 m and 100 m Grid
Subsequently, the potential sectors are redefined, and the 200 x 200 m and 100 x 100 m drill hole grid are carried out, which in this case allows to delimit, with a significant level of confidence, the dimensions, power, tonnage and grades of the mineralized bodies as well as the continuity of the mineralization. At this stage, detailed geology is initiated, the definition of geological units on surface continues to be complemented and sectors are defined to carry out geometallurgical assays. This area is used to estimated Indicated Mineral Resources
100T and 50 m Grid
The 50 x 50 m and 100T ~ 100x50 m drill hole grid allows to delimit with a significant level of confidence (amount of information associated to the drilling grid) the dimensions, powers, tonnages and grades of the mineralized bodies as well as the continuity of the mineralization. The definition of geological units and collect information on geometallurgical assays from the pilot plants depending on the prospecting site is then continued. This area is used to estimate Measured Mineral Resources.
7.3.1 2022 Campaigns.
SQM has an ongoing program of exploration, recategorization and resource evaluation in the areas surrounding the Pampa Blanca mine, which is currently in operation. SQM has performed reconnaissance drilling at 400 m spacing or lower in 18.5% of the area covered by its mining properties over the areas with caliche interest. (Table 7-2 and Table 7-3).
In 2023, a Mineral Resource recategorization project was carried in Pampa Blanca and its surroundings, to have exploitable Mineral Reserves for the development of the Five-Year Plan.
For this purpose, 333 drill holes representing 1,665 m were carried out, at an estimated cost of 115.7 US$/ m; obtaining total salt analysis sample by sample. With this information Pampa Blanca will be recategorized, expecting to obtain resources for 4 Mton.

Table 7-2. Meters Drilled in Campaigns 2023

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Table 7-3. Campaigns Average NaNO3 and I2

7.3.2 Exploration Drill Sample Recovery
Core recovery has been calculated for all RC holes completed to date. In historical campaigns, the recovery was lower due to the type of drilling rig used.
It should be noted that the recoveries are above 80%, a value that fluctuates in direct relation to the degree of competence of the rock to be drilled. Table 7-4 details the recovery percentages by sector in Pampa Blanca.
Table 7-4. Recovery Percentages at Pampa Blanca by Sectors

7.3.3 Exploration Drill Hole Logging
For all the samples drill hole logging was carried out by external and internal personnel, which was done in the field. SQM personnel validated the logs through periodic reviews. Logging procedures used documented protocols. Geology logging recorded information about rock type, mineralogy, alteration and geomechanics
The logging process included the following steps:
–Measurement of the “destace” and drill hole using a tool graduated in cm.
–Mapping of cutting (RC) and/or drill hole cores (DDH), defining their color, lithology, type and intensity of alteration and/or mineralization.
–Determination of geomechanical units : Leached, smooth, rough and intercalations.

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The information is recorded digitally with a Tablet and/or computer, using a predefined format with control system and data validation in Acquire. This Platform was incorporate by SQM as database administrator for all its sites in 2022.
The Supervisor Logging Geologist from external contractor was responsible for:
–Generate geological data of the highest possible quality and internal consistency, using established procedures and employing System in Acquire.
–Locate and verify information of work to be mapped.
–Execute geomechanical and lithological drill hole mapping procedures.
–Supervise field activities. And coordinate and report permanently to SQM personnel on the progress and execution of the work carried out according to the program.

7.3.4 Exploration Drill Hole Location of Data Points
The process of measuring the coordinates of drill holes collars was performed, in 2 stages. Prior to the drilling of the drill holes, the geology area generates a plan and list with the number of drill holes by Acquire, to be marked and coordinates to the personnel of the external contractor of the STG company. A Land surveyor measured the point in the field and identifies the point with a wooden stake and an identification card with contain barcode with information of number of drill hole recommended, coordinates and elevation.
Holes are surveyed, after drilling, with GNSS equipment, for subsequent processing by specialized software with all the required information. Once the complete campaign is finished, the surveyed data was reviewed, and a list was sent with the drill id information and its coordinates.
Collar coordinates were entered into Microsoft® Excel sheets and later aggregated into a final database in Acquire by personnel from SQM.
At the completion of drilling, the drill casing was removed, and the drill collars were marked with a permanent concrete monument with the drill hole name recorded on a metal tag on the monument.

7.3.5 Qualified Person’s Statement on Exploration Drilling
The Qualified Person believes that the selection of sampling grids of gradually decreasing spacing as Mineral Resources areas are upgrades from Inferred to Measured Mineral Resources and as they are further converted to Proven, and Probable Mineral Reserves where production plans have been applied, is appropriate and consistent with good business practices for caliche mining. The level of detail in data collection is appropriate for the geology and mining method of these deposits.

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8SAMPLE PREPARATION, ANALYSIS AND SECURITY

8.1 Site Sample Preparation Methods and Security
Analytical samples informing Pampa Blanca Mineral Resources were prepared and assayed at the Iris plan and Internal Laboratory located at Nueva Victoria mine site.
All sampling was completed by the external operators. Based on review of the procedures during the site visit and subsequent review of the data, it is the opinion of the QP that the measures taken to ensure sample representativeness were reasonable for estimating Mineral Resources.
8.2 RC Drilling
The RC drilling is focused on collecting lithological and grade data from the “Caliche mantle”. RC Drilling was carried out with a 5 ½ inch diameter by an external company "Perforations RMuñoz" under the supervision of SQM, both parties were coordinate to establish the drilling points. Once the drilling point was designated, the positioning of the drilling machine was surveyed, and the drill rig was set up on the surveyed drill hole location. (Figure 8-1 A and B).
Once set up, drilling commenced (Figure 8-1 C). At the beginning of each drill hole, the drilling point was cleaned or uncovered, eliminating the soft overburden, or chusca, with a backhoe.
Samples were collected from the cyclone at continuous 50 cm intervals in plastic bags. The samples were weighed and quartered at the platform. A cutting sample was taken and left on the floor as a control sample. The sample bag was tied, and a number card was inserted. (Figure 8-1 D).
Figure 8-1. A) Drilling Point Marking B) Drill Rig Positioning C) RC Drilling D) RC Samples at Platform

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Samples were transported by truck to the plant for mechanical preparation and chemical analysis. Samples were unloaded from the truck in the correct correlative order and positioned on Pallets supplied by the plant manager.
Figure 8-2. A) Transportation Truck. B) Pallets with RC Samples

8.1.2 Sample Preparation
Mechanical sample preparation was carried out by Pilot Plant Iris V7 located at Nueva Victoria. Sample preparation includes:
•Division of the sample in a cone splitter into 2 parts, one of which corresponds to discard. The sample obtained should weigh between 1.0 to 1.8 kg.
•Drying of the sample in case of humidity.
•Sample size reduction using cone crushers to produce an approximately 800 gr sample passing a number8 mesh (-#8).
•Division of the sample in a Riffle cutter of 12 slots of ½" each. The sample is separated in 2, one of them corresponds to rejection and the other sample must weigh at least 500 gr.
•Sample pulverizing.
•Packaging and labeling, generating 2 bags of samples, one will be for the composites in which 200 gr are required (original) and the other will be for the laboratory, in which 100 gr are required (sample) (Figure 8-4).
Insertion points for quality control samples in the sample stream were determined. Standards samples were incorporated every 20 samples, including the first sample. Samples were shipped in boxes containing a maximum of 63 samples (weighing approximately 15 kg) to the Caliche Iodine Internal laboratory.

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Figure 8-3. Sample Preparation Flow Diagram

Figure 8-4. A) Sample Division B) Cone Crusher C) Riffle Cutter D) Sample Pulverizing E) Packaging

8.2 Laboratories, Assaying and Analytical Procedures

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Chemical analysis for NO3 and iodine was performed at the Caliche Iodine laboratory, located in Antofagasta, which is ISO 9001:2015 certified in shippable iodine, replicated in caliche and drill holes.
The Caliche Iodine Laboratory has capacity to analyze 200 samples/day for nitrate and iodine analysis. Sample handling, from receipt to analysis, is performed in 3 areas:
•Receiving and pressing area.
•Nitrate area.
•XRF Equipment Area.
Nitrate analysis was performed by UV-Visible Molecular Absorption Spectroscopy. The minimum concentration entered the Laboratory Information Management System (LIMS) system was 1.0%, the result was expressed in g/L of NaNO3. Iodine analysis was performed by Redox volumetric. The minimum concentration reported to the LIMS system was 0.005%.
8.3 Results, QC Procedures and QA Actions

8.3.1 Laboratory quality control
To validate the results of the laboratory analysis, the following control measures were carried out (Figure 8-5).
Iodine:
•Prepare a reference standard.
•Use of secondary reference material.
•Measure the reference standard and the reagent blank to ensure the quality of the reagents used.
•Every 7 samples a QC prepared with a Caliche of known concentration
•Of the obtained result should not exceed 2% of the nominal value of the QC, otherwise the variables should be revised, and the analysis of the batch should start from the beginning.
Nitrate:
Analyze at the beginning of the sample set a standard solution.
•Every 5 samples a QC of 8 g/L prepared with a solution of 1 mg/L of a NaNO3 salt is measured, the variation of the obtained result should not exceed 5% of the nominal value of the QC, otherwise the variables should be revised, and the analysis of the batch should start from the beginning.

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Figure 8-5. Flow Chart for Approval of Laboratory Chemical Analysis Results

Analyst 1
Analyst 2
Analyst 3
Analysis results
F/E or
F/historical
Sample check
Result confirms
D/E
Re-check
(different
analyst)
Result OK
Result confirms
F/E value
Result confirms
D/E or F/E value
Sample is authorized in the Lims system
Sample is authorized in the Lims system
Sample is authorized in the Lims system

Analyst 1: Validates the information to analyst A or specialty analyst

Analyst 2: Validates the information to the specialty analyst or Head of Laboratory

Analyst 3: Validate information Head of Laboratory or S.I of the area

8.3.2 Quality Control and Quality Assurance Programs
Qa/Qc programs were typically set in place to ensure the reliability and trustworthiness of the exploration data. They include written field procedures of aspects such as drilling, surveying, sampling and assaying, data management, and database integrity.
Analytical control measures typically involved the internal laboratory control measures implemented to monitor the precision and accuracy of the sampling, preparation, and assaying. Assaying protocols typically involve regular duplicate assays and insertion of Qc samples.
SQM has a systematic QA/QC program controlled by Acquire; which included the insertion of different control samples into the sampling stream:
•Blank → 2% (1 every 50).
•Analytical duplicate → 5% (1 per 20).
•Standard → 5% (1 per 20).
Acquire and LIMS software managed the quality control by automatically checking the refined control samples and the Standards entered into the system, generating warnings at the time of analysis.

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2001 -2003 Campaigns
The results of the Qa-Qc for analytical duplicates for the Pampa Blanca sector IV and V from 2001 to 2003 are detailed below.

Figure 8-6. Statistics of Nitrate and Iodine duplicates samples in Pampa Blanca IV and V Sector

Desv_I2	
Media Abs	**36,47**
Media	**-14,60**
Error típico	5,43
Mediana	**-10,00**
Moda	-10,00
Desviación estándar	66,52
Varianza de la muestra	4.425,01
Curtosis	15,08
Coeficiente de asimetría	-1,94
Rango	700,00
Mínimo	**-420,00**
Máximo	**280,00**
Suma	-2.190,00
Cuenta	150

Desv_NaNO3	
Media Abs	**0,49**
Media	**-0,14**
Error típico	0,07
Mediana	**-**
Moda	-
Desviación estándar	0,84
Varianza de la muestra	0,70
Curtosis	14,11
Coeficiente de asimetría	-1,90
Rango	8,50
Mínimo	**-5,60**
Máximo	**2,90**
Suma	-21,30
Cuenta	150

8.3.3 Sample Security
SQM maintains strict control over sampling, mechanical sample preparation and chemical analysis. In each of the stages, the safety and chain of custody of the samples was safeguarded, using protocols that describe the steps to be followed for this purpose. All these controls are managed and controlled through the Acquire platform, in process of implement by SQM since Q3 2022, according to the follow sections.
This section highlights your current processes and procedures and introduces data management processes recommended for deployment in GIM Suite.
The following workflow architecture demonstrates the data flow and object requirements of GIM Suite.

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8.3.3.1    Planning RC Drilling.
The drilling are planned by the geology area using modeling software, which generates an Excel file containing a previous identification of the drilling, which will later be modified for the final identification, along with the east and north coordinates and the planned depth are also indicated. This planning drilling is import task into Arena should allow the user to import the planned drill hole data from the file. Coordinates must be entered in PSAD56. The object must enter the status of the drilling as Planned at the time of import, as well as store the identification of the probing planning in a virtual field. Template file for importing planned drillholes.
Task in "Arena" that will show the information of the planned drilling.

Id	Este	Norte	Profundidad
TEAO_0001	408,750	7,701,050	6.00
TEAO_0002	408,850	7,701,050	6.00
TEAO_0003	408,950	7,701,050	6.00
TEAO_0004	409,050	7,701,050	6.00
TEAO_0005	409,150	7,701,050	6.00
TEAO_0006	409,250	7,701,050	6.00
TEAO_0007	409,350	7,701,050	6.00
TEAO_0008	409,450	7,701,050	6.00
TEAO_0009	409,550	7,701,050	6.00
TEAO_0010	409,650	7,701,050	6.00
TEAO_0011	409,750	7,701,050	6.00
TEAO_0012	409,850	7,701,050	6.00
TEAO_0013	408,800	7,701,100	6.00
TEAO_0014	408,900	7,701,100	6.00
TEAO_0015	409,000	7,701,100	6.00

8.3.3.2     Header:
In general, a drilling planning can take up to 30 thousand meters of drilling, where between 4 thousand and 5 thousand meters per sector is applied, each drilling equipment in general works for 1 month and a half, the contractor company executes the drilling and monthly delivers to the geology area the file with the information taken in the field, some drilling that was planned may eventually not be executed due to poor conditions of the premises.

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Import Final Drills: Object of import in Acquire 4 that allows the user to import the collar data of the final drilling, also considering the import of the original samples and their respective duplicates of terrain. Due to the geology having the same stretch as the geological mapping, it is indicated to occupy the compound of blastholes for the storage of this data.
Data Capture Collar: Data Capture of Sand based on Blastholes, which will be used in the field for the capture of collar and sample data, where you must indicate the sounding that the duplicate ground sample can take, the section of the first sample will be entered manually by user, once it must consider the highlight section of the drilling, The subsequent sections may be indicated automatically by the application, considering as a protocol that the samples original is usually 50 cm in size. The correlative of the samples will continue to be controlled by the checkbooks occupied in land, the user must manually enter the correlative of the first sample taken in the field, the correlative of the subsequent samples will be entered automatically by the application. In this Data Capture, the user can also change the status of the probe as Canceled, thus identifying the drilling that was not executed in the field.
Import Final Coordinates: With this importer object of the Acquire 4, the user will enter the final coordinates data of the drilling, the importer will validate if the final coordinates contain a difference in meters greater than 10% in relation to the planned coordinates, indicating a message to the user at the time of data entry.
Consult probing collar: Task in "Arena" that will show the information of the necklace of the soundings.
Dashboard Planned vs Executed Meters: Dashboard in Sand that presents a graph and grid with information of the planned meters on the perforated meters, thus providing additional information to control the meters of the drilling campaigns. The data can be filtered by date of execution of the drilling and sector of the mine.
Choose Sample Correlates: Data Entry object in Acquire 4 that will allow the user to enter a range of correlative samples making it possible to choose which samples will be printed the labels. Occupy META IMPORTA LISES table to manage the data entered for the printing of samples. The Fields will be entered as follows: CATEGORY = TAGS; SUBCATEGORY= GENERATED, PRINTED; SOURCE VALUE = Value of the initial SAMPLE ID; ALIAS VALUE = Value of the final SAMPLE ID. The object must appear with an ERROR message if there are samples generated with some SAMPLE ID within the range indicated by the user. The object must indicate the initial SAMPLE ID to be printed, so that user error is avoided.
Sample Label Report: Report in Acquire 4 that allows the user to print sample labels in the format of the checkbook, the report will be applied on an A4 or Letter size paper, considering that the printing will be made on a cardboard paper. The label will have the barcode with the identification of each sample, thus enabling the user to read the barcode with the tablet camera when entering the identification of the first sample.

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8.3.3.3    Geological mapping
In the geological mapping, data on lithology, clast, clays, color, sulfate, salt crust, anhydrite crust, sulfate destace, percentage of clast and observation are captured.
Geological Mapping: Data capture in "Arena" that allows the user to perform the geological mapping of the drilling, this tool must allow the user to perform the mapping in the field so that it is not connected to the mine network. The task will occupy Blastholes as the task type.
Import Geologic Mapping: Importer in "Arena" that allows to enter the geological mapping data carried out in the field.
Geomechanics Mapping: Data capture in "Arena" where the geomechanical data of the drilling will be captured. For the data not related to the samples, this data capture must be of the Drillholes type.
Import Geomechanics Mapping: Importer in "Arena" that allows to enter the geomechanical mapping data carried out in the field.
Consult Geology of Drilling: Task in "Arena" that will show the information of the geology of the drilling.
Consult Geomechanics of Drilling: Task in "Arena" that will show the information of the geomechanics of the drilling.

8.3.3.4    Dispatch of samples for mechanical preparation
Create dispatch order for Physical Sample Preparation: In this object the user can generate the order of dispatch of samples for physical preparation. Create a correlative and identifier for the office number. Example for identification. F2022-0001 where, F = Physical dispatch prefix, 2022 = Year of Shipment, 0001 = Correlative controller per year.
Print dispatch order for Physical Sample Preparation: Object that will allow to execute the printing of the report of shipment order to physical preparation.
Physical Office Reception: Script object in Acquire that allows the user to indicate the samples received in the pilot plant, the object must be filtered by physical dispatch number where it will make available the samples associated with this dispatch, thus enabling the user to select the samples and indicate in the system that these samples were received. The object must indicate and automatically create the pulp samples indicating the position where each one was generated.
Consult Drilling Dispatch to Preparation: Task in Sand that will show the information of the dispatch of the samples of the drilling that were sent to mechanical preparation.
Consult Pulp Samples: Task in Arena that will have the information of the pulp samples in a grid of data associated with the number of the physical dispatch received by the pilot plant.

In the drilling stage, before drilling begins, the drill rod was marked to indicate the distance for sampling. The drilling machine was equipped with a cyclone to slow down the particle velocity, under it, a bag is placed to collect the samples.
The collected sample from the cyclone is carefully stored in a plastic bag, then it was identified with a sequential card with a barcode and tied. The Supervisor oversaw requesting a revision to a determined sample of the drilling (coarse sample), originating another sample and of noting the weights obtained in the balance for each cut sample. This data collection is done through the Acquire platform.
The samples were loaded daily onto the truck that will transport them to the sample plant, the following steps are followed:
•SQM Supervisor delivers a dispatch guide with the drill holes and the total number of samples to be collected and also mentions to the person in charge of the sample plant, the number of samples and the number of samples without recovery, if any. This dispatch guide is generated for Acquire platform.

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•Samples are loaded sequentially according to the drilling and unloaded in the same way.
•Upon arrival at the plant, the corresponding permit must be requested from the area manager, who will provide an unloading guideline, which contemplates how the samples should be positioned on the pallets.
•The pallets with samples are moved to the sample preparation area from their storage place to the place where the Cone Splitter is located.
During all stages of sample preparation, special care was taken to maintain the identification of the samples and to clean the equipment after use. The samples already packed and labeled were collected following the instructions for filling boxes of “caliche” samples, respecting the correlative order of the samples, the order in which they must be deposited in the box and the quantity of samples according to the capacity of the box.
The trays were labeled indicating the corresponding information and date (Figure 8-7) are then transferred to the storage place at Testigoteca (core Warehouse) Iris and Testigoteca TEA located at Nueva Victoria (Figure 8-8), either transitory or final, after being sent to the laboratory.

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Figure 8-7. A) Samples Storage B) Drill Hole and Samples Labeling

Figure 8-8. Iris – TEA Warehouse at Nueva Victoria

Assay samples were collected by appropriately qualified staff at the laboratories. The analysis results of the samples were reported by the specialty analyst to the LIMS software system, integrated to platform Acquire.
Automatically LIMS triggering an e-mail to the users and only to those who are authorized to send the information.

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8.4 Opinion of Adequacy
In the QP's opinion, sample preparation, sample safety, and analytical procedures used by SQM in Pampa Blanca, follow industry standards with no relevant issues that suggest insufficiency. SQM has detailed procedures that allow for the viable execution of the necessary activities, both in the field and in the laboratory, for an adequate assurance of the results.
9DATA VERIFICATION

9.1 Procedures
Verification by the QP focuses on drilling, sample collection, handling and quality control procedures, geological mapping of drill cores and cuttings, and analytical and quality assurance laboratory procedures. Based on the review of SQM's procedures and standards, the protocols are considered adequate to guarantee the quality of the data obtained from the drilling campaigns and laboratory analysis.

9.2 Data Management
Using the drilling, the recognition of the deposit is carried out in depth and to this is used prospecting grids 400 x 400 m, 200 x 200 m, 100 x 100 m, 100T and 50 x 50 m. Depend on the size of drillhole grid, the Resources are estimated by different interpolations methods (for details see 1.3 Mineral Resources Statement).
The samples obtained from these reverse air drilling campaigns are sent to the internal laboratory of SQM who have quality control standards regarding its mechanical and chemical treatment. QA-QC analyzes are performed on control samples in all prospecting grid à (400 x 400 m, 200 x 200 m, 100 x 100; 100T and 50 x 50m). This QA-QC consists of the analysis of NaNO3 and Iodine concentrations in duplicate vs. original (or primary) samples.

9.3 Technical procedures
The QP reviewed data collection procedures, associated to drilling, sample handling and laboratory analysis. The set of procedures seek to establish a technical and security standard that allows field and lab data to be optimally obtained, while guaranteeing worker’s safety.

9.4 Quality Control Procedures
The competent person indicates that in SQM Quality Control ensures the monitoring of samples accurately from the preparation of the sample and the consequent chemical analysis through a protocol that includes regular analysis of duplicates and insertion of samples for quality control.

9.5 Precision Evaluation
Regarding the Accuracy Assessment, the Competent Person indicates that the iodine and nitrate grades of the duplicate samples in the 400 x 400, 200 x 200, and 100 x 100 meshes have good correlation with the grades of the original samples; However, it is recommended to always maintain permanent control. In this process, to prevent and detect in time any anomaly that could happen.

9.6 Accuracy Evaluation
A QA-QC analysis of the campaign is carried out in the Pampa Blanca Sectors for standard/pattern samples, which were carried out and analyzed by the laboratory, the results obtained show that the variation of the analyzes with respect to the standards used by SQM show acceptable margins, with a maximum of ± 0.53% of NaNO3 and 60 ppm of Iodine .

9.7 Laboratory Certification

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The Nitrate-Iodine Laboratory is ISO 9001:2015 certified by the international certification organism TÜV Rheinland, from the 16 of March 2020, to the 15 of March 2023 (TÜV Rheinland(a), 2019) (TÜV Rheinland(b), 2019). There’s no previous certification available.

9.8 Qualified Person’s Opinion of Data Adequacy
The Competent Person indicates that the methodologies used by SQM to estimate geological resources and reserves in Pampa Blanca are adequate.
The 400 x 400 m drilling grid may imply continuity, average grade of mineralization with a moderate confidence level since there is no certainty that all or part of these resources will become mineral reserves after the application of the modifying factors.
The 200 x 200 m and 100 x 100 drilling grids generate geological information of greater detail being possible to define geological units, continuity, grades and power. Therefore, at this stage of exploration, sectors for geometallurgical tests can be defined.
Therefore, at this stage of exploration, sectors for geometallurgical tests can be defined. To the extent that the exploration grid is sequentially reduced with drilling 100T and 50 x 50 m, the geological information is more robust, solid which allows a characterization of the mineral deposit with a significant level of confidence. They are called Measured Resources.

10MINERAL PROCESSING AND METALLURGICAL TESTING
The operations of the Pampa Blanca Site were suspended in 2010 so it was under temporary closure in accordance with Exempt Resolution No. 1346/2012 and request for extension in accordance with Resolution No. 1304-20 approves Extension of the Temporary Closure Plan of Pampa Blanca.
Pampa Blanca is currently in the process of reopening, during the second half of 2022 the operation of extraction of caliche and loading of batteries was resumed; expecting by March 2023 to start with the operation of iodide production and brine feeding to Solar Evaporation Plant to produce nitrate salts.

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10.1 Historical development of metallurgical tests
In 2009, at that time Gerencia Pilas y Pozas, created a working group that will be responsible for developing tests to continuously improve the estimation of yield and the recovery of valuable elements, such as iodine and nitrate, from heaps and evaporation pools. At the beginning of February 2010, the first metallurgical test work program was presented at the facilities of the Pilot Plant located in the Iris sector. Its main objective is to provide, through pilot-scale tests, all the necessary data to guide, simulate, strengthen and generate sufficient knowledge to understand the phenomenology behind production processes.
The initial work program was framed around the following topics:
•Reviewing constructive aspects of heaps.
•Study thermodynamic, kinetic, and hydraulic phenomena of the heap leaching.
•Designing a configuration in terms of performance and production level.
Work program activities are divided into specializations and the objectives of each activity and methodology followed are summarized in the following table.

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Table 10-1. Methodologies to address the most important aspects of heaps leaching of Caliche.

Activity		Objective	Methodology
Heap physical aspects	Pile geometry and height	Optimum dimensions and the effect of height on performance	Mathematical methods and column leaching tests at different heights.
	Granulometry	Impact of size and determination of maximum optimum	Leaching tests at three levels of granulometry.
	Loading	Impact of loading shape and optimization of the operation.	Column percolability with different size segregation in loading.
	Wetting requirements	Determination of impact on yield due to wetting effect.	Column tests, dry and wet ore
	Caliche characterization	Characterization by mining sector	Chemical analysis, XRD and treatability tests.
Hydraulics	Impregnation rate, irrigation, and irrigation system configuration	Establish optimums	Mathematical methods and industrial level tests.
Kinetics	Species solubilities	Establish concentrations of interferents in iodine and nitrate leaching.	Successive leaching tests
	Effect of irrigation configuration	Effect of type of lixiviant	Column tests
	Sequestering phases	Impact of clays on leaching	Stirred reactor tests
System configuration	Pile reworking study	Evaluate impact on yield	Column tests
Solar evaporation ponds	AFN/brine mixture study	Reduction of salt harvesting times.	Stirred and tray reactor tests
Routine	Sample processing	Preparation and segregation of test samples	---
	Treatability tests	Data on the behavior of caliche available in heaps according to the exploited sector.	Column tests
	Quality control of irrigation elements and flowmeters	review of irrigation assurance control on a homogeneous basis
This first metallurgical test work plan results in the establishment of appropriate heap dimensions, maximum ROM size and heap irrigation configuration. In addition to giving way to studies of caliche solubilities and their behavior towards leaching. Diagram of chemical, physical, mineralogical, and metallurgical characterization tests applied to all company resources.
SQM, through its Research and Development area, has carried out the following tests at plant and/or pilot scale that have allowed improving the recovery process and product quality:
–Iodide solution cleaning tests.
–Iodide oxidation tests with Hydrogen and/or Chlorine in the Iodine Plant.
The cleaning test made it possible to establish two stages prior to the oxidation of solution filtration with an adjuvant and with activated carbon. In addition, it is defined that to intensify the cleaning work of this stage, it is necessary to add traces of sulfur dioxide to the iodide solution. Meanwhile, the iodide oxidation tests allowed incorporating the use of hydrogen peroxide and/or chlorine in adequate proportions to dispense with the iodine concentration stage by flotation, obtaining a pulp with a high content of iodine crystals.

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Currently, the metallurgical tests performed are related to the physicochemical properties of the material and the behavior during leaching. The procedures associated with these tests are described below.

10.2 Metallurgical Testing
The main objective of the tests developed is to be assessing different minerals' response to leaching. In the pilot plant-laboratory, test data collection for the characterization and recovery database of composites are generated. Tests detailed below have the following specific objectives:
–Determine whether analyzed material is sufficiently amenable to concentration production by established separation and recovery methods in plant.
–Optimize this process to guarantee a recovery that will be linked intrinsically to mineralogical and chemical characterization, as well as physical and granulometric characterization of mineral to be treated.
–Determine deleterious elements, to establish mechanisms for operations to keep them below certain limits that guarantee a certain product quality.
SQM's analytical and pilot test laboratories perform the following chemical, mineralogical and metallurgical tests:
–Microscopy and chemical composition
–Physical properties: Tail Test, Borra test, Laboratory granulometry, Embedding tests, Permeability.
–Leaching test

10.2.1 Sample Preparation
Samples for metallurgical testing are obtained through specific sampling campaigns, the methodologies used correspond to different campaigns to obtain drilling samples, for analysis through a drilling campaign with 100T-200T mesh and diamond drilling.
With the classified material from the test wells, composite samples are prepared to determine the grades of iodine and nitrate, and to determine the physicochemical properties of the material to predict its behavior during leaching.
The samples are segregated according to a mechanical preparation guide, which aims to provide effective guidance for the minimum mass required and characteristic sizes for each test, to optimize the use of available material.
This allows successful metallurgical tests, ensuring the validity of the results and reproducibility. The method of sampling and development of metallurgical tests on samples, for the projection of future mineral resources, consists of a summary of the steps described in Figure 10-1.

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Figure 10-1. General stages of the Methodology of Sampling and Development of Metallurgical Tests in Pampa Blanca.
As for the development of metallurgical tests, characterization, leaching and physical properties, these are developed by teams of specialized professionals with extensive experience in the mining-geometallurgical field. The metallurgical testing work program contemplates that the samples are sent to internal laboratories to carry out the analysis and testing work according to the following detail:
•The analysis laboratories located in Antofagasta provide chemical and mineralogical analysis.
•Pilot Plant Laboratory, located in Iris- Nueva Victoria, to perform physical response and leaching tests.
Details of the names, locations and responsibilities of each laboratory involved in the development of metallurgical testing are presented in section 10.4 Analytical and testing laboratories. Reports documenting drilling programs provide detailed descriptions of sampling and sample preparation methodologies, analytical procedures that meet current industry standards. Quality control is implemented at all stages to ensure and verify that the process of harvesting occurs at each stage successfully and is representative. To establish the representativeness of the samples, below is a map of a diamond drilling campaign in Pampa Blanca, Sector 4, to estimate the physical and chemical properties of the caliche of the resource to be exploited (Figure 10-2).

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CALIDAD DDH
MUY BUENA
BUENA
REGULAR
MALA
MUY MALA
EN PROGRAMA
NO TESTEADA
Espesor Sobrecarga (m)
< 1,0
1,0 - 1,5
>= 1,5
Pampa Blanca (Sector 5)
Pampa Blanca (Sector 4)
Centro Drenaje 2
Centro Drenaje 1
Taller
Ubicación Polvorín
CR SECTOR 5
PLANO CALIDAD MANTO CALICHE
Sitios Arqueológicos
Pilas Proyectadas
Pilas Antiguas
Polígonos Reserves
Área Mina Explotación Antigua
RCA caducada zonas mina
RCA caducada APB
Línea Eléctrica
Porteo AFA
Alternativa Porteo
Evacuaciones
Porteo agua
Porteo Bótar
Explotado
E-429.000
E-430.000
E-431.000
E-432.000
E-433.000
E-434.000
N-7.448.000
N-7.447.000
N-7.446.000
N-7.445.000
N-7.444.000
N-7.443.000
N-7.442.000
N-7.441.000

Figure 10-2Map of the Diamond Drilling Campaign for Composite Samples Faena Pampa Blanca Sector 4 for Metallurgical Testing.

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10.2.2 Caliche Mineralogical and Chemical Characterization
As part of the work, mineralogical tests are performed on composite samples. To develop its mineralogical characteristics and alterations, a study of the elemental composition is carried out by X-Ray Diffraction (XRD). A particle mineral analysis ("PMA") to determine mineral content of the sample is carried out.
Caliche mineralogical characterization runs for the following components: Nitrate, Chloride Iodate, Sulphate and Silicate.
On the other hand, caliche chemical characterization in iodine (ppm), nitrate (%) and Na2SO4 (%), Ca (%), K (%), Mg (%), KClO4 (%), NaCl (%), Na (%), Na (%), H3BO3 (%), and SO4 were obtained from chemical analyses obtained from an internal laboratory of the company.
The methods of analysis are shown in Table 10-2. Further details on in-house and staff-operated laboratories can be found in section 10.4 Analytical and Testing Laboratories.
The protocols used for each of the methods are properly documented with respect to materials, equipment, procedures and control measures. Details of the procedure used to calculate iodine and nitrate grades are provided in section 10.2.3.
Table 10-2. Chemical Analysis Methodologies for Different Species

Parameter	Unit	Method
Iodine grade	(ppm)	Volumetric redox
Nitrate grade	(%)	UV-Vis
Na2SO4	(%)	Gravimetric/ICP
Ca	(%)	Potentiometric/Direct Aspiration-AA or ICP Finish
Mg	(%)	Potentiometric/Direct Aspiration-AA or ICP Finish
K	(%)	Direct Aspiration-AA or ICP Finish
SO4	(%)	Gravimetric/ICP
KClO4	(%)	Potentiometric
NaCl	(%)	Volumetric
Na	(%)	Direct Aspiration-AA/ICP or ICP Finish
H3BO3	(%)	Volumetric or ICP Finish
In-house analytical laboratories operated by company personnel are responsible for the chemical and mineralogical analysis of samples. These laboratories are in the city of Antofagasta and correspond to the following facilities:
–Caliche-Iodine Laboratory
–Research and Development Laboratory
–Quality Control Laboratory
–SEM and XRD Laboratory
Results reported by the company are conclusive on the following points:
–The most soluble part of the saline matrix is composed of sulphates, nitrates and chlorides.

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–There are differences in the ion compositions present in salt matrix (SM).
–Anhydrite, Polyhalita , glauberite and less soluble minerals, have calcium sulphate associations.
–From a chemical-salt point of view, this deposit is favorable in terms of the extraction process, as it contains an average of 49% of soluble salts, high contents of calcium (>2.5), good concentrations of chlorides and sulphates (about 11% and 13% respectively).
–Being a mostly semi-soft deposit, allows to develop Continuous Mining, in almost all the deposit, this geomechanical condition together with a low clastic content and low abrasiveness (proven by calicatas) would allow to estimate a low mining cost when applying this technology.

10.2.3 Caliche nitrate and iodine grade determination
Composite samples are analyzed using iodine and nitrate grades. The analyzes are carried out by the Caliche y Iodine laboratory located in the city of Antofagasta. Facilities for iodine and nitrate analysis have qualified under ISO- 9001:2015 in which TÜV Rheinland provides quality management system certification. The latest recertification process was approved in November 2020 and is valid until March 15, 2023.

10.2.3.1 Iodine determination
There are two methodologies to determine iodine in caliche: Redox volumetry and XRF. Redox volumetry is based on titration of an exactly known concentration solution, called standard solution, which is gradually added to another solution of unknown concentration, until chemical reaction between both solutions is complete (equivalence point).
Iodine determination by XRF uses XRF Spectro ASOMA equipment, in which a pressed mineral sample is placed in a reading cell.
This year it was possible to replace the equipment with the Rigaku NEX QC, which allows analyzing six samples, A silicon drift detector (SDD) offers extremely high counting speed capability with excellent spectral resolution. This allows NEX QC to deliver the highest accurate analytical results in the shortest possible measurement times.
Quality control controls consist of equipment condition checks, sample reagent blanks, titrator concentration checks, repeat analysis for a standard with sample configured to confirm its value.
Figure 10-3. Rigaku NEX QC Series of EDXRF Spectrometers

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10.2.3.2 Nitrate determination
Nitrate grade in caliches is determined by UV-Visible Molecular Absorption Spectroscopy. This technique allows to quantify parameters in solution, based on their absorption at a certain wavelength of the UV Visible spectrum (between 100 and 800 nm).
This determination uses a Molecular Absorption Spectrophotometer POE-011-01 or POE-17-01, in which a glass test tube containing a filtered solution obtained by leaching with filtered distilled water is used. Result obtained is expressed in % nitrate.
Quality assurance criteria and result validity are as follows:
–Prior equipment verification.
–Perform comparative nitrate analysis once a shift, by contrasting readings of the same samples with other UV-VIS equipment and checking readings in Kjeldahl method distillation equipment, for nitrogen determination.
–Standard and QC sample input every 10 samples.
Although the certification is specific to iodine and nitrate grade determination, this laboratory is specialized in chemical and mineralogical analysis of mineral resources, with long-standing experience in this field. According to the authors, quality control and analytical procedures used at the Antofagasta Caliches and Iodine laboratory are of high quality.
Figure 10-4. UDK 169 with AutoKjel Auto Sampler - Kjeldahl Automatic Nitrogen Protein Analyzer

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10.2.4 Caliche Physical Properties
To measure, identify and describe a mineral, physical tests of mineral properties are developed to predict how it will react under certain treatment conditions. The tests performed are summarized in Table 10-3.During the site visit it was possible to verify the development of the embedding, sedimentation and compaction tests in the Iris Pilot Plant Laboratory, shown in Figure 10-3.
Table 10-3. Determination of Physical Properties of Caliche Minerals.

Test	Parameter	Procedure	Objective	Impact
Tails test	Sedimentation and Compaction	Sedimentation test, measuring the clearance and riprap cake every hour for a period of about 12 hours.	Obtain the rate of sedimentation and compaction of fines.	Evidence of crown instability and mud generation. Irrigation rate
Borra test	% of fine material	The retained material is measured between the - #35 #+100 and -#100 after a flocculation and decantation process. flocculation and decantation of ore	To obtain the amount of ore flocculation and decantation process	% of fine that could delay irrigation. Irrigation rate. Canalizations.
Size distribution	% of microfine	Standard test of granulometry, the percentage under 200 mesh is given.	Obtain % microfine	% Water retention and yield losses
Permeability	K (cm/h)	Using constant load permeameter and Darcy's law	To measure the degree of permeability of ore	Decrease in extraction kinetics of extraction
Embedded	alpha	Wettability measurement procedure of rock	To measure the degree of wettability of the ore	Variability in impregnation times

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Figure 10-5. Embedding, Compaction and Sedimentation Tests carried out in the Iris Pilot Plant Laboratory.
Table 10-4 provides a summary of the results of the physical tests comparing the conditions of caliche in sector 4 Pampa Blanca.
Table 10-4. Comparative Results of Physical tests for caliches of Sector 4 Pampa Blanca.
According to them, it is possible to highlight the following points:
–The caliche of Pampa Blanca (PB) presents better behavior than the overburden in all the parameters of the test.
–Overburden should be avoided.
–The caliche of PB sector 4 is a caliche of medium quality / high treatability, good leaching behavior in Piles.
As the physical properties measured are directly related to the irrigation strategy, the conclusion of the PB caliche should be treated considering a standard impregnation stage of mixed drip and sprinkler irrigation.

10.2.5 Agitated Leaching Tests
Leaching tests are performed at the company's internal laboratory facilities located at the Iris Pilot Plant. The following is a brief description of the agitated and successive leaching test procedure.
Leaching in stirred reactors.
Leaching experiments are conducted at atmospheric pressure and temperature in a glass reactor without baffles. A propeller agitator at 400 RPM was used to agitate leach suspension. In short, all the experiments were executed with:
–Ambient conditions.
–Caliche sample particle size 100% mesh -65# mesh.

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–Caliche mass 500 g.
–L/S ratio 2:1.
–Leaching time 2 h.
–Three contact leaching including use of drainage solution.
To start up the leaching experiment, a reactor was initially filled with distilled water and then the solution is gently agitated. After a few minutes, PH and ORP values were set, then caliche concentrate is added to the solution and increased agitation to the final rate.
Once finished, we filtered the product and analyzed this brine solution by checking the extraction of analytes and minerals by contact with the leaching agent, consumption per unit and iodine extraction response.
Successive leaching is complementary to stirred vessel leaching, these are also performed in a stirred vessel with the same parameters explained above, however, it contemplates leaching three caliche samples successively with the resulting drainage solution of each stage. The objective of this test is to enrich this solution of an element of interest such as iodine and nitrates to evaluate heap performance as this solution percolates through the heap. The representative scheme of successive leaching in stirred vessel reactors is shown in:

Figure 10-6. Successive leach test development procedure
The extraction of each analyte and minerals per contact is analyzed. These results reported by the company are conclusive on the following points:
–Higher quantity of soluble salts, lower is the extraction.
–Higher proportion of calcium in Salt Matrix results in higher extraction.
–Physical and chemical quality for Leaching is determined by a Soluble Salts content of less than 50%.

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Table 10-5. Successive leaching test results, caliches Pampa Blanca Sector 4
10.2.6 Metallurgical Recovery Estimation
Caliche characterization results are contrasted with metallurgical results to formulate relationships between elemental concentrations and recovery rates of the elements of interest or valuable elements and reagent consumption.
The relationships between reported analyses and recoveries achieved are as follows:
1.It is possible to establish an impact regarding recovery based on the type of salt matrix and the effect of salts in the leaching solution. With higher amounts of soluble salts, extraction is lower while higher calcium in SM results in higher extraction.
1.Caliches with better recovery performance tend to decant faster (speed) and compact better.
1.The higher presence of fines hinders bed percolation, compromising the ability to leach and ultrafine that could delay irrigation or cause areas to avoid being irrigated.
1.The higher hydraulic conductivity or permeability coefficient, better the leachability behavior of the bed.
For metallurgical recovery estimation, the formulated model contains the following elements:
1.Chemical-mineralogical composition.
1.Yield.
1.Physical characteristics: sedimentation velocity, compaction, percentage of fines and ultrafine, uniformity coefficient, and wetting.
The metallurgical analysis is focused on determining the relationships associated with these variables, since the relationships can be applied to the blocks to determine deposit results. From a chemical and yield point of view, a relationship is established between unit consumption (UC, amount of water) or total irrigation salts (salt concentration, g/L) and iodine extraction. The best subset of the regressions was used to determine the optimal linear relationships between these predictors and metallurgical results. Thus, iodine and nitrate recovery equations are represented by the following formulas and Figure 10-9:

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Figure 10-7. Iodine Recovery as a Function of total Salts Content.
The graph of Figure 10-9 compares iodine yield results for samples from two SQM resources, TEA and Pampa Orcoma (abbreviated as ORC), as a function of total salts. The mineral samples (MS) are differentiated by their percentage soluble salt content, so that sample MS-45 (TEA), for example, corresponds to a mineral sample from the TEA sector characterized by 45% soluble salts. Following this logic, MS-45 (ORC), corresponds to a mineral sample from Pampa Orcoma, which has a soluble salt content of 45%. As can be seen, an output matrix content of 65% implies a lower recovery compared to an ore content of 45%.
In conclusion, the metallurgical tests, as previously stated, have allowed establishing baseline relationships between caliche characteristics and recovery. In the case of iodine, a relationship is established between unit consumption and soluble salt content, while for nitrate, a relationship is established depending on the grades of nitrate, unit consumption and the salt matrix. Relationships that allow estimating the yield at industrial scale.

10.2.7 Irrigation Strategy Selection
In terms of physical properties, the metallurgical analysis allows to determine caliche classification as unstable, very unstable, stable, and very stable, which gives rise to an irrigation strategy in the impregnation stage. As a result, a parameter impact ranking is established in caliche classification, in the order indicated below (from higher to lower impact):
1.Compaction degree (C).
2.Sedimentation velocity (S).
3.Fines and ultrafine percentage (%f; percent passing #200) with wetting degree (α).

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4.Uniformity degree (Cu).
The weighting establishes a value to be placed on a scale of selection depending on the type of impregnation for the highest yield (see Figure 10-10):
1.Scale 1.1 to 1.9; pulse ramp 70 days of irrigation with intermediate solution.
1.Scale 1.9 to 2.6; pulse ramp 60 days of irrigation with intermediate solution.
1.Scale 2.6 to 3.3; pulse ramp 50 days of irrigation with water.
1.Scale 3.3 to 3.9; pulse ramp 40 days of irrigation with water.
Figure 10-8. Parameter Scales and Irrigation Strategy in the Impregnation Stage.
10.2.8 Industrial Scale Yield Estimation
All the knowledge generated from the metallurgical tests carried out, is translated into the execution of a procedure for the estimation of the industrial scale performance of the pile. Heap yield estimation and irrigation strategy selection procedure is as follows:
1.A review of the actual heap Salt Matrix was compared to results obtained from diamond drill hole samples from the different mining polygons. The correlation factor between the two is obtained, which allows determining, from the tests applied to diamond drill hole samples, how the heap performs in a more precise way.
1.With the salt matrix value, a yield per exploitation polygon is estimated and then, through a percentage contribution of each polygon's material to heap construction, a heap yield is estimated.
1.Based on percentage physical quality results for each polygon, i.e., C m/min, compaction, % fine material, Alpha, #-200, an irrigation strategy is selected for each heap.
For example, for Pile 583, the physical test showed that the pile tends to generate mud in the crown and was unstable. A 60-day wetting was recommended to avoid generating turbidity. The recommendation was to irrigate at design rate.
The real composition for Pile 583, determined by the diamond drilling campaign by polygon is shown in the Table 10-9 in which some differences can be observed.

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Table 10-6 Comparison of the Composition Determined for the 583 Heap Leaching Pile in Operation at Nueva Victoria.

Type	Real vs. Diamond Salts Matrix
	Iodine grade (ppm)	Nitrate grade (%)	Na2SO4	Ca	Mg	K	KClO4	NaCl	Na	H3BO3	Saline Soluble
Sample	400	4.0	17.9	2.0	1.3	0.5	0.1	10.1	4.3	0.3	57.8
Real	424	4.2	16.4	1.9	1.2	0.6	1.4	10.5	4.6	0.3	58.3
Through the established methodology, composition and physical properties, the resulting 583 pile yield estimate is 54.5%. The estimation scheme is as shown in Figure 10- .
Figure 10-9. Irrigation Strategy Selection
Participation of Polygon

The annual industrial throughput values with the values predicted by the model are shown in the Figure 10-12 in which a good degree of correlation is observed.
The annual industrial throughput values with the values predicted by the model are shown in the following figures and in which a good degree of correlation is observed.

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Figure 10-10. Nitrate and Iodine Yield Estimation and Industrial Correlation

Recirculating Salt Charge Factor in the System V/S Yields
Iodine-NaNO3 Yield (%)
90,0%
80,0%
70,0%
60,0%
50,0%
40,0%
30,0%
20,0%
10,0%
0,0%
0,00
0,05
0,10
0,15
0,20
0,25
0,30
0,35
Recirculating Salt Charge[(tCaliche * MS * SS - ST Purgeto Ponds)/ t Caliche]
Agua Infinita AQ
Proceso con mayor CU
Proceso Agua Cola
Punto Operación Yodo
Acum Nov 2023
Proceso con menor CU
Proceso Agua Cabeza
Punto Operación Nitrato
Acum Nov 2023
Operación con
agua reposición
evaporación
Recirculating Charge Factor-Nitrate
Recirculating Charge Factor - Yodo
% Lix NaNO3 Acum Nov-2023
% Lix Yodo Acum Nov-2023
Polinómica (Recirculating Charge Factor-Nitrate)
Polinómica (Recirculating Charge Factor - Yodo)

The new correlation to project nitrate and iodine yield is made with data from 10 years of industrial operation. This correlation relates the availability of water (CU) to the amount of soluble salts (Caliche*SS*MS) to be dissolved present in the caliche and is directly related to the species of interest (Iodine and Nitrate).

Nueva Victoria has operated in ranges of CU 0.40 m3/t and 0.6 (m3/t). The higher the CU, the lower the CRS (Recirculating charge Salt), therefore the better the performance.

Caliches with high soluble salts (SS), the CRS increases, the increase in CU is more significant.
Caliche with low SS, less steep slope, the CU is not as significant
ST Purge to Ponds: Total salts present in Afa to evaporating solar ponds.
Unit Consumption: Corresponds to fresh water to leachate by mass of treated caliche.

MS: total salt contained in caliche

SS: soluble salts

10.3 Qualified Person´s Opinion
Gino Slanzi Guerra, QP responsible for metallurgy and resource treatment, points out the following aspects:
Physical and Chemical Characterization

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Mineralogical and chemical characterization results, as well as physical and granulometric characterization of the mineral to be treated, which are obtained from the tests performed, allow to continuously evaluate different processing routes, both in initial conceptual stages of the project and during established processes, in order to ensure that such process is valid and up to date, and/or also to review optimal alternatives to recover valuable elements based on the nature of the resource. Additionally, analytical methodologies determine deleterious elements, in order to establish mechanisms in operations so that these can be kept below the limits to ensure a certain product quality.
Chemical-Metallurgical Tests
Metallurgical test work performed in laboratories and pilot plants are adequate to establish proper processing routes for caliche resources.
Testing program has evidenced adequate scalability of separation and recovery methods established in plant to produce iodine and nitrate salts. In this way, it has been possible to generate a model that can determine, before initiating the operation, to plan the initial irrigation stage to improve iodine and nitrate recovery in leaching.
Samples used to generate metallurgical data are sufficiently representative to support estimates of planning performance and are suitable in terms of estimating recovery from the mineral resources.
Innovation and Development
The company has a research and development team that has demonstrated important advances regarding development of new processes and products in order to maximize returns from exploited resources.
Research is developed by three different units covering topics such as chemical process design, phase chemistry, chemical analysis methodologies and physical properties of finished products. Properly covering raw material characterization, operations traceability and finished product.

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11MINERAL RESOURCE ESTIMATE

11.1 Key Assumptions, Parameters and Methods
This sub-section contains forward-looking information related to density a grade for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including actual in-situ characteristics that are different from the samples collected and tested to date, equipment and operational performance that yield different results from current test work results.
The resource estimation process is different depending on the drill hole spacing grid available in each sector:
–Measured Mineral Resources: Sectors with a Block Model, with a drill hole spacing grid of 50 x 50 m or 100T were estimated with a full 3D block model using Ordinary Kriging (OK), which contains variables, such as Iodine, Nitrate, soluble salts, geology, geotechnics, topography, etc. For Pampa Blanca all sectors defined Measured Resources have an available Block Model.
–Indicated Mineral Resources: Sectors with a Block Model, with a drill hole spacing grid of 100 x 100 m and 200 x 200 m were estimated with a block model using Inverse of Distance Weighted (IDW) which contains variables, such as Iodine, Nitrate, elements, geology, geotechnics, topography, etc. For Pampa Blanca all sectors defined Indicate Resources have an available Block Model.
–Inferred Mineral Resources: Sectors with a drill hole spacing grid greater than 200 x 200 m up to 400 x 400m were estimated in 2D using the Polygon Method. This Inferred Resources do not have block model. the output are polygons which are then transformed to tonnage by multiplying by the area, thickness and density.
11.1.1 Sample Database
The 2023 Pampa Blanca Model included the estimate of Iodine and Nitrate, and in the case of smaller grids Measured Mineral Resources includes soluble Salts, elements, lithology and hardness parameters.
Table 11-1 summarizes the basis statistics of Iodine and Nitrate for Pampa Blanca Sector 5.

Table 11-1. Basic sample statistics for Iodine and Nitrate in Pampa Blanca Sector 5

11.1.2 Geological Domains and Modeling
For the estimation of each block within a geological unit (UG) only the composite grades, elements and hardness parameters found in that domain are used (Hard contact between UG). The main UG are described as:
–Overburden, Cover (UG 1).
–Mineralized mantle, Caliche (UG 2).
–Underlying (UG 3).

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11.1.3 Assay Compositing
Considering that all the sample have the same length (0.5 m) and the block height is also 0.5 m, SQM did not composite the sample database and used directly in the estimation process.
11.1.4 Evaluation of Outlier Grades, Cut-offs, and Grade Capping
Definition and control of outliers is a common industry practice that is necessary and useful to prevent potential overestimation of volumes and grades. SQM has not established detection limits (upper limit) in the determined grades of Iodine and Nitrates in the analyzed samples. The distribution of grades for both Iodine and Nitrates within the deposit were such that not samples were judged to be extreme, so no sample restrictions were used in the estimation process.
11.1.5 Specific Gravity (SG)
There is currently no SG sample information available in the database. SQM has used a historical value of 2.1 (gr/cc) for tonnage calculations, currently running a series of analyses for different DDH holes to determine the specific gravity in Pampa Blanca. Table 11.2 shows the analyzed drill holes, the specific gravity and the geological unit, these results justified the historical value used by SQM.
Table 11.2 Specific Gravity Samples in Pampa Blanca

11.1.6 Block Model Mineral Resource Evaluation
As mentioned before, sectors with a drill hole spacing grid of 50 x 50 m up to 200 x 200 m were estimated with a full 3D block model using Ordinary kriging or Inverse of Distance Weighted, for interpolation of Iodine, Nitrate, soluble salts, geology, geotechnics, topography, etc. For Pampa Blanca all sectors defined Measured and< Indicated Resources have an available Block Model.

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11.1.6.1 Block Model Parameters and Domaining
Table 11-2 shows the definition for the block model built in Datamine Studio 3. The block size is 25 x 25 x 0,5 m in all sectors.
Table 11-3. Block Model Dimensions

Sector	Parameters	East	North	Elevation
PB5	Origin (m)	428,175	7,441,125	1,365.5
	Range (m)	3,950	2,400	55
	Block Size	25.0	25.0	0.5
	Number of blocks	158	96	110
Figure 11-1. Block model location in Pampa Blanca Sector 4 - 5.

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BLOCK : IODINE
750 a 10.000
600 a 750
450 a 600
300 a 450
150 a 300
0 a 150

Variography
Experimental variogram where constructed using all the drill hole samples independent of the UG. The variogram is modeled and adjusted, obtaining parameters such as structure range and sill, nugget effect and the main direction of mineralization. Experimental variograms were calculated and modeled for Iodine and used in the estimation of both Iodine and Nitrate.
Table 11-3 describes the variogram models for Iodine used in each zone for the estimation of Iodine and Nitrate.
Table 11-4. Variogram Models for Iodine in Pampa Blanca Sector 5

Zone	Variable	Rotation			Nugget effect	Range 1			Sill 1
		Z	Y	X		x	y	z
PB5	Iodine/Nitrate	45	0	0	18,929	150	100	0.5	79,464
The nugget effect is 18.9% of the total sill, this suggests different behavior of Iodine between each zone. The total ranges are around 100 m to a maximum of 150 m. These variogram ranges are in line with the SQM´s definition of Measured Mineral Resources, namely estimates blocks using a drill hole grid of 50 x 50 m or 100T. (Block model evaluation).

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The QP performed and independent analysis to confirm the variogram models used by SQM, in general, obtains similar nugget effect, total sill and variogram ranges to those used by SQM.
Figure 11-2. Variogram Models for Iodine in Pampa Blanca Sector 5.

Dirección Mayor
Gamma
Rango
I2 <GEN1> A 0,00 P 0,00
Dirección del Semi
Gamma
Rango
I2 <GEN1> A 90,00 P 0,00
Dirección Menor
Gamma
Rango
I2 <GEN1> A 90,00 P 90,00

Interpolation and Extrapolation Parameters
The estimation of Iodine and Nitrate grades for Pampa Blanca has been conducted using Ordinary Kriging (KO) in one pass for each UG. SQM used cross-validation to determine the estimation parameters such as search radius, minimum and maximum number of samples used, etc. In the cross-validation approach, the validation is performed on the data by removing each observation and using the remaining to predict the value of remove sample. In the case of stationary processes, it would allow to diagnose whether the variogram model and other search parameter adequately describes the spatial dependence of the data.
The Block model is intercepted with the geological model to flag the geological units used in the estimation process.
The OK plan included the following criteria and restrictions:
–No capping used in the estimation process.
–Hard contacts have been implemented between all UG.
–No octant restrictions have been used for any UG.
–No samples per drill hole restrictions have been implemented for any UG.
Table 11-4 summarizes the orientation, radii of searches implemented and the scheme of samples selection for each UG and sector. Search ellipsoid radio were chosen based on the variogram ranges.

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Table 11-5. Sample Selection for Sector 5.

Sector	Variable	Rotation			Range 1			Samples
		Z	Y	X	x	y	z	Minimum	Maximum
PB5	Iodine/Nitrate	45	0	0	150	100	0.75	3	20
After the estimation is done, a vertical reblocking was performed transforming the 3D block model in a 2D grid of points (coordinates X and Y) with the mean grades of all estimated variables. When the 2D grid points are available, operational and mine planning parameters are applied to determine tonnage/grade curves according to a 3.0% cut-off grades for Nitrate. Finally, GIS software (Arcview and Mapinfo) is used to draw the polygons, limiting the estimated Mineral Resources with economic potential.
An example of this methodology is shown in for Pampa Blanca Sector IV. The black line defines polygons above the cutoff grade and that comply with several operational conditions (at least 50 x 50 m, not isolated polygons, no infrastructure nearby, etc.).
Figure 11-3. Plan view of the polygons bordering The Mineral Resources Pampa Blanca Sector 5

BLOCK : IODINE
750 a 10.000
600 a 750
450 a 600
300 a 450
150 a 300
0 a 150

Block Model Validation
A validation of the block model was carried out to assess the performance of the OK and the conformity of input values. The block model validation considers:

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–Statistical comparison between estimated blocks and samples grades of drill holes.
–Global and local comparison between estimated blocks and samples through each direction (East, North and elevation) performing the following test: Anisotropy analysis, Search Neighborhood, Similarity analysis, Seasonality Analysis, Multivariate comparison, cumulative Distribution Function, Trend analysis Near Neighbor (NN).
–Visual validation to check if the lock model matches the sample data.

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11.1.6.2 Global Statistics
The QP carried out a statistical validation between sample grades and estimated blocks. Global statistics of mean grades for the samples can be influenced by several factors, such as sample density, grouping, and, to a greater extent, the presence of high grades.
Consequently, global statistics of samples grades were calculated using the Nearest-Neighbor (NN) method with search ranges like the one used in the estimation. A summary of this comparison is shown in Table 11-5 and Table 11-6 for Iodine and Nitrate respectively, where the negative values indicate a negative difference between block mean grades in relation to composite mean grades, and vice-versa. In general, differences under 5% are satisfactory, and differences above 10% require attention. The result of the estimate shows that relative differences are found within acceptable limits.
Table 11-6. Global Statistics Comparison for Iodine

Table 11-7. Global Statistics comparison for Nitrate

11.1.6.3 Swath Plots
To evaluate how robust block grades are in relation to data, the following tests were performed to validate the robustness of the generated model (Anisotropy analysis, Search Neighborhood, Similarity analysis, Seasonality Analysis, Multivariate comparison, cumulative Distribution Function, Trend analysis Near Neighbor NN). From to Figure 11-5, provides a summary of plots for each variable. In general, results indicate that estimates reasonably follow trends found in the deposit’s grades at a local and global scale without observing an excessive degree of smoothing.

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Figure 11-4. Swath Plots for Iodine – PB5

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Figure 11-5. Swath Plots for Nitrate – PB5

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Visual Validation
To visually validate the iodine and Nitrate estimation, the QP completed a review of a set of cross-sectional and plan views. The validation shows a suitable representation of samples in blocks. Locally, the blocks match the estimation composites both in cross-section and plant views. In general, there is an adequate match between composite data and block model data for Iodine and Nitrate grades. High grade areas are suitably represented, and high-grade samples exhibit suitable control, which validates the treatment of outliers used.
Figure 11-6 present a series of horizontal plant views with the estimated model and the samples for Nitrate and Iodine in PB5.

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Figure 11-7. Visual Validation of Iodine (Up) and Nitrate (Down) Estimation, Plan View – PB5

Reconciliation
During the period between June 1999 and December 2002, SQM compared the block model estimation with the material 18 heap leach piles in Pampa Blanca.
Comparing the grade determined by SQM in the block model versus Cesmec mass balance head grade of the pile. 16 Piles were considered acceptable for Nitrate (error less than 15%) and 15 piles good for Iodine (error less than 20%), validating in this way the geological model and the estimation through geostatistics techniques.

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Table 11-7 shows this comparison for the 18 selected piles in Pampa Blanca.

Table 11-8. Comparison Between Block Model Grade and the Grade Measured from Different Piles, Pampa Blanca

11.1.7 Inverse Distance Weighted (IDW) Modeling Mineral Resource Evaluation
The sub-section contains forward-looking information related to establishing the prospects of economic extraction for Mineral Resources for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including cut-off grade assumptions, costing forecast and product pricing forecasts.
For the rest of the sectors with a drill hole spacing grid greater than 100 x 100 m up to 200 x 200 m the resource evaluation was performed using Inverse Distance Weighted (IDW) Interpolation Method. Table 11-8 shows the economic and operational parameters used to define economic intervals in each drill hole in Pampa Blanca.

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Table 11-9. Parameters Used to Inverse Distance Weighted IDW in Pampa Blanca

11.2 Mineral Resource Estimate
This sub-section contains forward-looking information related to Mineral Resources estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological a grade interpretations and controls and assumptions and forecast associated with establishing the prospect for economic extraction.
Table 11-9. summarizes The Mineral Resources estimate, inclusive of reserves, for nitrate and iodine in Pampa Blanca.

Table 11-10. Mineral Resource Estimate, Inclusive of Mineral Reserves, as December 31, 2023

Notes:
(1)Mineral Resource are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves upon the application of modifying factors.
(2)Mineral Resources are reported as in-situ and exclusive of Mineral Reserves, where the estimated Mineral Reserve without processing losses during the reported LOM was subtracted from the Mineral Resources inclusive of Mineral Reserves.
(3)Comparisons of values may not add due to rounding of numbers and the differences caused by used of averaging methods.
(4)The units “Mt”; %, and “ppm” refer to million tons, weight percent, and parts per million respectively.

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(5)The Mineral Resource estimate considers a nitrate cut-off grade of 3.0%, based on accumulated cut-off nitrate grades and operational averages grades, as well as caliche thickness ≥ 2.0 m and overburden thickness ≤ 3.0 m. The mean iodine grade considers the cost and medium-and long-term price forecast of generating iodine as discussed in Section 11,16 and 19 of this TRS.
(6)Marco Fazzi is the QP responsible for the Mineral Resources.

11.3 Mineral Resource Classification
This sub-section contains forward-looking information related to Mineral Resources classification for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological and grade continuity analysis and assumptions.
The Mineral Resources classification defined by SQM is based on drill hole spacing grid:
–Measured Resources were defined using the prospecting grids of 50 x 50 m and 100T, which allows to delimit with a significant level of confidence the dimensions, mantle thickness and grades of the mineralized bodies as well as the continuity of the mineralization. Variability and uncertain studies carried out by SQM show a relative estimation error or 4.5 and 5.5 % for both grids, respectively.
–Indicated Resources were defined using drill holes grids of 100 x 100 m and 200 x 200 m, which allows to delimit with a reasonable level of confidence the dimensions, mantle thickness, tonnage, and grades of the mineralized bodies. Variability and uncertain studies carried out by SQM show a relative estimation error or 7.6 and 8.3 % for both grids, respectively.
–Inferred Mineral Resources were defined using drill holes grid greater than the 200 x 200 m and up to 400 x 400 m. When prospecting is carried out in districts or areas of recognized presence of caliche, or when the drill hole grids is accompanied by some prospecting in a smaller grid, confirming the continuity of mineralization, it is possible to anticipate that such resources have a sustainable base to give them a reasonable level of confidence, and therefore, to define dimensions, mantle thickness, tonnages, and grades of the mineralized bodies. The information obtained is complemented by the surface geology the definition of UGs.
–
11.4 Mineral Resource Uncertainty Discussion
Mineral Resource estimates may be materially affected by the quality of data, natural geological variability of mineralization and / or metallurgical recovery and the accuracy of the economic assumptions supporting reasonable prospects for economic extraction including metal prices, and mining and processing costs.
Inferred Mineral Resources are too speculative geologically to have economic considerations applied to them to enable them to be categorized as Mineral Reserves.
Mineral Resources may also be affected by the estimation methodology and parameters and assumptions used in the grade estimation process including top-cutting (capping) of data or search and estimation strategies although it is the QP’s opinion that there is a low likelihood of this having a material impact on the Mineral Resource estimate.

11.5 Qualified Person’s Opinion on Factors that are Likely to Influence the Prospect of Economic Extraction
With the Reopening of Pampa Blanca added to the operational expertise and information available, it is the opinion of the QP that the relevant technical and economic factors necessary to support the economic extraction of the Mineral Resource have been adequately accounted for in the Mine.

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The QP is not aware of any environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors that could materially affect the Mineral Resource Estimate that are not discussed in this Technical Report.

12MINERAL RESERVE ESTIMATE

12.1 Estimation Methods, Parameters and Methods
This sub-section contains forward-looking information related to the key assumptions, parameters and methods for the Mineral Reserve estimates for the Project. The materials factors that could cause actual results to differ materially from the conclusion, estimates, designs, forecast or projection in the forward-looking include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Mineral Resource model tons and grade and mine design parameters.
Mineral Reserves estimates are based on sample grades obtained from drill holes executed with reverse air drilling rigs in 200x200 m, 100x100 m, 100 T m (100 x 50 m) and 50x50 m grid spacing.
Measured Resources are evaluated from 3D block model by numerical interpolation techniques (Ordinary Kriging), where nitrate, iodine, and soluble salt content information available from data obtained in drill hole grids with a spacing equal to or less than 70 m (100T and 50 x 50 m).
The Indicated Resources are evaluated from 3D block model by Inverse Distance Weighted (IDW) interpolation technique and defined by drill hole spacing of 100x100 m and 200x200 m, are stated as Probable Reserves using the same criteria for mineral reserves, caliche and overload thickness, waste/mineral rates, and Nitrate cut-off grade.
Mineral Reserves considers SQM’s criteria for the mining plan which correspond to the following:
–Caliche Thickness ≥ 2.0 m
–Overload thickness ≤ 3.0 m
–Waste / Mineral Ratio ≤ 1.5
–Nitrate 3.0 % cut-off grade.
–The average production cost corresponds to 39.3 USD/kg and the sales price for Iodine derivatives is 42.0 USD/kg. For nitrate concentrate brine1, the average production unit cost is 90.00 USD/ton (mining, leaching, seawater pipeline, neutralization, and pond treatment) and the unit internal price is 323 USD/ton.
The mining sectors consider in the mining plans (see figure 12-2) are delimited in base of the environmental licenses obtained by SQM and a series of additional factors (layout of main accesses, heap and ponds locations, distance to treatment plants, etc.). Mining is executed in blocks of 25x25 m and the volumes of caliche to be extracted are established considering an average density value applied to 2.1 t/m³ for the deposit.
Using these criteria SQM estimated volumes (caliche) to be considered as Proven Reserves based on the 3D block models built, to define Measured Mineral Resources, and applying the criteria defined above to determine the mining plan.
The Indicated Resources estimated by Inverse Distance Weighted method using the Nitrate and Iodine grades and other relevant data obtained from medium density drill hole prospecting grids (100 x 100 m and 200 x 200 m) are stated as Probable Reserves using the same criteria for mineral reserves describes above, caliche and overload thickness, waste/mineral rates, and Nitrate cut-off grade.
1 Correspond to the brine enriched in nitrate salts (AFA-Acid Water Feble) neutralized and treated in ponds (Salar Sur Viejo) that SQM transport to Coya Sur plant to produce Potassium Nitrate Fertilizers mixing with KCL from Salar de Atacama.

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To convert Indicated Resources in Probable Reserves, SQM use a unit conversion factor for tonnage considering the layered, shallowed, and sub-horizontal geological features of “caliches” and the mining process to extract the ore. Nevertheless, the intrinsic geological variability of the mineral deposit, perceived when comparing the results obtained from medium density drill hole spacing prospecting surveys (100 x 100 m and 200 x 200 m) with higher density surveys (100T m or 50 x 50 m), indicates using coefficient below the 1.0 for Nitrates and Iodine grades for the conversion Indicated Resources to Probable Reserves.
The historical data collected by SQM during decades of mining exploitation of caliches in Chile implies the use of different values for grade conversion depending on the mine. For Pampa Blanca mine, SQM’s mining experience indicates the use of a coefficient of 0.90 for Iodine and 0.85 for Nitrate for Probable Reserves evaluated from Indicated Resources.
Based on the SQM experience and the result obtained to compare data from different grid geological investigations, justify the use of coefficients below a value of one for nitrate and iodine grades to convert Indicate Resources to Probable Reserves, as show in accounts for the variability of the caliche deposits.

PB SECTOR 2
RUTA N°2
FLORENCIA SECTOR 4
PB SECTOR 1
SALAR PAMPA BLANCA
PAMPA BLANCA SECTOR 5
AMPLIACION PAMPA BLANCA
SQM PAMPA BLANCA
BLANCO ENCALADA
SIERRA MIRANDA
BAQUEDANO
EUGENIA
BAQUEDANO
RUTA B-385
QUEBRADA SAN CRISTOBAL
SIMBOLOGÍA
Sectores Sierra Gorda
Reservas Probables
Reservas Probadas
Explotado
Carretera (Ruta 5)
Camino Secundario
Gasoducto Norandino
Línea Alta Tensión
Acueducto
SQM
PREPARADO : V.T.R.
DIBUJADO : J.R.H.
REVISADO : M.L.L.
FECHA : Enero 2022
ESCALA : 1 : 350.000
NOM.PLANO:
GERENCIA DE PRODUCCIÓN MINERA y LIXIVIACIÓN
SI. INGENIERÍA & GEOLOGÍA
PLANO RESERVAS
FAENA SIERRA GORDA

Figure 12-1. Map of Reserves Sectors in Pampa Blanca

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12.2 Cut-off Grade
SQM´s has historically used an operational cut-off grade of 300 ppm of iodine; for this year´s report has been used operational cut-off grade of 3.0% of Nitrate. The QP has reviewed the cut-off and agrees that at cut-off of 3.0% nitrate is conservative and will more than pay all mining cost and iodine production cost. Additional nitrate production profits will enhance the economics, and that the nitrate cut-off is appropriate for operations.
12.3 Classification and Criteria
This sub-section contains forward-looking information related to the Mineral Reserve classification for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimate, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Mineral Resources model tones, grade, and classification.
The geological features of the mineral deposits (sub-horizontal, superficial and limited thickness) allow to consider all the estimated Measured and Indicated Mineral Resources and Mineral Reserves, because, regardless, the method of mining extraction used by SQM (drill & blast, continuous miner), the entire volume/mass of Mineral Resources defined as Measured or Indicated can be extracted.
Any mining block (25x25m) that can´t be extracted due to temporary infrastructure limitations (pond, pipes, roads, etc.), are still counted as Mineral Reserves since they may be mined once the temporary limitations are removed.
Proved Reserves have been determined based on Measured Resources, considering the rules set for tonnage and grades conversion (direct conversion of tonnage and grades). Measured Resources are classified as describe in section 11.3 with modifying factors, as described in section 12.1.
Probable Reserves has been determined from Indicated Resources, which are classified as described in section 11.3. Additional criteria as described in section 12.1 are applied in conjunctions with conversion factors for grade conversions as described in section 12.1 and summarized in table 12-2. SQM applies a conversion factor of 0.85 for nitrate and 0.90 for iodine grades.

12.4 Mineral Reserves
This sub-section contains forward-looking information related to the Mineral Reserve estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimate, designs, forecast or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Mineral Resources model tone and grade, modifying factors including mining and recovery factors, production rate and schedule, mining equipment productivity, commodity market and prices and projected operating and capital costs.
Pampa Blanca mine is divided into three sectors: Pampa Blanca, Ampliación Pampa Blanca, and Blanco Encalada. The Pampa Blanca sector is further subdivided into exploitation sub-sectors (see Figure 12-2).
The Pampa Blanca Sector (located at the Center of Sector) contains the following sub-sectors:
– Pampa Blanca Sectors 3 – 4 and 5.
SQM extracts “caliches” from these sectors within areas having environmental license currently approved by the Chilean authorities.
SQM exploits caliche at a rate of up to 5,000 Ktpy for Pampa Blanca plant site (Exempt Resolution N°0515/2012).

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SQM's Mining Plan for 2024-2030 (Pampa Blanca-SQM Industrial Plan) sets a total extraction of 42.0 Mt of caliche with production ranging between 1.1 Ktpy and 1.3 Ktpy. Iodine average grade is 459 ppm and Nitrate average grade is 6.2% for the life-of-mine (LOM)2.
2 The Seven-Year Mining Plan (7YP) in Pampa Blanca mien is defined by the exploitation of Proved Reserves. Every year SQM execute a plan to re-shape the prospecting grid used to define indicate Resources (100 x 100 or 200 x 200) to convert these to Measured Resources using a higher density drill hole spacing grid (50 x 50 or 100T).

The criteria for estimating Mineral Reserves are as described below:
A.Measured Mineral Resources defined by 3D Model block and Ordinary Kriging using data from high resolution drill hole spacing campaigns (50 x 50 and 100T) are used to establish Proven Mineral Reserves using a unit coefficient conversion for tonnage and Iodine and Nitrate grades (see Table 12-2).
B.Indicated Mineral Resources defined by 3D Model Block an Inverse Distance Weighted using data from medium resolution drill hole spacing campaigns (100 x 100 m and 200 x 200 m) are converted to Probable Mineral Reserves using a coefficient equal one for tonnage conversion and coefficients lower than one for iodine and nitrate grades as consequence of natural variability of grades in the mineral deposit for coarser drill grids (see Table 12-2).
C.All the prospected sectors with Proven Reserves at Pampa Blanca have an environmental license to operate, considering the mining method used by SQM (drill-and-blast and CM) and the treatment by heap leach structures to obtain enriched brines of iodine and nitrates.

Table 12-1. Resources to Reserves Conversion Factors at the Pampa Blanca Mine

Modifying Factors
The modifying factors are considered herein. All permits are current and although there are no formal agreements, the operations have longstanding relationships with the communities, some of which are company towns. Mining, processing, downstream costs, mining loss, dilution, and recoveries are accounted for in the operational cutoff grade. For this project , the risks associated with operating costs and recoveries are considered minimal.
Based on the described rules for resources to reserves conversion and qualification, the Proven Mineral Reserves and Probable Mineral Reserves of Pampa Blanca has been estimated as shown in Table 12-3 summarizes the estimated Mineral Reserves in the different sectors investigated by SQM in the Pampa Blanca mine.
The estimated reserves were audited the volume and average grades and applied the coefficients for tonnage and grades as appropriate to the model. Using the economic data (unit costs and sales prices), checked the cut-off grade set by SQM for Nitrate to establish mineral reserves (see Section 12.2).
2 The Seven-Year Mining Plan (7YP) in Pampa Blanca mien is defined by the exploitation of Proved Reserves. Every year SQM execute a plan to re-shape the prospecting grid used to define indicate Resources (100 x 100 or 200 x 200) to convert these to Measured Resources using a higher density drill hole spacing grid (50 x 50 or 100T).

TRS Pampa Blanca 2023	Pag. 100

Table 12-2. Mineral Reserves at the Pampa Blanca Mine (Effective 31 December 2023)

Notes:
a) Mineral Reserves are based on Measured and Indicated Mineral Resources at an operating cutoff of 3.0 % nitrate. Operating constraints of caliche thickness ≥ 2.0 m; overburden thickness ≤ 3.0 m; and waste / caliche ratio ≤ 1.5 are applied.
b) Proven Mineral Reserves are based on Measured Mineral Resources at the criteria described in (a) above.
c) ) Probable Mineral Reserves are based on Indicated Mineral Resources at the criteria described in (a) above with a grade modifying, factor of 0.90 for iodine and 0.85 for nitrates confirmed by operating experience.
d) Mineral Reserves are declared as in-situ ore (caliche).
e) The units “Mt”, “kt”, “ppm” and % refer to million tons, kilotons, parts per million, and weight percent respectively.
f) Marco Fazzi is the QP responsible for the Mineral Reserves.
g) The QP is not aware of any environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors that could materially affect the Mineral Reserve estimate that are not discussed in this TRS.
h) Comparisons of values may not total due to rounding of numbers and the differences caused by use of averaging methods.

Table 12-3. Reserves at the Pampa Blanca Mine by Sector (Effective 31 December 2023)

TRS Pampa Blanca 2023	Pag. 101

12.5 Qualified Person’s Opinion
The estimate of mineral reserves is based on Measured and Indicated Mineral Resources. This information has been provided in reference to Pampa Blanca. The Competent Person has audited the mineral resource estimate and modifying factors to convert the measured and indicated resources into proven and probable reserves.
The Competent Person has also reconciled mineral reserves with production and indicates that such reserves are appropriate for use in mine planning.

13. MINING METHODS
SQM provided with production forecasts for the period from 2024 to 2030 (Mining Plan MP). This Mining Plan was checked that the planned exploitation sectors had environmental licenses approved by the Chilean authorities (Prior to Environmental Law); the total tonnage and average Iodine and Nitrate grades were consistent with estimated Mineral Reserves; the total volume of mineral ore (caliche) is economically mineable and the production of prilled Iodine and Brine Nitrate Concentrate (Brine Nitrate) set by SQM is attainable, considering the dilution and mass losses for mining and recovery factors for leaching and processing
Mining at the Pampa Blanca mine comprises soil and overload removal, mineral extraction from the surface, loading and transport of the mineral (caliche) to make heap leach pads to obtain iodine and nitrate-enriched solutions (brine leach solution).
Mineralization can be described as stratified, sub-horizontal, superficial (≤ 7.5 m), and limited thickness (3.0 m average). The extraction process of the mineral is constrained by the tabular and superficial bedding disposition of the geological formations that contain the mineral resource (caliches). This mining process has been approved by local mining authorities in Chile (SERNAGEOMIN) . Generally, extraction consists of a few meters’ thick excavation (one continuous bench of up to 6.0 m in height (overburden + caliche) where the mineral is extracted using traditional methods - drilling and blasting. Extracted ore is loaded by front loaders and/or shovels and transported by rigid hopper mining trucks to heap leach structures.
The concentration process starts with leaching in situ by means of heap leach pads irrigated by drip/spray to obtain an iodine and nitrate enriched solution that is sent to treatment plants to obtain the final products. The mining and extraction process is summarized in Table 13-1.

TRS Pampa Blanca 2023	Pag. 102

Table 13-1. Summary of Pampa Blanca-SQM caliche mine characteristics
(a)This material is used by SQM to build the base of the heap pads. The final volume of waste material is negligible.

13.1 Geotechnical and hydrological models, and other parameters relevant to mine designs and plans
This sub-section contains forward-looking information related to mine design for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section.
Mining at Pampa Blanca is relatively simple, as it is only necessary to remove a surface layer of sterile material (soil + overburden) up to 2.0 m thick (sandstone, breccia, and anhydrite crusts), which is removed. Subsequently the ore (caliche) is extracted, which has a thickness of 1.50 to 6.0 m (average of 3.0 m). Caliche's geotechnical characteristics (Polymictic Sedimentary Breccia) allow a vertical mining bench face, allowing increased efficiency in the exploitation of the mining resources.
The mining conditions do not require physical stability analysis of the mining working face; therefore, no specific geotechnical field investigations and designs are required. One single final bench of about 4.70 m average height (1.0 m of soil + overburden and 3.2 m of caliche) is typical of the operations (Figure 13-1).

TRS Pampa Blanca 2023	Pag. 103

0.8
Arenisca
1
Brecha Sedimentaria Polimíctica
3.5
Conglomerado
1 m
2 m
3 m

Sandstone layer over the polymictic sedimentary breccia, on top of a layer of continental conglomerate

Figure 13-1. Stratigraphic column and schematic profile in Pampa Blanca mine.

Due to its practically non-existent surface runoff and surface infiltration (area with very low rainfall) and its shallow mining depth, the water table is not reached during excavation. Therefore, no surface water management and/or mine drainage plans are required to control groundwater and avoid problems arising from the existence of pore pressures.
Therefore, this mining operation does not require detailed geotechnical, hydrological, and hydrogeological models for its operation and/or mining designs and mining plans.
The hardness is established during geological surveys and exploration and relates to the following qualitative technical criteria as judged by the geologist in the field from boreholes:
•Caliche drilled borehole section that exhibits collapse and/or roughness in diameter is rated as Soft (Hardness 1) or Semi-Soft (Hardness 2).
•Borehole section drilled in caliche that exhibits a consistent and smooth borehole diameter is rated as Hard (Hardness 3).
•This parameter is included in the block model and is used in decision-making on mining and heap leach shaping.
Extracted mineral is stockpiled in heaps located in same general area of exploitation. Heap leach pads are constructed in previously mined-out areas. The pads are irrigated to leach the target components (iodine and nitrates) by aqueous dissolution (pregnant brine solution).

TRS Pampa Blanca 2023	Pag. 104

SQM has analyzed heap leach stability3 to verify the physical long-term stability of these mining structures under adverse conditions (maximum credible earthquake). Geomechanical conditions analyzed for heap leaching facilities that are already closed have been considered, which have the following characteristics:
•Wet density of 20.4 kilonewtons per cubic meter (kN/m³).
•Internal friction angle of 32º.
•Cohesion of 2.8 kPa.
A graded compacted material is used to support the liner on which the piles rest. The specification is based on experience and is generally defined by a wet density of 18.5 kN/m³, an angle of friction (𝜙) of 38° and no cohesion. Between the soil base and heap material there is an HDPE sheet that waterproofs the heap leach pad foundation. The interface between geomembrane HDPE and the drainage layer material is modelled as a 10 cm thick layer of material and a friction angle 𝜙 = 25° is adopted, which represents generated friction between the soil and the geomembrane.
Maximum acceleration value for the maximum credible earthquake is set at 0.86 G (G = 9.8 ) and for the design earthquake it is set at 0.35 G.
The horizontal seismic coefficient (Kh) was set through expressions commonly used in Chile and the vertical seismic coefficient (Kv) was set according to NCh 2369 Of. 2003, as 2/3 of the horizontal coefficient. Therefore, in the stability analysis of heaps, a Kh value of 0.21 and Kv of 0.14 was used for the maximum credible earthquake; and a Kh of 0.11 and Kv of 0.07 were used for the design earthquake.
The stability analysis was executed using the static dowel equilibrium methodology (Morgenstern-Price Limit Equilibrium method) and GeoStudio’s Slope software, with results that comply with the minimum Factor of Safety criteria.
Based on the analysis developed in this document, it is possible to draw the following conclusions (Table 13-2 and Figure 13-2):
•The slopes of the heaps analyzed in their current condition are stable against sliding.
•None of the heaps will require slope profiling treatment after closure.

Table 13-2. Summary results of slope stability analysis of closed heap leaching.

Slope	Static case (FS adm = 1.4)	Pseudo-static design earthquake (FS adm = 1.2)	Pseudo-static maximum credible earthquake (FS adm = 1.0)
300	1.93	1.42	1.09
350	1.91	1.42	1.10

3 TECHNICAL REPORT ‘’ANÁLISIS DE ESTABILIDAD DE TALUDES PILAS 300 Y 350’’. Document SQM N° 14220M-6745-800-IN-001. PROCURE Servicios de Ingeniería (21146-800-IN-001), mayo 2021.

TRS Pampa Blanca 2023	Pag. 105

Figure 13-2. Geotechnical analysis results: Heap n#300, Hypothesis maximum credible earthquake

13.2 Production rates, expected mine life, mining unit dimensions, and mining dilution and recovery factors.
The MP considers a total caliche extraction of 42 Mt, with a production growing from 5.0 Mtpy to 12 Mtpy, as shown in Table 13-3. For the MP total caliche to be extracted is projected to have iodine grades ranging between 450 to 470 ppm and nitrate grades between 5,7 % and 7.0%.
With an average Iodine grade of 459 ppm (0.0459%), gross iodine prill production is estimated to be at 4,2 tpd (1,533 tpy of iodine). Likewise, for a Nitrate average grade of 6.2%, average Nitrate salts for fertilizer production is estimated to be at 406 tpd (148 ktpy of nitrate salts for fertilizer).
The mining area extends over an area of 40 km x 50 km (see Figure 12-2). The mining sequence is defined based on the productive thickness data established for caliche from geological investigations, approved mining licenses exist, distances to treatment plants and ensuring that mineral is not lost under areas where infrastructure is planned to be installed (heap bases, pipelines, roads, channels, trunk lines, etc.). Areas with future planned infrastructure are targeted for mining prior to establishing these elements or mined after the infrastructure is demobilized.
Mineral Reserves considers SQM's criteria for the mining plan which includes the following:
•Caliche Thickness ≥ 2.0 m.
•Overburden thickness ≤ 2.0 m.
•Waste / Mineral Ratio ≤ 1.
•Nitrate (3.0%) cut-off grade.
In addition to the above-mentioned operational parameters, the following geological parameters are also considered for determining the mining areas:
•Lithologies.
•Hardness parameters.

•Total salts (caliche salt matrix) which impact caliche leaching.

TRS Pampa Blanca 2023	Pag. 106

•Total salts elements (majority ions) which impact caliche leaching.
GPS control over the mining area floor is executed during mining to minimize dilution of the target iodine and nitrate grades.

TRS Pampa Blanca 2023	Pag. 107

Table 13-3. Mining Plan planned for 2023-2029.

MATERIAL MOVEMENT	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
Hermosa Sector Ore Tonnage	Mt	5	5	5	5	5	5	12	42
Iodine (I2) in situ	ppm	461	468	458	450	446	440	471	459
Average grade Nitrate Salts (NaNO3)%		5.8%	7.2%	6.7%	6.5%	6.4%	5.8%	5.7%	6.2%
TOTAL ORE MINED (CALICHE)	Mt	5	5	5	5	5	5	12	42
Iodine (I2) in situ	kt	2.3	2.3	2.3	2.3	2.2	2.2	5.7	19.3
Yield process to produce prilled Iodine	%	55.6%	52.5%	54.8%	54.5%	49.3%	63.1%	57.6%	55.7%
Prilled Iodine produced	kt	1.3	1.2	1.3	1.2	1.1	1.4	3.3	10.7
Nitrate Salts in situ	kt	291	360	335	325	320	290	684	2,605
Yield process to produce Nitrates	%	37.6%	36.0%	38.1%	39.0%	39.4%	42.0%	43.3%	40.1%
Nitrate production from Leaching	kt	109	129	128	127	126	122	296	1,038
Ponds Yield to produce Nitrates Salts	%	78.5%	61.7%	62.5%	62.3%	62.2%	63.9%	57.5%	62.8%
Nitrate Salts for Fertilizers	kt	86	80	80	79	79	78	170	651

TRS Pampa Blanca 2023	Pag. 108

Grade dilution from mining is estimated to be less than 2.5% (± 10 ppm iodine) and less than 2.3% for nitrate (± 0.12% nitrate). During the caliche mining process, as the mineralized thicknesses are low (≤ 5.0 m), there is a double effect on the mineralized mantle floor resulting from the blasting process: with the inclusion of underlying material as well as over-excavation. These tend to compensate, with dilution or loss of grade is minor or negligible (± 10 ppm for Iodine).
The excavation depth is controlled by GPS on the loading equipment. SQM considers a planned mining recovery of 95%, (average value for MP 2024-2030).
The processes of extraction, loading and transport of the mineral (caliche) include:
1.Surface layer and overburden removal (between 0.5 to 2.5 m thick) that is deposited in nearby mined out or barren sectors. This material is used to build the base of the heap leaching structures.
1.Caliche extraction, to a maximum depth of 6 meters, using explosives (drill & blast).
Blasting is performed to achieve a high degree of fluffing, good fragmentation, good floor control, mineral sizes suitable for the type of loading equipment and not requiring further handling (20% of fragments below 5.0-6.0 cm, 80% of fragments feed to heap leach below 37.0 cm and maximum diameter of 100 cm).
The MC is not applicable in Pampa Blanca due to the excess of clasts and megaclasts that affect the consumption of cutting tips of the equipment.
The 2024 Mining Plan targets an annual production of 5.0 Mt of fresh caliche (5,8 % NaNO3, 461 ppm Iodine and 46,7 % soluble salts) of which 5.0 Mt will be extracted by traditional mining and 0 Mt by continuous mining.
1.Caliche loading, using front-end loaders and/or shovels.
1.Transport of the mineral to heap leach pads, using mining trucks (rigid hopper, 100 t to 150 t).
Heap leach pads (Figure 13-3) are built to accumulate a total of 0.5 a 1.0 Mt, with heights between 7 to 15 m and crown area of 40,000 a 65,000 m2.
Figure 13-3. Pad construction and morphology in Pampa Blanca mine (caliches).

Physical stability analysis performed by SQM reports that these heaps are stable in the long term (closed heaps) and no slope modification is required for closure.
Pampa Blanca mine operates with "Run of Mine" (ROM) material, which is material directly from the mine, coming from a traditional extraction process (drilling and blasting), loading and transport, where it is possible to find particles ranging in size from a few millimeters to 1 meter in diameter.
There are several stages in the heap construction process:
–Site preparation (soil removal by tractor) and construction of the heap base and perimeter parapets to facilitate collection of the enriched solutions.

TRS Pampa Blanca 2023	Pag. 109

–The base of the heaps has an area of 60,000 to 84,000 m² and a maximum cross slope of 2.5% (to facilitate the drainage of solutions enriched in iodine and nitrate salts).
–Heap base construction material (0.40 m thick) comes from the sterile material and is roller-compacted to 95% of Normal Proctor (moisture and/or density is not tested on site).
–An HDPE waterproof geomembrane is laid on top of this base layer.
–To protect the geomembrane, a 0.5 m thick layer of barren material is placed on top (to avoid damage to the membrane by ROM / MC fragments stored in the heap).
–Heap loading by high-tonnage trucks (100 to 150 tons). The leach pads are built in two lifts each 3.25 m high, on average. The average high of a heap pad is 6.5 m.
–Impregnation, which consists of an initial wetting of the heap with industrial water, in alternating cycles of irrigation and rest, for a period of 60 days. During this stage the pile begins its initial solution drainage (Brine).
Continuous irrigation until leaching cycle is completed, taking into account the following stages:
•Irrigation SI: stage where drained solutions are irrigated by the oldest half of heaps in the system. It lasts up to 280 days.
•Mixing: irrigation stage consisting of a mixture of recirculated BF and water. Drainage from these heaps is considered as SI and are used to irrigate other heaps. This stage lasts about 20 days.
•Washing: last stage of a heap's life, with a final irrigation of water, for approximately 60 days.
In total, there is a cycle of approximately 400 to 500 days for each heap, during which time the heap drops in height by 15-20%.
The irrigation system used is a mixed system, that is, drippers and sprinklers are used. In the case of drippers, an alternative is to cover heaps with a plastic sheet or blanket to reduce evaporation losses and improve the efficiency of the irrigation system.
–Leaching solutions are collected by gravity via channels, which will lead the liquids to a sump where they will be recirculated by means of a portable pump and pipes to the Brine reception and accumulation ponds.
–Once the heaps are out of operation, tailings can either be used for base construction of other heaps or remain on site (exhausted heaps).
In the Long term (MP) for 2024-2030 period, the unit water consumptions range from 0.45 to 0.47 m³/ton of caliche leached with an average of 0.46m³/ton.
Leaching process yields are set at 55,7% for prill iodine and 40,1% for nitrate in ROM heap leaching ( drill and blast material), for the Long Term from 2024 to 2030 period.
Heap leaching process performance constraints include the amount of water available, slope shaping4 (slopes cannot be irrigated), re-impregnation and resource/reserve modelling errors, this last factor being the one that most influences annual target production deviations from the one finally achieved. Such deviations are typically as high as -5% for iodine and -7% for nitrate.
From Brine Pond, the enriched solutions are sent to the iodide plants via HPDE pipes.

13.3 Requirements for stripping, underground development, and backfilling
Initial ground preparation work requires an excavation of a surface layer of soil-type material (50 cm average thickness) and overload or waste material above the mineral (caliche) that reaches average thicknesses of between 50 cm to 100 cm.

TRS Pampa Blanca 2023	Pag. 110

This is done by bulldozer-type tracked tractors and wheeldozer-type wheeled tractors. This waste material is deposited in nearby sectors already mined or without mineral.
SQM has 4 bulldozer-type tractors of 50 to 70 tons and 2 wheeldozers-type tractors of 25 to 35 tons for these tasks.
Caliche mining is executed through use of explosives to a maximum depth of 6 m (3.0 m average and 1.5 m minimum mineable thickness), with an annual caliche production rate at Nueva Victoria of 5.0 Mtpy.
Caliche extraction by drilling and blasting is executed by means of rectangular blasting patterns, which are drilled considering an average caliche thickness of 3.0 m.

Table 13-4. Blasting pattern in Pampa Blanca mine
Usually, drilling grid used in Pampa Blanca is 2.8mx3.0m and 3.00x3.2m, for a drilling diameter of 4". Atlas Copco rigs are used in drilling - F9 and D7 equipment (Percussion drilling with DTH hammer).
The explosive used is ANFO, which is composed of 94% ammonium nitrate and 6% petroleum, which has a density of 0.82-0.84 g/cc, with a detonation velocity between 3,800 to 4,100 m/s. The charge is 24.3 kg per drill hole.
A backfill (stemming) of 0.80 m is provided with sterile material. For detonation, 150 gr APD boosters and non-electric detonators are used as detonators, which start with a detonating cord. The over-excavation (subgrade) is variable from 0.50 to 1.50 m. Blasting will be executed considering a rock density of 2.1 t/m³ of intact rock, with an explosives load factor of 365 gr/t (load factor of 0.767 kg/m³ of blasted caliche), for an extraction of 15,000 tpd of caliche.

TRS Pampa Blanca 2023	Pag. 111

Figure 13-4. Picture of a typical blast in Pampa Blanca mine (caliches)
The unit cost of mine production at Nueva Victoria based on traditional mining is set at 3.0 USD/ton.

13.4 Required mining equipment fleet and machinery, and Personnel.
This sub-section contains forward-looking information related to equipment selection for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including labor and equipment availability and productivity.
SQM has sufficient equipment at the Pampa Blanca mine to produce enough caliche as required, to mine and build heap leach pads, and to obtain enriched liquors that are sent to treatment plants to obtain Iodine and Nitrate end-products.
The equipment available to achieve Pampa Blanca current production Mining Plan (2024-2030) of caliche is summarized in Table 13-6. The current equipment capacity has been evaluated by the QP and will meet the future production requirements.

Table 13-5 Equipment fleet and Pampa Blanca mine

TRS Pampa Blanca 2023	Pag. 112

Equipment	Quantity	Type or size	Replacement (h)
Front loader	3	12,5 y 15 m3	30
Shovels	1	13 a 15 m3	30
		150 a 200 ton
Trucks	7	100 - 150 ton-c	30
Bulldozer	4	50 a 70 ton	25
Wheeldozer	2	35 ton	25
Drill	4	Top hammer de 3,5” a 4,5” (diameter)	20
Grader	2	16 - 24 feets	20
Roller	1	10-15 ton	20
Excavator	2	Bucket capacity 1 -1,5 m3	20
The staff at Pampa Blanca mining operation consists of 30 professionals dedicated to mining and heap leach operation.
Also, a total of 55 professionals are employed for heap leaching and ponds maintenance.
The Pampa Blanca mine operation includes some general service facilities for site personnel: offices, bathrooms, truck maintenance and washing shed, change rooms, canteens (fixed or mobile), warehouses, drinking water plant (reverse osmosis) and/or drinking water storage tank, sewage treatment plant and transformers.

13.5 Production and Final Mine Outline

SQM works with an initial topography of the land where, by continuous topography and control of the mining operations, the soil and overload are removed (total thickness of 1.50 m on average at Pampa Blanca) and caliche is extracted (average thickness of 3.0 m).

Given that the excavations are small (4.70 m on average) in relation to the surface area involved (655 Ha/year), it is not possible to correctly visualize a topographic map showing the final situation of the mine.
Figure 13-4 depicts the final mine outline for the 2024 to 2030 period (Long Term Plan).

TRS Pampa Blanca 2023	Pag. 113

Figure 13-5. Pampa Blanca Mining Plan 2024-2030

AMPLIACIÓN PAMPA BLANCA
Mariposa de Riego PN20
Mariposa de Riego PN16
Mariposa de Riego PN12_5
SECTOR 4
SECTOR 4 Fuera Explotación antigua
Pol. Fuera de EIA
Zona 1
Zona 2
Zona 3
SECTOR 5
Centro Drenaje 2
Taller
Ubicación Polvorín
POZAS (SI / Brine)
COP 02 (CD1)
COP 01 (CR)
RUTA 5
OFICINA AURELIA
OFICINA CHACABUCO
OFICINA CELIA
OFICINA OSSA
OFICINA CARLOS CONDELL
POZAS EVAPORACIÓN
OFICINA FLORENCIA
OFICINA LASTENIA
ESTACION SALINAS
Entrada PB
PLANTA
EXTENDIDO
PAMPITA
OFICINA PUELMA
ESTACION CARMEN ALTO
SANTA ROSA
OFICINA RIVIERA
OFICINA SARGENTO ALDEA
ESTACION EL BUITRE
GUALGA
Ruta N°5
Ruta N°25
427,500 mE
430,000 mE
432,500 mE
435,000 mE
437,500 mE
440,000 mE
7.450,000 mN
7.447,500 mN
7.445,000 mN
7.442,500 mN
7.440,000 mN
7.437,500 mN
7.435,000 mN
PLAN LARGO PLAZO PB
Pol_2024
Pol_2025
Pol_2026
Pol_2027
Pol_2028
Pol_2029
Pol_2030
Rangos ISO-Yodo
< 300
300 - 350
350 - 400
400 - 450
> 450
PLANO RESERVAS PAMPA BLANCA
Explotado
Poligonos P.Operacional 2024
Pilas P.Operacional 2024
Pilas Construidas
Pilas Acondicionadas
Expotación antigua
EIA en Trámite
RCA caducada APB
Línea Eléctrica
Porteo AFA
Evacuaciones
Porteo agua
Porteo Brine

TRS Pampa Blanca 2023	Pag. 114

Caliche production data for the 2024-2030 LoM involves a total production of 42 Mt, with average grades of 459 ppm of Iodine and 6.2% of Nitrates.

The total of water consumption expected is 19,5 Mm³(Mining Plan 2024-2030).

Based on production factors set in mining and leaching processes, a total production of 10,7 kt of Iodine and 1,038 kt of Nitrate salts is expected for this period (2024-2030), which means to produce fresh brine solution (8,9 km³/d) with average contents of 4,2 tpd of Iodine (0.59 g/L) and 406 tpd of Nitrate salts (141 g/l) that would be sent to the processing plants. Note that dilution factors considered herein are in addition to the indicated resource to probable reserve factors described above.
Table 13-6. Mine and PAD leaching production for Pampa Blanca Mine – period 2024-2030

LoM 2023-2029	Caliches	%/Ratios	Iodine	Nitrates
Production (Mt)	42
Average grades (Iodine ppm / Nitrate %)			459	6.2%
Mineral in situ (kt) RESERVES			19	2,605
Traditional mining (kt)	42.0	100%
Mining yield (%)		95%
Grade Dilution Factor (%)			2%	3%
Grade dilution (%)			9.5%	0.13%
Mining process efficiency (%)			95%	95%
Mineral charged in heap leach (kt)			19	2,605
Heap Leach ROM recovery from traditional mining (%)			60%	40%
Heap ROM production from traditional mining heaps (kt)			11,624	1,037,840
TOTAL Heap Leach production (kt)			11,624	1,037,840
Heap Leaching recovery coefficient (%)			60,3%	40.0%
Recovery Average Coefficient for Finished Product (%)			55.7%	25.2%
Total Industrial Plant Processing Pampa Blanca (t)			10,732	651,372

14. PROCESSING AND RECOVERY METHODS

Pampa Blanca is one of SQM's production center located in Sierra Gorda, province of Antofagasta, approximately 100 km northeast of the city of Antofagasta and 25 km northeast of Baquedano. The property was an operations recess stage by Exempt Resolution N°1346/2012 which authorizes the extension of the Pampa Blanca Temporary Closure. The site contemplated caliche extraction processes (mine), heap leaching, and processing plants to obtain iodine as the main product and nitrate (nitrate-rich salts) as a byproduct.

In October 2022, Pampa Blanca was reopened with caliche extraction, pile construction, construction of iodide and alkalinization plant, and reconditioning of evaporation solar ponds. The operation of the iodide plant and pump brines to evaporation ponds started in March 2023, operating continuously the rest of the year.
Pampa Blanca operations currently have the following facilities

TRS Pampa Blanca 2023	Pag. 115

1.Caliche mine and mine leaching operation centers.
2. Electric power generating plant
2. Industrial water Supply
3. Iodine Plant
4. Neutralization Plant
5. Evaporation Ponds
6. Auxiliary Facilities

Show a general plan of the location of the Iodide and Solar Evaporation Plant plants is shown.

TRS Pampa Blanca 2023	Pag. 116

Figure 14-1. Location of Pampa Blanca's production plant and facilities.

430000
435000
7452000
7447000
7442000
7437000
N
Leyenda
Planta de Yoduro
Caminos
Sector pozas de Evaporación (Acopios)
Sector pozas de Evaporación (Piscinas)
Área de Mina
1600 m
1500 m
1437
1400 m
1431
5
25
Planta de Yoduro
0
1
2
3
4
km
PSAD56 19s
Caliche Ore
Brines
Production Facilities
CHILE
IQUIQUE
Iris
Nva. Victoria
Tocopilla
Maria Elena
Coya Sur
Pedro de Valdivia
Pampa Blanca
ANTOFAGASTA
Salar del Carmen
Salar de Atacama

TRS Pampa Blanca 2023	Pag. 117

14.1 Process Description
The SQM operation in Pampa Blanca is focused on the production of iodide and sodium nitrate salts. First stage of the process is the extraction of caliche from different mining reserves, this extraction involves several activities: Preparation of heap base, Overload Removal, Drilling, Blasting Loading, Loading and Transport of Caliche and Sterile to heap leaching. Pampa Blanca Mine is authorized to operate at a rate of 7,000,000 tons / year.

Once heaps have been charged, the caliche wetting stage begins. Heaps are irrigated with different solutions (water and recirculated process solution) from operations centers during approximately a year. When Heaps start to drain, iodine rich brine is pumped to Iodide plant.

The brine sent to the plant is treated to produce iodide rich solution. This product is sent to iodine plant located at Pedro de Valdivia or Nueva Victoria. Subsequently, the poor iodine brine that comes out from Iodide plant, one part is alkalized and pumped to Evaporation solar pond and the second part in returned to leaching process to irrigate heaps.

The last stage of the Pampa Blanca Process, Evaporation Solar Ponds, produces high nitrate salts. This product is harvested, storaged and sent to SQM Coya Sur facility for further refinement prior to sale.

The flowchart shows the overall process to produce iodine and salts with high nitrate content, see Figure 14-2.

Figure 14-2. General diagram of the block process for the treatment of caliche ore at the Pampa Blanca processing plant.
Mining waste from operations consists of heap leaching landfills, overload, and waste salts. The mining process involves the extraction, loading and transportation of caliche according to the following stages:

–Elimination of chusca (surface layer approximately 50 cm thick) and overload (intermediate layer of 50 cm to 2 m thick) using harvester tractors, which deposit them in nearby sectors already extracted or lacking minerals.
–Extraction of caliche with explosives and/or mining equipment at a maximum rate of 7,000,000 tons/year.
–Caliche loading, using front loaders, and transfer of ore to leaching piles, using high tonnage trucks (50, 65 or 100 tons).

14.1.1 Heap Leaching:

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Heaps are constructed on non-mineralized ground, so as not to cover valuable caliche resource. The land is prepared prior to construction of the heap leaching pads. The soil is left with a slope profile of 1 to 4%, to promote gravity flow of the drained solution. The base is covered with an impermeable geomembrane (PVC, or HDPE) to prevent seepage of leaching solutions into the ground, allowing the solutions to be collected at the toe of the heap. A protective 40-50 cm thick layer of fine material (non-mineralized chusca (weathered material) or spent leached caliche) is spread over geomembrane to protect it against being damaged by the transit of mine vehicles or punctured by sharp stones.
The caliche to be leached is then emplaced over the protective layer. The heap is constructed with a rectangular base and heights between 6 to 15 m and a crown area of 65,000 m². Once the stacking of caliche is complete, heap is irrigated to dissolve the soluble mineral salts present in the caliche.
The heap leaching operation applies alternating cycles of irrigation and resting. The irrigation system used incorporates both sprinklers and drip irrigation. The heap leaching process typically takes around 350 days from start to finish (in general, the operating range is of approximately 300- 500 days for each heap). Over the leaching cycle, the removal of soluble mineral salts results in a 15% to 20% drop in height of each leach heap.
Figure 14-3 presents a schematic of the heap leaching process. The piles are organized in such a way as to reuse the solutions they deliver production piles (the newest ones), which produce iodine rich solution to be sent to the iodide plant, and older heap whose drainage feeds the production heap. At the end of its irrigation cycle, an (old) heap leaves the system as inert debris, and a new heap enters at the other end, thus forming a continuous process.
–
Figure 14-3. Schematic process flow of caliche leaching
The stages in the heap leaching process (Figure 14-3) are as follows:
1)Initial irrigation of the heap with industrial water (impregnation): the “impregnation” stage corresponds to the initial irrigation of the leach pile with industrial water. During this stage the pile begins generating salt-bearing leach solution at its base, termed brine. Stage 1 lasts about 50-70 days.
2)Irrigation of the heap with Intermediate Solution: Maturing heap leach piles are irrigated with drained solutions (Pregnant leaching solution (PLS) or iodine rich Brine). This stage lasts about 190-280 days.
3)Mixed: the heap is irrigated with a mixture of recirculated AFA and referred to by SQM as BF and industrial water. The leaching solutions draining from these heaps are termed Intermediate Solution (SI). The SI is the input to Stage 3 of the heap leaching cycle. This stage lasts about 60-120 days approximately.

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4)Washing of the heap: this is the last stage of a heap's life, comprising a final water irrigation of the heap with industrial water to maximize total extraction of soluble salts. This stage lasts about 20-30 days.
The PLS obtained during heap leaching process is referred to as brine by the operation. The leaching solutions (brines) which drain from the heaps leaching are piped, according to their chemical quality to poor solution, intermediate solution, and rich brine solution storage ponds (accumulation ponds) at the COM. From here they are piped to Iodide plant.

14.1.2 Iodide Plant

SQM's leaching facilities located in mining areas are used to obtain brine, which is transported through pipelines to the iodide plant's existing facilities. The iodide plant process generates a concentrated solution of iodide, which is sent to SQM's iodine plants, followed by a residual stream of brine feble (BF), a solution of low iodine concentration. The brine Feble generated is reused in two processes: a) part was recirculated to the Operation Center (COP) located in the mining areas for the leaching process in piles, and b) the remaining fraction is sent to the solar evaporation pools after alkalization with lime or sodium carbonate.

The main equipment or infrastructure for iodide production is as follows:
–SO2 generation system.
–Absorption towers with their respective tanks.
–Solvent extraction plants (SX) and their tanks.
–Brine storage ponds with their respective pumps.

For the storage of inputs, there were:
–Sulphur reserves.
–Paraffin tank
–Sulfuric acid tank
–Sodium Hydroxide Tank
–Fuel tanks
Figure 14-4. Iodide Plant Process Diagram
14.1.3 Florence evaporation solar Ponds

Evaporation solar ponds is a functional unit involving Brine preconcentration, control pond, production, harvest and transport High grade Nitrate salts (see Figure 14-5). The fundamental purpose of the ponds is to evaporate part of the feed water, separate the residual salts (sodium chloride, magnesium, and sodium sulfates) and harvest the salts with a high degree of sodium nitrate (NaNO3).
When the precipitate of the high-nitrate salt is ready, the salt is harvested, storaged and sent to SQM Coya Sur facility for further refinement prior to sale.

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The following facilities were in the area:

–Alkalization: unit responsible for alkalizing BF with a lime suspension (sodium carbonate can also be used). For neutralization, a slurry preparation system can be used. Neutralization takes place in mixing tanks that discharge into ponds that have the function of decanting insoluble gypsum and lime. The neutralized and clarified solution is finally fed into the solar evaporation circuit.

–Solar evaporation ponds: The processing unit is divided into pre-concentration ponds, control pond and production ponds. The preconcentration ponds are where waste salts precipitate that are harvested and placed in the residual salt reserves, with an impermeable base that allows the recovery of the impregnation solution. Nitrate salts precipitated in production pools are harvested and stored in product stockpiles.

Figure 14-5 Expansion of the Evaporation Pools plan at the Florencia de Pampa Blanca Plant.

14.2 Production Specifications and Efficiencies

14.2.1 Process Criteria

Table 14-1 contains a summary of the main criteria for the Pampa Blanca processing circuit.

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Table 14-1 Summary of process criteria. Mine site caliche heap leaching and productive iodine process.

Criteria
Mining Capacity and Grades
Caliche Mine Exploitation	4 to 7 Mtpy
Exploitation of Future Proven Areas	12 Mtpy
Average Grades	6.2 % Nitrate ; 459 ppm Iodine
Cut-off Grade	Nitrate 3.0% - Iodine 300 ppm
Availability / Use of Availability
Mining Exploitation Factor	80 - 90%
Plant Availability Factors	96.7%
Caliche Iodine PO Factor	3.9 Mt Caliche per Ton of Prilled Iodine
Caliche Nitrate PO Factor	35 Tonnes Caliche / Nitrate
Caliche Iodine Iris Factor
Heap Leaching
Impregnation Stage	300 to 500 Days for Each Heap
Intermediate Solution
Mixed Irrigation Stage
Washing Stage with Industrial Water

Criteria
Heap Leaching
Water + AFA Mixed Irrigation	40% Dilution of AFA
Heap Drainage	250 to 450 days
Iodate Brine Turbidity	<150 NTU
Yield and Plant Capacity
Iodate / Iodide Yield	92 - 95%
Iodide / Iodine Yield	98%
Production Capacity at Nueva Victoria	1.5 Ktpy Iodide at Nueva Victoria
Iodine Prill Product Purity	99,8%
High - Nitrate Salts Production Capacity	2.050 Mtpy

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14.2.1 Solar Pond Specifications
The specific criteria for the operation of evaporation ponds are summarize in the 14-5:
Table 14-2 Description of Inflows and Outflows of the Solar Evaporation System

System Input Flows	Unit	Value
AFA Feed Flow	m3 / h	85
Sodium Nitrate (NaNO3)	g/l	155
Potassium (K)		11.0
Potassium Perchlorate (KClO4)		1.2
Magnesium (Mg)		17
Boron w/boric acid (H3BO3)		6.8
System outflows	Unit	Value
Discard Salts	Ton/año	60,000
Sodium sulfate	%	75
Sodium Chloride	%	25
High Nitrate Salt Production	Ton/año	180,000
Sodium Nitrate (NaNO3)		75,000
Sodium Nitrate (NaNO3)%		41.9
Potassium Nitrate (KNO3)		3.0
Potassium Perchlorate (KClO4)		0.22
Magnesium (Mg)		0.8
Boron w/boric acid (H3BO3)		0.8

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14.2.3Production Balance and Yields
Pampa Blanca reopened its operations in the second half of 2022 with a cargo equivalent to 4.5 million tons per year, with an iodine equivalent production of 1,130 tons/year. Iodine production began in March 2023.
Table 14-6 presents a summary of 2023 iodine and nitrate production at Pampa Blanca
Table 14-3 Summary of 2023 Iodine and Nitrate at Pampa Blanca

Iodine Balance PB	Unit	Total Year 2023
Caliche Processed	Mt	5.0
Caliche Nitrate Grade	%	5.7%
Caliche Iodine Grade	ppm	456
Iodine Heap Yield	%	62%
Brine sent to plant	Mm3	1,414
Concentration	gpl	0.64
Iodide Produce	ton	848
Iodine Plant Yield	%	98.0%
Iodine Produced	ton	831
Iodide Plant Yield	%	94%
Iodide Global Yield	%	57%
Nitrate Balance PB	Unit	Total Year 2023
AFA Sent to Evaporation Ponds	km3	594
Nitrate in AFA Sent to Evaporation Ponds	Ton NaNO3	78
Nitrate Concentration in AFA Sent to Evaporation Ponds	g/l (ppt)	132
NaNO3 Grade	%	NA
Yield of NaNO3 from Evaporation Ponds		NA

14.2.4Production Estimation
In terms of future, Pampa Blanca Mining (see Section 13.2, see Table 13-3) and industrial plan, an economic analysis of which is discussed later in Chapter 19 (see Table 19-1) considers caliche extraction at a current rate of 5 Mtpy and estimates an increase in iodine and nitrate production to the year 2030. Projected growth to 12 MTpy, using sea water in leaching operation.
Table 14-8 shows that to achieve the committed production it is required to increase water consumption to 0.47 m3/ton for the years 2028-2040 and the heap leach yield for iodine must be increased to 63%.
The indicated yield values for each year have been calculated using empirical yield ratios as a function of soluble salt content, nitrate grade and unit consumption.

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Table 14-4 Pampa Blanca Process Plant Production Summary.

Parameter	2024	2025	2026	2027	2028	2029	2030	Total
Mass of Caliche ore Processed (Mt)	5	5	5	5	5	5	12	42
Water Consumption (m3 / Ton Caliche)	0.45	0.47	0.47	0.47	0.47	0.47	0.47	0.4
Ore Grade (ppm, I2)	461	468	458	450	446	440	471	459.0
Ore Grade (Nitrate, %)	5.80%	7.20%	6.70%	6.50%	6.40%	5.80%	5.70%	6.20%
Soluble Salts, %	46.7%	52.6%	49.2%	51.6%	56.3%	45.2%	54.4%	51.4%
Yield process to produce prilled Iodine, %	55.6%	52.5%	54.8%	54.5%	49.3%	63.1%	57.6%	55.7%
Yield process to produce Nitrates, %	37.6%	36.0%	38.1%	39.0%	39.4%	42.0%	43.3%	40.1%
Ponds Yield to produce Nitrates Salts, %	78.5%	61.7%	62.5%	62.3%	62.2%	63.9%	57.5%	62.8%
Prilled Iodine produced (kt)	109	129	128	127	126	122	296	10.73
Nitrate Salts for Fertilizers (kt)	86	80	80	79	79	78	170	651

It is expected that iodine production in Pampa Blanca will remain around 1.2 kton/year until 2029. It is expected that in 2030 the PB expansion project that is being prepared will be approved.

14.3.Process Requirements
This sub-section contains forward-looking information related to the projected requirements for energy, water, process materials and personnel for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors, or assumptions, that were set forth in this sub-section including actual plant requirements that yield different results from the historical operations.
Figure 14-9 shows Pampa Blanca's production process balance. It is important to note that input quantities will depend on caliche chemical properties, as well as iodide plant operation but will not exceed those indicated in the diagram.

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Figure 14-6. Projected Water and Reagent Consumption at Pampa Blanca

Balance General

MINA
Caliche
7.0
(MMton/a)
PILAS DE LIXIVIACIÓN
Agua
2,680,630 (m³/año)
85 (l/s)
Brine
AFA
Azufre
2,205 (ton/año)
Kerosén
1,620 (m³/año)
Ac. Sulfurico
4,070 (ton/año)
Ayuda Filtrante
4.0 (ton/año)
Diatomita
5.0 (ton/año)
PLANTA DE YODURO
Borras
(ton/año)
POZAS DE ALMACENAMIENTO BORRAS
Cal (75 % CaO)
825
(ton/año)
Carbonato de sodio(Reemplazo cal)
150 (ton/año)
AFA
PLANTA DE NEUTRALIZACIÓN
Yeso
4,930 (ton/año)
ACOPIO DE YESO PRECIPITADO
Cloro
205 (ton/año)
NaOH
3,005 (ton/año)
SO2 liquido
3,965 (ton/año)
Yoduro cosecha filtrado
2,000 ton/año (yodo equiv.)
AFN
POZAS DE EVAPORACIÓN SOLAR
Sales de Descarte
1,891,530 (ton/año)
ACOPIO SALES DE DESCARTE
Sales NaNO3
CANCHA SALES RICAS EN NaNO3
Sales NaNO3 cancha
1,002,00((ton/año)

The balance scenario shown corresponds to the situation of treatment of 7 Mtpy of caliche with 2 ktpy of iodine production.

The following sections detail energy, water, staff, and process input consumption.

14.3.1.Energy and Fuel Requirements

14.3.1.1.Power and Energy

The electrical energy required for Pampa Blanca operations comes from self-generation of energy. Having an installed capacity of 3MW.

For power generation, 358 m3 of diesel oil are used per year (operating 24 hours 365 days per year)

14.3.2.Water Supply and Consumption
Water supplies are required for basic consumption, drinking water consumption (treated and available in drums, dispensed by an external supplier) and for industrial quality work. As reported, the entire sector is supplied by an industrial water supply center located in PB.
For industrial water supply, groundwater will be extracted at an average max rate of 85 L/s, from our own wells and water purchases from third parties.

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14.3.3.Water Consumption
Table 14-9 summarizes the rate from industrial water supply by SQM and ADASA, for the years 2023
Table 14-5 Rates Industrial Water Supply

Year	Pozo Carolina (L/s)	Pozo Puelma (L/s)	ADASA (L/s)	Total (L/s)
2023	6.7	1.7	62	70.4
Potable water will be required to cover all workers' consumption and sanitary needs. Potable water supply considers a use rate of 100 L/person/d, of which 2 L/person/d corresponds to drinking water at the work fronts and cafeterias. Commercial bottled water will be provided to staff. Sanitary water will be supplied from storage tanks located in the camp and office sectors, which will be equipped with a chlorination system. A total of 200 workers per month are required, considering the Pampa Blanca operations together, so the total amount of potable water will be 20 m3/day (0.23 L/s).

Table 14-10 provides a breakdown of the estimated annual water requirement by potable and industrial water for year 2023. The heap leaching process corresponds to the greatest water demand.
Table 14-6 Pampa Blanca Industrial and Potable Water Consumption

Process	Annual Volume (M³/Year)	Equivalent Rate (L/s)
	Industrial Water
Heap Leach	1,510,359	63.3
Mine	120,380	5.0
Iodide Plant	34,429	1.4
Neutralization Plant
Solar Evaporation Ponds	5,173	0.2
Total Industrial Water	1,670,341.000	70.0
Drinking Water	7,300	0,23

14.4 Qualified Person’s Opinion

According to Gino Slanzi Guerra, QP responsible for metallurgy and resource treatment:

–Metallurgical test data on the resources planned to be processed in the projected production plan to 2022 indicate that recovery methods are adequate. The laboratory, bench and pilot plant scale test programmed conducted over the last few years has determined that feedstock is reasonably suitable for production and has demonstrated that it is technically possible using plant established separation and recovery methods to produce iodine and nitrate salts. Based on this analysis, the most appropriate process route, based on test results and further economic analysis of the material, are the unit operations selected which are otherwise typical for the industry.
–In addition, historical process performance data demonstrates reliability of recovery estimation models based on mineralogical content. Reagent forecasting and dosing will be based on analytical processes that determine mineral grades, valuable element content and impurity content to ensure that system treatment requirements are effective. Although there are known deleterious elements and processing factors that can affect operations and products, the company has incorporated proprietary methodologies for their proper control and elimination. These are supported by the high level of expertise of its professionals, which has been verified at the different sites visited.

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–The mineralogical, chemical, physical and granulometric characterization results of the mineral to be treated, obtained from trials obtained, allow continuous evaluation of processing routes, either at the initial conceptual stages of the project or during the process already established, in order to ensure that the process is valid and in force, and/or to review optimal alternatives to recover valuable elements based on resource nature. Additionally, analysis methodologies determine deleterious elements, in order to establish mechanisms in operations so that these can be kept below the limits to ensure a certain product quality.

15 PROJECT INFRASTRUCTURE

Pampa Blanca's infrastructure analysis considers the existing facilities and the requirements associated with future projects. This section describes both the existing facilities and planned expansion projects.

The Pampa Blanca mine is located at Sierra Gorda, province of Antofagasta, Antofagasta Region, approximately 100 km northeast of the city of Antofagasta. It is accessed by Highway 5 North.

Figure 15-1. General Location Project Pampa Blanca

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In February 2010, mining operations in Pampa Blanca were halted, with the subsequent temporary closure of the site. The site is currently in the process of reopening, resuming the extractive operation in the second half of 2022.
It included caliche extraction processes (mine), heap leaching, and processing plants to obtain iodine as the main product and nitrate as a by-product (nitrate-rich salts).
The Pampa Blanca mine had the following facilities:
–Mine (caliche)
–Leaching
–Industrial water supply
–Iodide Plant
–Evaporation ponds
–Ancillary Facilities
The mining waste material disposed of at the site corresponds to the heap leach depleted, overburdened, and discarded salts.
Mine
The following sectors are in the mine:
–Exploitation and earthmoving sectors.
–Roads
–Powder magazine and silos for ammonium nitrate storage.
–Maintenance workshop
–General services staff facilities
Leaching
The Leaching facility inside the mine area comprises the following areas:
–Heap Leaching
–Mine Operation Centers (COM)
–Auxiliary facilities
Heap leaching
They correspond to caliche accumulation cakes in the shape of a pyramidal trunk, with a rectangular base, and a leachate collection system.
Mine Operation Centers (COM)
The COMs include the facilities associated with a set of leach heaps. The COMs have brine accumulation ponds (poor solution, intermediate and rich solution ponds), recirculated feble brine ponds, industrial water ponds, and their respective pumping and impulsion systems. COM locations are defined according to mine planning.
Auxiliary facilities
General service staff facilities.
Industrial water supply
Industrial water is supplied by groundwater extraction ponds and third-party suppliers. A network of pipelines, pumping stations, and power lines are used to extract, pump, transport, and distribute industrial water to the different points where it is required.

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Iodide Plant
The Iodide Plant facility has the following areas:
–Iodide Plant
–Auxiliary facilities
Iodide Plant
The principal equipment or infrastructure for iodide production is as follows:
–Furnaces for SO2 generation
–Absorption towers with their respective tanks
–Gas scrubbing system
–Solvent extraction plants (SX) and their tanks.
–Brine feble wells with their respective pumps.
Auxiliary facilities
To store inputs with the following facilities:
–Sulfur stockpile ponds.
–Kerosene tanks.
–Sulfuric acid tanks.
–Fuel tanks.
The following facilities are in the plant sector:
–Fire Network System: water storage tank with its respective pump and piping system distributed throughout the plant installation.
–Generator room.
–Compressor room.
–Control room.
–Offices.
–Ponds are used with intermediate process solutions.
–Maintenance workshop and yard for materials and spare parts.
–Electrical rooms.
Evaporation Ponds
A solar evaporation plant is a functional unit that involves solution conditioning (neutralization of brine feble generated by the Iodide Plant), ponds, transfers, and salt harvesting and conveying systems. The principal purpose of the ponds is to evaporate all the feed water, separate the waste salts (sodium chloride, magnesium, and sodium sulfates), and harvest the salts with high sodium nitrate (NaNO3) grade.
The harvested waste salts are stored in a salt disposal field. The nitrate-rich production salts are stored in the final product storage area.
The following facilities are in the area:
–Neutralization Plant.
–Solar evaporation ponds.
–Auxiliary installations.

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Neutralization Plant
The BF is neutralized with a lime slurry (sodium carbonate can also be used). For neutralization, there are slurry preparation plants. Neutralization takes place in mixing tanks that discharge into ponds that have the function of decanting the gypsum and lime insoluble. The neutralized and clarified solution is then fed to the solar evaporation circuit.
Solar Evaporation Ponds
This is divided into pre-concentration ponds, production ponds, and purge ponds. In the pre-concentration ponds, discard salts precipitate, which is harvested and placed in the discard salts stockpiles, which have a waterproofed base that allows the recovery of the stripping or impregnation solution. Nitrate-rich salts precipitate in the production ponds and are harvested and stockpiled in product ponds, which are then shipped to Coya Sur in the Antofagasta Region or other SQM plants or third parties.
Auxiliary facilities
In the area, there are offices, bathrooms, dressing rooms, and a casino for the staff working in the area,
Reverse osmosis plant and TAS plant.
Ancillary facilities
Correspond to:
–Offices
–Warehouses
–Camp
–Casino
–Temporary waste storage yard

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The following illustration shows the status of the plant:
Figure 15-2. Status of the Plant Pampa Blanca
Pampa Blanca mine reopening project
In 2021, SQM makes the decision to reactivate the operations of the Pampa Blanca project, to develop a productive strategy to face the future growing demand for iodine and nitrate, and to be able to cover the expected growth.
Strengthen the supply of iodine, reactivating the operations of the Iodide Plant of the Pampa Blanca Project in the II Region (Antofagasta) to produce 1,000 tons of iodine and 70,000 tons of nitrates per year.
Production is expected to resume from March 2023.
Iodide Plant:
Recovery, installation, and repair of facilities with new and existing assets of the Iodide plant, mainly: Tk separators (SX), Tk processes, Tk inputs, absorption towers, structure, coolers, furnaces, electrical rooms, control room, offices, warehouse, waste yard, casino, exchange office, polyclinic, force house, fire network.

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Figure 15-3. Iodide Plant

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Truck Workshop:
Reinstallation of the facilities and new assets necessary to support mining operations, mainly: heavy equipment maintenance workshop, welding workshop, tire change slab, hazardous waste warehouse, truck washing slab, cryogenic unit, lubricant unit, powder keg, warehouse, offices, exchange house, casino.
Figure 15-4. Truck Workshop.

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Operation Center:
Reconstruction and repair of Mine Operations Centers 1 and 2 for the treatment of solutions from the leaching process, installation of porting solutions, consisting of: solution reception pools, pumping equipment, piping, electrical rooms, control office, electrical sub-stations, power lines, irrigation pipes (batteries), transport pipes (water, solutions).
Figure 15-5. Operation Center.
Solar Evaporation Pools:
Recover the infrastructure of the PB evaporation pools for an approximate area of 390,000 m2, the works consist of recovering the liner of the slopes, repairing gutters, and installing the transfer basins of 4 pools, in addition to installing the neutralization plant and areas of services.

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Figure 15-6. Solar Evaporation Pools.

Figure 15-7. Neutralization Plant.

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In Pampa Blanca, nothing was included in the pumping systems of transfers between solutions between the COP, Iodine Plant and evaporation Ponds, High power line system, Supplier industrial water conduction pipe, the construction of two deep wells and distribution pipes.

16 MARKET STUDIES
This section contains forward-looking information related to commodity demand and prices for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this section including prevailing economic conditions, commodity demand and prices are as forecasted over the Long-Term period.

16.1 The Company
SQM is the world’s largest producer of potassium nitrate and iodine and one of the world’s largest lithium producers. It also produces specialty plant nutrients, iodine derivatives, lithium derivatives, potassium chloride, potassium sulfate and certain industrial chemicals (including industrial nitrates and solar salts). The products are sold in more than 100 countries through SQM worldwide distribution network, with more than 98% of our sales in 2023 derived from countries outside Chile.
The business strategy is to maintain the world leadership position in the market for iodine, potassium nitrate, lithium, and salts.
The products are mainly derived from mineral deposits found in northern Chile. Mine and process caliche ore and brine deposits.
Caliche ore in northern Chile contains the only known nitrate and iodine deposits in the world and is the world's largest commercially exploited slice of natural nitrate.
From the caliche ore deposits, SQM produces a wide range of nitrate-based products used for specialty plant nutrients and industrial applications, as well as iodine and its derivatives.
The SQM´s products are divided into six categories:
1.specialty plant nutrients,
1.iodine and its derivatives,
1.industrial chemicals,
1.lithium and its derivatives,

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1.potassium chloride and potassium sulfate,
1.other commodity fertilizers.
The following table presents the percentage breakdown of SQM's revenues for 2023, 2022 and 2021 according to the product lines:

Table 16-1. Percentage Breakdown of SQM's Revenues for 2023, 2022 and 2021

Revenue breakdown	2023	2022	2021
Specialty Plant Nutrition	12%	11%	32%
Lithium and derivatives	69%	76%	33%
Iodine and derivatives	12%	7%	15%
Potassium	4%	4%	15%
Industrial chemicals	2%	2%	5%
Other products and services	—%	—%	1%
Total	100%	100%	100%

16.2 Iodine and its Derivatives, Market, Competition, Products, Customers
SQM is one of the world's leading producers of iodine and its derivatives, which are used in a wide range of medical, pharmaceutical, agricultural, and industrial applications, including x-ray contrast media, polarizing films for liquid crystal displays (LCD/LED), antiseptics, biocides, and disinfectants, in the synthesis of pharmaceuticals, electronics, pigments and dye components.
In 2023, the SQM’s revenues from iodine and iodine derivatives amounted to US892.2 million, representing 11.9% of our total revenues in that year. We estimate that our sales accounted for approximately 35% of global iodine sales by volume in 2023.
SQM's strategy for the iodine business is:
i.To achieve and maintain sufficient market share to optimize the use of the available production capacity.
ii.Encourage demand growth and develop new uses for iodine.
iii.Participate in the iodine recycling projects through the Ajay-SQM Group (“ASG”), a joint venture with the US company Ajay Chemicals Inc. (“Ajay”).
iv.Reduce the production costs through improved processes and increased productivity to compete more effectively.
v.Provide a product of consistent quality according to the requirements of the customers.

16.2.1 Iodine Market
Iodine and iodine derivatives are used in a wide range of medical, agricultural, and industrial applications as well as in human and animal nutrition products. Iodine and iodine derivatives are used as raw materials or catalysts in the formulation of products such as X-ray contrast media, biocides, antiseptics and disinfectants, pharmaceutical intermediates, polarizing films for LCD and LED screens, chemicals, organic compounds, and pigments. Iodine is also added in the form of potassium iodate or potassium iodide to edible salt to prevent iodine deficiency disorders.

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X-ray contrast media is the leading application of iodine, accounting for approximately 34% of demand. Iodine’s high atomic number and density make it ideally suited for this application, as its presence in the body can help to increase contrast between tissues, organs, and blood vessels with similar X-ray densities. Other applications include pharmaceuticals, which we believe account for 14% of demand; LCD and LED screens, 12%; iodophors and povidone-iodine, 7%; animal nutrition, 7%; fluoride derivatives, 7%; biocides, 5%; nylon, 3%; human nutrition, 3% and other applications, 8%.

In 2023, our estimations indicate that the market experienced a downturn of approximately 4% compared to the previous year. This decline can primarily be attributed to a series of key factors affecting various industries. Initially, the broader economic slowdown played a pivotal role in shaping this trend, affecting industrial production, and leading companies to adjust their stocking policies to adapt to the evolving market conditions. Following this, the introduction of new regulations emerged as another critical factor, significantly influencing the reduced demand for iodine in the fluorochemical industry. Finally, the impact of high iodine prices marked a decisive factor, prompting two main responses: substitution, with customers migrating to alternative products, and reformulation, where product compositions were adjusted to minimize iodine content. Collectively, these elements have each played a unique role in the observed decrease in demand for iodine over the course of the year.

Conversely, the demand for X-ray contrast media emerged as a primary driver of growth in the iodine market. This increase is largely due to heightened healthcare expenditures and improved accessibility to medical services in emerging economies. The growing utilization of diagnostic imaging, particularly in these regions, has significantly bolstered the demand for iodine-based contrast agents, counterbalancing some of the declines seen in other sectors.

16.2.2 Iodine Products
SQM produce iodine in our Nueva Victoria plant, near Iquique, and our Pedro de Valdivia plant, close to María Elena. The total production capacity of approximately 16,100 metric tons per year of iodine, including the Iris plant, which is located close to the Nueva Victoria plant.
Through ASG, SQM produces organic and inorganic iodine derivatives. ASG was established in the mid-1990s and has production plants in the United States, Chile, and France. ASG is one of the world’s leading inorganic and organic iodine derivatives producer.
Consistent with the business strategy, SQM works on the development of new applications for iodine-based products, pursuing a continuing expansion of the businesses and maintaining the market leadership.
SQM manufactures its iodine and iodine derivatives in accordance with international quality standards and have qualified its iodine facilities and production processes under the ISO 9001:2015 program, providing third party certification of the quality management system and international quality control standards that SQM has implemented.
SQM’s revenues increased to US$892.2 million in 2023 from US$754.3 million in 2022. This increase was primarily attributable to higher sales volumes and higher average prices during 2023. Average iodine prices were approximately 15.2% higher in 2023 than in 2022. Our sales volumes increased 2.7% in 2023.
The following table shows the total sales volumes and revenues from iodine and iodine derivatives for 2023, 2022 and 2021:
Table 16-2. Iodine and derivatives volumes and revenues, 2021 - 2023

Sales volumes (Thousands of metric tons)	2023	2022	2021
Iodine and derivatives	13.1	12.7	12.3
Total revenues (In US$ millions)	892.2	754.3	438

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16.2.3 Iodine: Marketing and Customers

In 2023, we sold our iodine products in approximately 30 countries to 158 customers, and most of our sales were exports. One customer accounted for more than 10% of our iodine revenues in 2023, representing approximately 22.8% of iodine revenues. Our ten largest customers accounted in the aggregate for approximately 68% of revenues. No supplier accounted for more than 10% of the cost of sales of this business line.
The following table shows the geographical breakdown of the revenues:
Table 16-3. Geographical Breakdown of the Revenues

Revenues Breakdown	2023	2022	2021
North America	14%	19%	23%
Europe	41%	38%	40%
Chile	0%	0%%	0%%
Central and South America (excluding Chile)	2%	2%	2%
Asia and Others	42%	41%	34%
SQM sells iodine through our own worldwide network of representative offices and through our sales, support and distribution affiliates. We maintain inventories of iodine at our facilities throughout the world to facilitate prompt delivery to customers. Iodine sales are made pursuant to spot purchase orders or within the framework of supply agreements. Supply agreements generally specify annual minimum and maximum purchase commitments, and prices are adjusted periodically, according to prevailing market prices.

16.2.4 Iodine Competition
The world’s main iodine producers are based in Chile, Japan, and the United States. Iodine is also produced in Russia, Turkmenistan, Azerbaijan, Indonesia, and China.
Iodine is produced in Chile using a unique mineral known as caliche ore, whereas in Japan, the United States, Russia, Turkmenistan, Azerbaijan, and Indonesia, producers extract iodine from underground brines that are mainly obtained together with the extraction of natural gas and petroleum. In China, iodine is extracted from seaweed.
Five Chilean companies accounted for approximately 57% of total global sales of iodine in 2023, including SQM, with approximately 35%, and four other producers accounting for the remaining 22%. The other Chilean producers are Atacama Chemical S.A. (Cosayach), controlled by the Chilean holding company Inverraz S.A.; ACF Minera S.A., owned by the Chilean Urruticoechea family; Algorta Norte S.A., a joint venture between ACF Minera S.A. and Toyota Tsusho; and Atacama Minerals, which is owned by Chinese company Tewoo.
We estimate that eight Japanese iodine producers accounted for approximately 27% of global iodine sales in 2023, including recycled iodine. We estimate that iodine producers in the United States accounted for nearly 5% of world iodine sales in 2023.
Iodine recycling is a growing trend worldwide. Several producers have recycling facilities where they recover iodine and iodine derivatives from iodine waste streams.
We estimate the 17% of the iodine supply comes from iodine recycling. SQM, through ASG or alone, is also actively involved in the iodine recycling business using iodinated side streams from a variety of chemical processes in Europe and the United States.
The prices of iodine and iodine derivative products are determined by market conditions. World iodine prices vary depending upon, among other things, the relationship between supply and demand at any given time. Iodine supply varies primarily because of the production levels of the iodine producers and their respective business strategies.
Our annual average iodine sales prices increased to approximately 68 USD/kg in 2023, from the average sales prices of approximately 59 USD/kg observed in 2022.

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Demand for iodine varies depending upon overall levels of economic activity and the level of demand in the medical, pharmaceutical, industrial, and other sectors that are the main users of iodine and iodine-derivative products. Certain substitutes for iodine are available for certain applications, such as antiseptics and disinfectants, which could represent a cost-effective alternative to iodine depending on prevailing prices. Demand for iodine varies depending upon overall levels of economic activity and the level of demand in the medical, pharmaceutical, industrial, and other sectors that are the main users of iodine and iodine-derivative products. Certain substitutes for iodine are available for certain applications, such as antiseptics and disinfectants, which could represent a cost-effective alternative to iodine depending on prevailing prices.
The main factors of competition in the sale of iodine and iodine derivative products are reliability, price, quality, customer service and the price and availability of substitutes. SQM has competitive advantages over other producers due to the size and quality of its mineral reserves and the production capacity available. Iodine is competitive with that produced by other manufacturers in certain advanced industrial processes. SQM also benefits from the long-term relationships it has established with its main clients.

16.3 Nitrates
Nitrates are obtained in Chile from the exploitation of the fields of nitrates that are in a strip of approximately 700 km long by 30-50 km wide, which is in the north of Chile, to the east of the Cordillera de la Costa, in the regions of Tarapacá and Antofagasta. This is the only area in the world where nitrate deposits have reserves and resources with economic content, where it is feasible to obtain different products such as nitrate sodium, potassium nitrate, iodine, and sodium sulfate. Its ore, called caliche, is presented preferably as a dense, hard surface layer of salt-cemented sands and gravels, with variable thicknesses between 0.5 m to 5 m.
The caliche resources and reserves estimated by SERNAGEOMIN for the year 2007, amounted to 2,459 million tons with an average grade of 6.3% nitrates. In turn, SQM reports that its total reserves amount to 1,378 million tons of caliche with an average grade of 6.29% of nitrates, this is 56% of national total.
Nitrates, in general, are considered specialty fertilizers because they are applied in a relatively narrow range of crops where it is possible to obtain higher yields and better products in their crops compared to massive fertilizers (urea and others).
Of these, potassium nitrate is today the main nitric fertilizer due to the combination of two primary nutrients, Nitrogen (N) and Potassium (K). Other nitric fertilizers are nitrate of sodium, ammonium nitrate and calcium nitrate. Nitrates explain less than 1% of the world market for nitrogenous fertilizers.
The most relevant crops for the potassium nitrate market are fruits, vines, citrus, tobacco, cotton, and vegetables, where higher yields and specific benefits are achieved such as improvements in color, flavor, skin strength, disease resistance, etc.
Potassium nitrate competes favorably against ammoniacal fertilizers in Market niches indicated Its greatest advantage is the solubility and speed of assimilation by the plants. These properties have been keyed to gaining a solid position in the applications of drip irrigation and foliar fertilization that are applied in specialty crops and higher value, is that is, those that clearly bear the highest cost of this type of fertilizer.
In addition, sodium nitrate, historically recognized in the international market as "Salitre de Chile", fulfills functions like potassium nitrate, although the functionality of the sodium is more limited. For this reason, it has been losing importance to the benefit of potassium nitrate.
For some applications, a more balanced dose of sodium and potassium is required, therefore that "potassium-sodium" is especially elaborated, which corresponds to a mixture of 67% by weight of sodium nitrate and 33% potassium nitrate.
Additionally, nitrates can be modified by adding other functional nutrients, such as phosphorus, sulfur, boron, magnesium, silicon, etc., seeking to enhance certain fertilizer properties for more specific crops. These products fall into the range of fertilizer mixtures.
Sodium and potassium nitrates also have industrial applications based on their chemical properties.
The alkaline oxides of sodium and potassium (Na2O and K2O) give it properties to melt and source of sodium or potassium, required in the special glass industry. The nitrate, for its composition rich in oxygen, strengthens the oxidizing properties. Its main applications industrial are found in high-resolution glasses for TV screens and computers, ceramics, explosives, charcoal briquettes, metal treatment and various chemical processes as a powerful industrial oxidant.

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It is relevant to mention the great growth potential of the application of nitrates in solar thermal installations, where it plays the role of a heat accumulator that allows capturing the solar energy in the day and release heat at night to allow almost continuous operation of power generation plants. The most efficient solar salt for this purpose is a mixture of 60% by weight of sodium nitrate and 40% of potassium nitrate.

16.3.1 Specialty Plant Nutrition, Market, Competition, Products, Customers
In 2023, specialty plant nutrients revenues decreased to US$913.9 million, representing 12.2% of our total revenues for that year and a 22.0% decrease from US$1,172.3 million in specialty plant nutrients revenues in 2022. Prices decreased approximately 21.3% in 2023.
Specialty Plant Nutrients are premium fertilizers that allow farmers to improve their yields and the quality of certain crops.
SQM produces four main types of specialty plant nutrients that offer nutritional solutions for fertigation, soil, and foliar applications: potassium nitrate, sodium nitrate, sodium potassium nitrate and specialty blends.
In addition, SQM markets other specialty fertilizers including third-party products.
All these products are commercialized in solid or liquid form, for use mainly in high-value crops such as fruits, flowers, and certain vegetables.
These fertilizers are widely used in crops using modern farming techniques such as hydroponics, greenhouses, foliar-applied crops, and fertigation (in the latter case, the fertilizer is dissolved in water before irrigation).
Specialty plant nutrients have certain advantages over commodity fertilizers. Such advantages include rapid and effective absorption (no need for nitrification), higher water solubility, alkaline pH (which reduces soil acidity), and low chloride content.
One of the most important products in the field of specialty plant nutrients is potassium nitrate, which is available in crystallized and granulated (prilled) form, which allows different application methods. Crystalline potassium nitrate products are ideal for application by fertigation and foliar applications. Potassium Nitrate Granules are suitable for direct use in soil.
SQM has developed brands for marketing according to the different applications and uses of the products. The main brands are: UltrasolR (fertigation), QropR (soil application), SpeedfolR (foliar application) and AllganicR (organic agriculture).
The new needs of more sophisticated customers demand that the industry provide integrated solutions rather than individual products. The products, including customized specialty blends that meet specific needs along with the agronomic service provided, allow to create plant nutrition solutions that add value to crops through higher yields and better-quality production.
Because SQM products come from natural nitrate deposits or natural potassium brines, they have certain advantages over synthetically produced fertilizers.
One of these advantages is the presence in the products of certain beneficial micronutrients, valued by those customers who prefer products of natural origin.
As a result, specialty plant nutrients are sold at a premium price compared to commodity fertilizers.
SQM's strategy in the specialty plant nutrition business is:
i.Leverage (take) the advantages of the specialty products over commodity-type fertilizers.
ii.Selectively expanding the business by increasing sales of higher-margin specialty plant nutrients based on potassium and natural nitrates, particularly soluble potassium nitrate and specialty blends.
iii.Pursue (seek) investment opportunities in complementary businesses to enhance (improve) the product portfolio, increase production, reduce costs, and add value to the marketing of the products.
iv.Develop new specialty nutrient blends produced at the mixing plants that are strategically located in or near the principal markets to meet specific customer needs.

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v.Focus primarily on the markets where SQM can sell plant nutrients in soluble and foliar applications to establish a leadership position.
vi.Further develop the global distribution and marketing system directly and through strategic alliances with other producers and global or local distributors.
vii.Reduce production costs through improved processes and higher labor productivity to compete more effectively.
viii.Supply a product with consistent quality according to the specific requirements of customers.
Specialty plant Nutrition: Market
Specialty plant nutrients are sold for various agricultural uses, including but not limited to fertigation in high-value crops (vegetables, fruit trees, flowers, etc.). These fertilizers must be highly soluble and free of impurities in order to be used by means of modern technical irrigation techniques (drip irrigation, micro-sprinkler). Among the specialty plant nutrients for use in fertigation, potassium nitrate is one of the most important fertilizers. Its advantage lies in being chlorine free, high solubility, adequate PH and free of impurities. These advantages allow for a premium price compared to substitute commodity fertilizers such as potassium chloride and sulfate.
Modern irrigation systems are increasingly used with protected crops and in high-value fruit plantations such as greenhouses, tunnels (berries) and shade houses (tomatoes). Specialty nutrients for foliar and granular soil applications in certain high-value niches such as potato and tobacco production.

Specialty plant nutrients have specific characteristics that increase productivity and enhance quality when used on certain crops and soils. The products have significant advantages for certain applications over commodity fertilizers based on other sources of nitrogen and potassium, such as urea and potassium chloride.

Since 1990, the international market for specialty plant nutrients has grown at a faster rate than the international market for commodity fertilizers. This is mainly due to: (i) the application of new agricultural technologies such as fertigation, hydroponics and greenhouses; (ii) the increase in the cost of land and the scarcity of water, which has forced farmers to improve their yields and reduce water use; and (iii) the increase in demand for higher quality crops.

As an exception, during 2022 and 2023 and due to the strong increase in price, adverse climate conditions and high inflation rates, the agricultural soluble potassium nitrate market had a consumption reduction of approximately 10% and 15%, respectively. These estimates do not consider potassium nitrate produced and sold locally in China, and only include net imports and exports.
Specialty plant Nutrition: Products
In 2023, specialty plant nutrients revenues decreased to US$913.9 million, representing 12.2% of our total revenues for that year and a 22.0% decrease from US$1,172.3 million in specialty plant nutrients revenues in 2022. Prices decreased approximately 21.3% in 2023.

We believe that we are the world’s largest producer of potassium nitrate. We estimate that our sales accounted for approximately 42% of global potassium nitrate sales for all agricultural uses by volume in 2023.

The following table shows our sales volumes of and revenues from specialty plant nutrients for 2023, 2022 and 2021:

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Table 16-4. Sales Volumes and Revenue for Specialty Plant Nutrients, 2023, 2022 and 2021

Sales Volumes (Thousands of Metric Tons)	2023	2022	2021
Sales Volumes	840.2	847.9	1,154.6
Sodium Nitrate	16.7	14.4	32.1
Potassium Nitrate and Sodium Potassium Nitrate	443.5	477.4	643.6
Specialty blends	243.0	218.0	304.0
Other Specialty Plant Nutrients	136.5	138.1	174.9
Total Revenues (In US$ millions)	914	1,172.3	908.8

Specialty Plant Nutrition: Marketing and Customers
In 2023, we sold our specialty plant nutrients in approximately 93 countries and to more than 1,100 customers. One of our customers represented more than 10% of our specialty plant nutrition revenues during 2023, accounting for approximately 12.6% of specialty plant nutrition revenue. Our ten largest customers accounted in the aggregate for approximately 39% of revenues during that period. No supplier accounted for more than 10% of the costs of sales for this business line.
The following table shows the geographical breakdown of the sales:
Table 16-5. Geographical Breakdown of the Sales

Sales Breakdown	2023	2022	2021
North America	45%	42%	35%
Europe	14%	17%	20%
Chile	12%	11%	15%
Central and South America (excluding Chile)	8%	11%	10%
Asia and Others	21%	20%	21%

SQM sells specialty plant nutrition products worldwide mainly through its own global network of sales offices and distributors.
Specialty Plant Nutrition: Competition
The principal means of competition in the sale of specialty nutrients are product quality, logistics, agronomic service expertise and price.
We believe that we are the world’s largest producer of potassium nitrate for agricultural use. Our potassium nitrate products compete indirectly with specialty and commodity substitutes, which may be used by some customers instead of potassium nitrate depending on the type of soil and crop to which the product will be applied.
Our sales accounted for approximately 42% of global agricultural potassium nitrate sales by volume during 2023. In the 100% soluble potassium nitrate market, our largest competitor is Haifa Chemicals Ltd. (“Haifa”), in Israel. We estimate that sales of agricultural potassium nitrate by Haifa accounted for approximately 20% of total world sales during 2023 (excluding sales by Chinese producers to the domestic Chinese market). Kemapco, a Jordanian producer owned by Arab Potash, produces potassium nitrate in a plant located close to the Port of Aqaba, Jordan. We estimate that sales of agricultural potassium nitrate by Kemapco accounted for approximately 11% of total world sales during 2023.

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ACF, another Chilean producer, mainly oriented to iodine production, has produced potassium nitrate from caliche ore and potassium chloride since 2005. In addition, there are several potassium nitrate producers in China. Most of the Chinese production is consumed by the Chinese domestic market.

16.3.2 Industrial Chemicals, Market, Competition, Products, Customers
In 2023, we sold potassium chloride and potassium sulfate to approximately 519 customers in 36 countries. None of the customers accounted for more than 10% of our revenues of potassium chloride in 2023. We estimate that our ten largest customers accounted in the aggregate for approximately 43% of such revenues. No supplier accounted for more than 10% of the cost of sales of this business line. We make lease payments to Corfo which are associated with the sale of different products produced in the Salar de Atacama, including lithium carbonate, lithium hydroxide and potassium chloride.
SQM produces and markets three industrial chemicals: sodium nitrate, potassium nitrate and potassium chloride.
Sodium nitrate is mainly used in the production of glass and explosives, in metal treatments, metal recycling and the production of insulating materials, among others.
Potassium nitrate is used as a raw material to produce frits for ceramic and metal surfaces, in the production of special glasses, in the enamel industry, metal treatment and pyrotechnics.
Solar salts, a combination of potassium nitrate and sodium nitrate, are used as a thermal storage medium in concentrated solar power plants.
Potassium chloride is a basic chemical used to produce potassium hydroxide, and it is also used as an additive in oil drilling as well as in food processing, among other uses.
In addition to producing sodium and potassium nitrate for agricultural applications, SQM produces different grades of these products, including prilled grades, for industrial applications. The grades differ mainly in their chemical purity.
At SQM there is some operational flexibility in the production of industrial nitrates because they are produced from the same process as their equivalent agricultural grades, needing only an additional step of purification.
SQM, with certain constraints, shift production from one grade to the other depending on market conditions. This flexibility allows to maximize yields and to reduce commercial risk.
In addition to producing industrial nitrates, SQM produces, markets, and sells industrial potassium chloride.
The strategy in industrial chemical business is to:
(i)Maintain the leadership position in the industrial nitrates market.
(ii)Encourage demand growth in different applications as well as exploring new potential applications.
(iii)Reliable supplier for the thermal storage industry, maintaining close relationships with R&D programs and industrial initiatives.
(iv)Reduce production costs through improved processes and higher productivity to compete more effectively.
(v)Supply a product with consistent quality according to the requirements of the customers.
Industrial Chemicals Market
Industrial sodium and potassium nitrate are used in a wide range of industrial applications, including the production of glass, ceramics and explosives, metal recycling, insulation materials, metal treatments, thermal solar and various chemical processes.

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We completed solar salts delivery for the CSP project in the Middle East with ~105,000 metric tons of solar salts delivered during in 2023.

We are also experiencing a growing interest in using solar salts in thermal storage solutions not related to CSP technology. Due to their proven performance, solar salts are being tested in industrial heat processes and heat waste solutions. These new applications may open new opportunities for solar salts uses in the near future, such as retrofitting coal plants.

Industrial Chemicals Products
In 2023, our revenues from industrial chemicals were US$175.2 million, representing approximately 2.3% of our total revenues for that year and a 6.1% increase from US$165.2 million in 2022, as a result of higher sales volumes in this business line, which offset lower sales prices. Sales volumes in 2023 increased 22.8% compared to sales volumes reported last year, while average prices in the business line decreased 13.6% during 2023 compared to average prices reported during 2022.
The following table shows our sales volumes of industrial chemicals and total revenues for 2023, 2022 and 2021:

Table 16-6. Sales Volumes of Industrial Chemicals and Total Revenues for 2021, 2020, 2019 and 2018

Sales Volumes (Thousands of Metric Tons)	2023	2022	2021
Industrial Chemicals	180.4	147.0	174.5
Total Revenues (In US$ millions)	175	165.2	132.0

Industrial Chemicals: Marketing and Customers
In 2023, we sold our industrial nitrate products in 52 countries, to approximately 297 customers. One customer accounted for more than 10% of our revenues of industrial chemicals in 2023, accounting for approximately 40.5%, and our ten largest customers accounted in the aggregate for approximately 61% of such revenues. No supplier accounted for more than 10% of the cost of sales of this business line. We make lease payments to Corfo which are associated with the sale of different products produced in the Salar de Atacama, including lithium carbonate, lithium hydroxide and potassium chloride.
The following table shows the geographical breakdown of our revenues:

Table 16-7. Geographical Breakdown of the Revenues

Sales breakdown	2023	2022	2021
North America	27%	36%	23%
Europe	12%	17%	14%
Chile	1%	1%	3%
Central and South America (excluding Chile)	6%	7%	6%
Asia and Others	54%	39%	55%

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Our industrial chemical products are marketed mainly through our own network of offices, logistic platforms, representatives and distributors. We maintain updated inventories of our stocks of sodium nitrate and potassium nitrate, classified according to graduation, to facilitate prompt dispatch from our warehouses. We provide support to our customers and continuously work with them to improve our service and quality, together with developing new products and applications for our products.
Industrial Chemicals Competition
We believe that we are one of the world’s largest producers of industrial sodium nitrate and potassium nitrate. In 2023, our estimated market share by volume for industrial potassium nitrate was 62% and for industrial sodium nitrate was 44% (excluding domestic demand in China and India).
Our competitors in sodium nitrate are mainly based in Europe and Asia, producing sodium nitrate as a by-product of other production processes. In sodium nitrate, BASF AG, a German corporation, and several producers in Eastern Europe and China are competitive since they produce industrial sodium nitrate as a by-product. Our industrial sodium nitrate grades also compete indirectly with substitute chemicals, including sodium carbonate, sodium sulfate, calcium nitrate and ammonium nitrate, which may be used in certain applications in place of sodium nitrate and are available from a large number of producers worldwide.
Our main competitors in the industrial potassium nitrate business are Haifa Chemicals, Kemapco and some Chinese producers, which we estimate had a market share of 8%, 4% and 7%, respectively, in 2023.
Producers of industrial sodium nitrate and industrial potassium nitrate compete in the marketplace based on attributes such as product quality, delivery reliability, price, and customer service. Our operation offers both products at high quality and with low cost.
In the industrial potassium chloride market, we are a relatively small producer, mainly focused on supplying regional needs.
Pricing Estimates
The QP has determined that using 42.0 USD/kg for iodine at the port of Tocopilla is the appropriate price for this study. Nitrates are more complicated since various products are produced based on market conditions, however the QP has determined that an appropriate average price for nitrates at Tocopilla is $US820. The derivation of a price for delivery of nitrates for refining in Coya Sur is detailed in Section 19.

17 ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT
The following section details the regulatory environment of the Site. It presents the applicable laws and regulations and lists the permits that will be needed to begin the mining operations. The environmental impact assessment process requires that data collection on many components and consultations to inform relevant stakeholders on site. The main results of this inventory and consultation process are also documented in this section. The design criteria for the water and mining waste infrastructure are also described. Finally, the general outline of the mine’s rehabilitation plan is presented to the extent of the information available now.

17.1 Environmental Studies
The Law 19.300/1994 General Bases of the Environment (Law 19.300 or Environmental Law), its modification by Law 20.417/2010 and Supreme Decree N°40/2012 Environmental Impact Assessment Service regulations (D.S. N°40/2012 or RSEIA)) determines how projects that generate some type of environmental impact must be developed, operated, and closed. Regarding mining projects, the art. 3.i of the Environmental Law defines that mining project must be submitted to the Environmental Impact Assessment System (SEIA) before being developed.

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–Florence Solar Evaporation Plant, submitted through EIA and approved by RCA 021/1999 New Pampa Blanca Salt Disposal Field, submitted through a DIA, and approved by RCA N° 232/2009
–Pampa Blanca Mine Area, submitted through an EIA and approved by RCA N° 278/2010
–Pampa Blanca Expansion, submitted through an EIA and approved by RCA N° 319/2013
However, only the first project was executed. The other three project never carried outland considering that more than 5 years have passes since the issuance of the RCA, RCA 232/2009, 278/2010 and 319/2013, these RCAs are expired and therefore these projects can’t be developed without a new environmental authorization.

17.1.1 Baseline studies
The last environmental impact study (EIA) approved by RCA N° 319/2013 included the following environmental baseline studies:
Climate and Meteorology
The average ambient temperature was 17ºC, while the maximum for the period was 33.4ºC and the minimum -1.6ºC. The coldest month was July, while the warmest months were December and February.
The precipitation records show that in 31 years of monitoring, precipitation was only recorded in 10 years, with a maximum event of 17.5 mm in 24 hours in 1991, another of 6 mm in 1984 and 3.6 mm in 1987. For the rest of the period, the maximum recorded rainfall did not exceed 1 mm.
The average relative humidity was 28.7%, while the maximum was 97% and the minimum 1.8%. The average relative humidity varied between 17% and 46%.
The months of maximum average evaporation for the period were January and December.

Air Quality
With respect to air quality, MP10 was monitored at the Baquedano monitoring station between June and December 2010, yielding a 98th percentile of 59 ug/m3, below the maximum permitted value of 150 ug/m3 by the "Primary Air Quality Standard for MP10"5 (D.S. No. 59, mod. by DS No. 45/2001) of MINSEGPRES.

Hydrology
The statistical analysis of precipitation leads to the conclusion that the study area has practically no precipitation, with an average annual value of no more than 3 mm. Because of this, possible infiltration into groundwater is dismissed.
Based on the hydrographic and hydrologic background, it can be concluded that in the project site area, that is, in the mine areas, in the Pampa Blanca industrial facilities, and in the area where the aqueduct and power lines will be located, there are no significant permanent surface runoffs that could be affected. Average evaporation in the study area is 10.1 mm/day, with peaks between October and March. The monthly distribution of evaporation is consistent with the behavior of existing stations in the northern part of the country.
Actual evaporation in the area is restricted by the lack of available water to be evaporated. As a result, a large part of the rainfall in the area is consumed by evaporation processes.
Hydrogeology
Linear Works (Linear Sector A, B and C)
5 This regulation was amended by Decree 12 of March 18, 2021, Ministry of the Environment. The primary environmental quality standard for respirable particulate matter PM10 is one hundred and thirty micrograms per normal cubic meter (130 µg/m³N), as a 24-hour concentration.

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Based on the geological and hydrogeological background, it can be concluded that in the area where the linear works are located, there are at least seven sectors where the hydrogeological characteristics, inferred from the surface information, would favor the presence of groundwater. However, there are no records of recognized aquifers in this sector except for the southwest sector of the industrial areas and the power line near these facilities, where the Sierra Gorda aquifer is located.
The Sierra Gorda aquifer, in this sector, has superficial layers of very low permeability. These layers would be approximately 30 m thick and would be made up of fine clastic material such as silts and clays. In this sector the depth of the water table varies between 8 and 39 m.
Areal Works (Mine and Industrial Sector)
Based on the geological and hydrogeological background presented, it can be concluded that there are no aquifers of interest in the area where the areal works are located, apart from the industrial zone located to the south. It was determined that in the site area the rock, which has a very low permeability, practically outcrops on the surface and that in the areas where there is fill, it has small thicknesses (3 m). This implies that there is no potential to host an aquifer.
The industrial sector located in the southern part of the study area is partially located within the limits of the Sierra Gorda aquifer. However, the Sierra Gorda aquifer, in front of this industrial area, has superficial layers of very low permeability. These layers correspond to Hydrogeological Units 4 and 5, which are approximately 30 m thick. In this sector, the depth of the water table varies between 8 and 39.

Soils
Areal Works
As a result of the classification and identification of the different soil types of present, 8 cartographic units were identified, represented by different geomorphological types: Lomajes, Pampa, and Quebrada. The soil types present in the study are of an early evolutionary development, maintaining their characteristics throughout almost the entire route of the project and where the climate severely restricts any agricultural and/or forestry activity. It mainly presents sandy to sandy loam textures mixed with abundant gravel, in addition to the presence of fragments throughout the pedon of colluvial origin, the appearance of sedimentary rocks in high altitude sectors, in addition to the large number of salts, which generates a saline crust that compacts the first soil horizons. Of the different units differentiated according to the geomorphology identified, the most representative is the Pampa with a 47.7% share, followed by Lomajes with a 42.4% share and finally, the Quebrada typology with a 9.9% share.
Linear Sector A
From the result of the classification and identification of the different types of soil present, it was possible to distinguish 18 cartographic units, represented by different types of: Hill and Lomajes, Industrial, Pampa, Interior Plain and Coastal Plain. The soil types present in the study are of an early evolutionary development, maintaining their characteristics throughout most of the project and where the climate severely restricts any agricultural and/or forestry activity. It mainly presents sandy to sandy loam textures mixed with abundant gravel, in addition to the presence of fragments throughout the pedon of colluvial origin, the appearance of sedimentary rocks in high altitude sectors, in addition to the large number of salts, which generates a saline crust that compacts the first soil horizons. Of the different topographic types identified, the most representative is the Cerro y Lomajes with 50.9%, followed by the Planicie Litoral with 29.98% and finally, the Planicie Interior with 11.06%.
Linear Sector B

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As a result of the classification and identification of the different types of soil present, 9 cartographic units were identified, represented by different geomorphological types: gentle Lomajes, Pampa, and Quebrada. The soil types present in the study are of an early evolutionary development, maintaining their characteristics throughout almost the entire route of the project and where the climate severely restricts any agricultural and/or forestry activity. It mainly presents sandy to sandy loam textures mixed with abundant gravel, in addition to the presence of fragments throughout the pedon of colluvial origin, the appearance of sedimentary rocks in high altitude sectors, in addition to the large number of salts, which generates a saline crust that compacts the first soil horizons.  Of the different units differentiated according to the typography identified, the most representative are the Pampa type soils with a 61.5% share, followed by the Quebrada type with a 27.6% share and finally, the Lomajes suave typology with a 10.9% share.
Linear Sector C
According to the distribution of soils in the country, Lineal Sector C is located among soils characterized by:
–Little or no water availability throughout the year.
–Recent evolution (Entisols)
–Soils of desert regions (Aridisols)
–No clearly differentiated horizons.
–Very low organic matter accumulation (scarce vegetation)
–Since they do not have agricultural and forestry potential, all the soils present in the study have a Class VIII Land Use Capacity, a situation that conditions them only for wildlife, recreation, or protection of hydrographic basins.
Flora and vegetation
According to Gajardo (1994), the area is in the "Interior Tropical Desert with Scarce Vegetation" vegetation floor, which corresponds to a zone that is almost completely devoid of plant life.
Areal Works Sector
According to Gajardo (op.cit.), ecologically the sector of Areal Works is inserted in the biogeographic region of the desert, developing in the subregion of the absolute desert. Luebert and Pliscoff (op.cit.) point out that both sectors are inserted in the vegetational floor of "Interior Tropical Desert with Scarce Vegetation", which corresponds to a zone that is almost completely devoid of plant life. The hyper-aridity conditions of the analyzed area severely limit the presence of vegetational formations. This was corroborated in the field survey, when no vegetation formations were recorded and, moreover, no flora specimens were recorded, not even in a senescent state.
Linear Sector A
In ecological terms, according to Gajardo (op. cit.), the Linear Sector A is inserted in the subregions of "Coastal Desert" and "Absolute Desert", while expanding on the above, Luebert and Pliscoff (op. cit.) state that the Linear Sector A is part of the "Coastal Desert" and "Absolute Desert" subregions. ) point out that the Linear Sector A is inserted in three vegetational floors; the first corresponds to the Coastal Mediterranean Desert Scrubland of Copiapó boliviana and Heliotropium pycnophyllum, the second vegetational floor comprises the Coastal Tropical Desert Scrubland of Ephedra breana and Eulychnia iquiquensis and the third floor corresponds to the Inland Tropical Desert with Vegetation.
In the linear sector A, flora species were recorded, but they do not form vegetational units due to their low abundance, site-specificity and do not have a relevant cover to generate a vegetational formation.
The total flora observed around influence of the aqueduct route consists of two species, Nolana leptophyla and Cistanthe celosioides, both endemic to the national territory. In accordance with the Red Book of the Terrestrial Flora of Chile (Benoit, op. cit.) and Supreme Decrees 151/2007, 50/2008, 51/2008 and 23/2009, all from MINSEGPRES, neither of the two species identified and registered in the study area are listed in any conservation category.

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Notwithstanding the absence of vegetation formations, it is noted that in the linear sector A area of the project, there are no Xerophytic Formations defined according to Article 2, numeral 14, in accordance with the provisions of Article 2, No. 13 of Law No. 20,283, since none of the species are listed in the D.S. 68/2009 of MINAGRI.
Based on the information presented, it can be noted that the linear sector A of the project, its works, and associated activities, are in an area with a very low to null participation of the flora and vegetation component and most of the planned works are developed in environments completely devoid of plant manifestations.
Linear Sector B
According to Gajardo (op.cit.), Linear Sector B is ecologically inserted in the Biogeographic Region of the Desert, developing in the Absolute Desert subregion. On the other hand, and reinforcing the above, Luebert and Pliscoff (op.cit.) point out that both sectors are inserted in the vegetational floor of "Interior Tropical Desert with Scarce Vegetation", which corresponds to a zone that is almost completely devoid of plant life.
The hyper-aridity conditions of the analyzed area severely limit the presence of vegetational formations. This was corroborated in the field survey, where the presence of any vegetation formation was not recorded and, moreover, no flora specimens were recorded, not even in a senescent state.
Linear Sector C
The study area and its surroundings are strongly determined by the climatic factor. Considering the above, no type of vegetational formation was identified in the study area, nor any species of flora.
Terrestrial fauna
In linear sector A, specifically in the coastal sector of Mejillones, 9 species of birds were found.
The coastal area of linear section A corresponds to an industrial sector, highly intervened, with no nesting of the little tern, which is the main endangered species in this sector. Of the birds identified in the coastal sector of linear section A, only the garuma gull is in a vulnerable conservation status, and the remaining species do not have any conservation status.
In the beach sector of this linear section, the presence of Microlophus quadrivitattus (four-banded corridor) was recorded, associated with the rocky beach, which is in an inadequately known conservation status.
In the interior zone of linear sector, A, in the Coastal Range, the presence of nesting sites of the endangered gull garuma was sought, but it was concluded that the route of the pipeline crosses outside of nesting areas.
In linear sector B, C and the mine area, no fauna species were recorded, given the arid conditions of the environment (absolute desert), except for a few specimens of red-headed jackdaw (Cathartes aura).
Aquatic Fauna
Intertidal Soft Bottom Sampling
A total of 2 species were recorded in the intertidal zone of soft bottoms. This situation was to be expected in an environment with a larger grain size composition, with the presence of boulders and coarse sands. This type of environment would not be a favorable habitat for benthic organisms of the intertidal zone.
Hard bottom subtidal sampling
In the hard bottom subtidal, a total of 13 species were recorded. Among these, the Crustacea group stands out, represented by 7 species. A greater diversity and specific richness were observed in the stations closer to the coast. This pattern suggests that the natural (coastal geomorphology) and anthropogenic (cooling water discharge) environmental conditions offered by this sector are appropriate for a greater number of species.
Plankton sampling
The planktonic community, with its phyto- and zooplanktonic components, shows levels of heterogeneity among the stations sampled, with no apparent spatial relationship; however, the most abundant species were recorded in all stations, with differences in spatial distribution, both between stations sampled and between strata analyzed, only among the less abundant or "rare" species.

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With respect to the different strata analyzed, differences were observed in both abundance and species richness, being, in general, the superficial stratum the one with the highest specific richness (greater number of species), and the deep stratum the one with the highest abundance, although with slight differences and only for a few species, all of them belonging to the group of copepods, the main and most abundant component of the zooplankton assemblage.
It should be noted that the high diversity and specific richness is mainly determined by crustacean species belonging to the copepod group, which are abundant in all water masses, as the main components of the planktonic assemblage (Rodriguez, et al, 1996, Escribano, 1998). However, when analyzing the different species found, it is possible to observe the presence of species of commercial interest, in early stages of development, making up the planktonic community with diverse abundances. The anchoveta (Engraulis sp.) eggs stand out, which show a high abundance mainly in the superficial stratum, exceeding, at least by an order of magnitude, the deep stratum, in all the stations sampled, except in station E-3, the only station where a greater number of eggs were found in the deep stratum. This situation is repeated when analyzing the phytoplankton component of the area, with greater richness and abundance of species distributed in the shallow stratum.
Human Environment
The main conclusions at the commune level (Sierra Gorda, Antofagasta, Mejillones and Pampa Blanca) are as follows:
–Sierra Gorda experienced the highest intercensal growth with 65.3%, while Maria Elena had a population loss of 45% with respect to the 1992 census.
–In the four communities studied there is a predominance of male population.
–Antofagasta has the highest population density (9.7 inhabitants/km2), while Sierra Gorda has only 0.2 inhabitants/km2.
–All the municipalities studied are below the regional employment rate (89.6%), with Mejillones being the lowest.
–The most relevant economic activities at the level of the study communes vary according to the communal vocations, in this sense Antofagasta, for example, among the most relevant activities are commerce, construction and business. Mejillones, fishing, construction, and business. Sierra Gorda and Pampa Blanca, on the other hand, are linked in the first place to activities associated with mining and in the second place to companies associated with mining.
–The predominant land tenure in the communes of Antofagasta, Mejillones and Sierra Gorda is property. This is not the case in Pampa Blanca, where the predominant tenure is cession.
–The four communes show a wide coverage of basic services, with figures above the regional and national average.
–Antofagasta is the commune with the best provision of health services of the four communes, followed in importance by Mejillones, Pampa Blanca and Sierra Gorda.
–Sierra Gorda is the commune with the highest achievements in terms of HDI, ranking 15th nationally.
The conclusions of the study at the local level in the Carmen Alto Sector are as follows:
–SQM's current facilities are located 2.3 km north of the Carmen Alto sector, with access from Route 5, while the industrial area No. 2 contemplated by the project would be located 1.5 km north of the locality. The houses in the sector are located 1.2 km north-east of the alternative transmission line that connects to the Laberinto substation.
–The Carmen Alto sector has a significant vehicular flow, as it is an obligatory stop for vehicles traveling to or from Antofagasta, Calama, or Iquique. On average, 45% of the traffic is made up of light vehicles and 37% of heavy trucks.
–According to the 2002 census, there are 18 inhabitants in the rural areas of El Oasis and Chacabuco, 66% of whom are men and 76.5% of whom are adults (25-64 years old).

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–According to 2002 Census data, the percentage of the labor force with employment reached 100% with a participation rate of 100%.
–In terms of occupations, 55% are concentrated in personal services, protection and security jobs.
–The role of transit site and place of food and fuel supply is related to 45% of the economic activity is centered on hotels and restaurants.
–Data from the 2002 Census show 100% literacy, with 50% basic education and 39% for high school.
–According to the 2002 census, there are a total of five dwellings in the area, three of which are group dwellings that offer lodging and food services. According to field observations, the number of dwellings increased to seven, as there were two private dwellings. It should be noted that 100% of the dwellings are in the condition of being rented.
–With respect to basic services, only two of the five houses registered in the 2002 census had water supplied by the public water supply, while four of them disposed of their excreta by means of a pit and were supplied with electricity by their own or a community generator.
–Among the places of cultural significance in the Carmen Alto sector are the former saltpeter offices such as Chacabuco and Francisco Puelma, which are of greatest value to the community. In the case of Baquedano, the Railroad Station was also mentioned, and in Sierra Gorda, the old Caracoles mine was indicated as a place of cultural importance. As for festivals and celebrations, the festivity of the Virgen del Carmen on July 16 and particularly the Festivity of San Lorenzo or Miner's Day on August 10, in the town of Sierra Gorda, are the ones that receive the most attention from the community.
–
–The conclusions of the study at the local level in the Mejillones sector are as follows:
–The city of Mejillones and its residential sectors are located 2.6 km west of the seawater adduction and transmission line. This area on the coastal edge has a completely industrial use.
In the case of Mejillones, the places of cultural significance are the coastal edge with its beaches, particularly the Punta de Rieles beach south of the Mejillones bay. The Gaviotín protection area was also indicated as a site of value for the community. In terms of festivities, the San Pedro Festival on June 29, the Mejillones Anniversary in October, and the Christmas festivities are the celebrations that attract the greatest interest and participation of the community.
Cultural Heritage
Terrestrial archaeology
In the area of influence of the project, consisting of areal works (6 mine areas and two industrial zones) and linear works (pipeline and power lines), the presence of 14,061 archaeological heritage elements was recorded. Of these 4,826 are of historical chronological ascription, 7,978 are pre-Hispanic and 1257 could not be assigned chronologically and were classified as uncertain.
The spatial distribution of the heritage elements allowed us to establish certain patterns and trends in the spatial occupation of the project area. These provided some ideas and generated questions about the occupation of space in historic and pre-Hispanic times.
For the historical occupation, there is a generalized dispersion in influence of the project, with concentrations probably associated with the exploitation of saltpeter in that region; and for the pre-Hispanic occupation, there is a general concentration arranged mainly in the central area of sectors 3 and 4 extending to the northern end of the TEN, one of the reasons for which could be linked to the availability of lithic raw materials.
Paleontology
Areal Sectors

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This sector is dominated by non-fossiliferous units. However, in the western area of Pampa Blanca isolated marine fossil remains were found, presumably from the nearby Jurassic sedimentary unit called "Rencoret Strata" (Tobar, 1966; Muñoz, 1989). In this unit, abundant remains of marine invertebrates have been recognized and assigned a Triassic-Lower Jurassic (Hettangian-Pliensbachian) age range, so there is a possibility of chance finds of fossil rocks in the study area. However, since these paleontological components are not found in situ, their scientific and interpretative value is limited.
Linear Sector A
In this sector, located north of Mejillones, the route overlies the marine sedimentary unit of Quaternary age called "Mejillones Strata" (Cortes et al., 2007), with rich fossiliferous levels and an abundant fauna of marine invertebrates, mainly mollusks (Ortlieb et al. 1994), which are especially well exposed in the cliff of the coastal edge. To the east, fossils outcrop regularly and form an important part of the upper substrate up to the vicinity of point 5.
As verified in the field, the Linear Sector A would not overlap the Rencoret Strata as it reaches the Pampa Blanca area.
Linear Sector B
According to the lithological composition of the formations present in this area, it is not expected to find fossils, a situation that was corroborated during the field survey. Consequently, there is no paleontological heritage in influence of the LdT that could be affected by the execution of the project.
Linear Sector C
The fossil records in the project area correspond to the discovery of a single rolled block of uncertain origin, with fossil oysters of apparently Jurassic age (based on the bibliographic background of the Antofagasta region in Rubilar, 2008). The block was found as part of an active modern alluvial fill and its origin could not be verified nor was it evidently close to the study area.
The entire project area corresponds to geological units lacking fossiliferous content, which were previously identified, the largest percentage corresponds to ancient and modern alluvial and colluvial deposits.

17.1.2 Environmental Impact Assessment
Regarding the Pampa Blanca Expansion, the EIA submitted by the company and approved by RCA N°319/2013 analyzed the project activities and their potential environmental impacts. The following table shows the environmental components that could be directly or indirectly affected during the different phases of the project accordingly with the information submitted in the environmental assessment process.
Table 17-1. Environmental impacts of the Pampa Blanca project and committed measures

Phase in which it occurs	Environmental component	Impact

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Construction	Physical environment	Health risk to the population from particulate matter emissions
Risk to the health of the population due to noise emissions
Risk of changes in groundwater quality due to eventual spills in industrial area N° 2
	Biotic environment	Possible alteration in abundance of Sterna lorata (Little Tern) due to loss of habitat quality
Possible alteration in the abundance of the Larus modestus (Gaviota garuma) population due to loss of habitat quality.
Possible alteration in the abundance of the population of Haematopus palliatus (Pilpilén) due to loss of habitat quality.
Possible alteration in the abundance of the Microlophus quadrivitattus (Four-banded Runner) population, due to loss of habitat quality.
	Marine environment	Possible alteration of the physical-chemical quality of the seawater column due to the construction of the seawater intake system.
Alteration of the abundance of biological resources and species as a result of seawater adduction.
	Historical, archaeological, and cultural aspects	Heritage impact due to areal works
Cultural heritage impact due to linear works
	Paleontology	Alteration of paleontological heritage due to construction of linear works in linear sector A
	Landscape	Alteration of the landscape value due to the construction and habilitation of industrial areas
Alteration of the landscape value due to construction of aqueduct and electric transmission line in the linear sector A
Alteration of landscape value due to construction of power transmission line in linear sector B
Alteration of landscape value due to construction of power transmission line in linear sector C

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Operation	Physical environment	Health risk to the population from particulate matter emissions
Risk to the health of the population due to noise emissions
	Landscape	Alteration of landscape value due to caliche extraction and stockpile operation
	Hydrology	Risk of changes in groundwater quality due to infiltration of solutions in industrial area N°2
	Biotic environment	Alteration in the abundance and distribution of bird fauna populations due to flight path barriers.
	Marine environment	Decrease in planktonic communities due to the operation of the seawater adduction system.
	Historical, archaeological, and cultural aspects	Alteration of the patrimony by exploitation of mining areas
For those significant environmental impacts defined in the RCA, management measures were designed to mitigate, repair, and compensate the relevant affected elements. See Table 17-2.

17.2 Operating and Post Closure Requirements and Plans

17.2.1 Requirements and plans for waste disposal.
Two types of waste are generated during mining operations. Mineral and non-mineral wastes.
1. Mineral waste
It should be noted that the Site has been in the reopening phase since December 23, 2021. Since then, repair, maintenance, replacement and/or renovation activities have been carried out on the facilities and equipment that were temporarily paralyzed. suit them for your operation. Additionally, and as indicated by SERNAGEOMIN in RE 802/2019 that approves the Temporary Closure Plan of the site, it establishes in its first resolution, literal b.7 "Facilities that temporarily paralyze their operations", that the possibility remains active to extract salts rich in nitrate collected at the site, for processing at other sites. In the same way, the removal of discard salts is carried out, collecting them in sectors enabled for that.
Mining residues come from material from nitrate salt-rich evaporation pool ponds and leaching piles (caliche). Mineral waste management is as indicated in the closure plan section.
2. Non-mineral waste.
Pampa Blanca mine is stoppage since 2010. Therefore, there is no generation of this type of waste.

17.2.2 Following and management plan defined in the environmental authorization.
The last project presented through an Environmental Impact Assessment system called “Pampa Blanca Expansion", approved through RCA 319/2013, was submitted through an Environmental Impact Assessment (EIA) given the generation of significant impacts in the habitat and population of the specie Microlophus quadritattus (four banded runner) and for the intervention of 13,893 heritage elements.
The following table shows the measures committed to address the significant and not significant impacts of the project.

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Table 17-2. Mitigation, Remediation and Compensation Plan

Measure type	Phase	Environmental component	Measures
Mitigation	Construction	Biotic environment
Installation of appropriate signage to identify the presence of Microlophus quadrivattus.
Implementation of a rescue and relocation plan for Microlophus quadrivattus, to avoid affecting the population present in the area.

	Construction, operation	Historical, archaeological, and cultural aspects
Establishment of two exclusion areas representative of the historical and pre-Hispanic occupations observed during the project baseline.
Perimeter topographic and photographic survey and context description of the elements incorporated in the exclusion areas.
Field definition of the exclusion areas. The polygons will be established by topographers advised by the archeology team, to install a protective perimeter fence. The fenced area will have a buffer of at least 50 meters for the area located in the mining zone and 25 meters for the area located in the industrial zone.
Signs will be posted in the polygons defined for the two exclusion areas.
Biannual monitoring of the conservation status of the sites registered in the exclusion areas.

Compensation	-	Historical, archaeological, and cultural aspects
Exhibition of elements of the history of saltpeter and Pampan identity reflected in daily life.
Implementation of conservation measures while the recovered materials are being processed for their destination, as well as during transport.
Elaboration of a public cadaster (documentary information system) where the archaeological information is exhibited, along with photos and/or illustrations of the saltpeter cycle. It could be exhibited from the SQM portal, or through the development of another web portal.
Compilation and exhibition of the narrative associated with the saltpeter cycle (stories and novels), to rescue the oral tradition and its use as documentary material.
A virtual tool will be developed, based on the use of Geographic Information Systems (GIS) that will make it possible to disseminate in a clear and simple way how the space was used by the pre-Hispanic populations. As in the case of the saltpeter cycle, it could be exhibited from the SQM portal, or through the development of another web portal. The platform will include information on the legal protection status of archaeological heritage in general, and the appropriate measures and behavior when making archaeological finds.

Other measures	Construction	Air quality
Stabilization of the main access road to the industrial zone (Sectors 1 and 2), including access from Route 5. The owner must keep available, at the request of the authority, the maintenance records of the roads to which bischofite stabilization will be applied, indicating at least the date, section, and signature of the person in charge.
Wetting of unpaved secondary roads, with 75% abatement of emissions. Monthly efficiency measurements will be taken.
Moistening of areas where earthworks are carried out.
Preparation and compaction of soil and unpaved areas where vehicles and machinery circulate.
Transport of material with covered loads.
Restriction of vehicle speeds.
Requiring all contractors to carry out the required inspections and maintenance of all machinery and equipment, especially those elements intended to control noise emissions (mufflers).
Restriction on the use of horns.
Use of machinery and tools in a good state of maintenance, according to the manufacturer's specifications.

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Biotic environment
Identification of possible nesting sites of Sterna lorata (Little Tern), Haematopus palliatus (Pilpilén) and Larus modestus ( Garuma Gull). If nesting sites are identified, signs will be installed to identify their presence to avoid affecting them, and any activity will be prohibited during the nesting season.
There will be combs on the signage, specially designed to prevent birds from nesting, to avoid the nesting of predatory birds of prey that prey on the species.
The activities of the construction phase that will be developed in the sectors of greatest risk (Ex Oficina Ercilla and Sierra Valenzuela sectors), will be carried out outside the reproductive period (September-February) of Larus Modestus.
Development of a micro-routing, with an accredited professional, to carry out an inspection and survey of the work areas for the linear works of Section A, to release sectors that do not present evidence of nesting of Garuma Gull.
If the presence of Larus modestus pairs, eggs, chicks and/or fledglings is detected, access and any activity related to the construction of the project in these areas will be prohibited while there is activity of this species.
Monitoring will be carried out in the sectors at greatest risk (Ex Oficina Ercilla and Sierra Valenzuela) and will consist of three field campaigns that will be carried out during the months of greatest reproductive activity (November, December, and January) and a report will be generated for each campaign that will be submitted to the authorities, detailing the activities carried out, the results obtained, and the pertinent recommendations. Based on these reports, the need to maintain, reduce, modify, or take new corrective or mitigation actions can be evaluated. This monitoring will be carried out for a period of three reproductive periods of the species.
The areas of intervention and machinery traffic will be delimited to restrict movements to sectors that do not compromise the habitat of the Lesser Tern, Lesser Black-backed Tern, and Lesser Black-backed Gull.
The circulation of pedestrians, vehicles or machinery will be prohibited in the nesting areas of the Little Tern and Pilpilén located in the sectors adjacent to the limits of the construction of the project.
Inductive talks will be given to contractors on the environmental value of the Little Tern, Garuma Gull, and Pilpilén, and the precautions to be taken during construction work.
The implementation of the proposed measures will be coordinated with the “Fundación para la Sustentabilidad del Gaviotín Chico”.
Installation of flight diverters in areas of the TL.
Installation of "SuperbirdXPellerPro" bird and fauna repelling devices in facilities that could form bodies of water.
Perimeter closure of the industrial sector where the seawater ponds will be located to prevent the entry of fauna.
Application of wildlife treatment procedures in the event of a wildlife sighting and/or presence.
The concessionaire agrees to participate in public-private partnerships that allow for the conservation and protection of the Larus modestus species.

Human environment
Hiring local and communal labor will be favored, with special emphasis on the communes of Sierra Gorda and Mejillones.
Talks and training will be given to the people who will work on the project to encourage and promote responsible behavior in the community living near the project.
For the acquisition of supplies and materials, and given equal conditions, preference will be given to local companies, followed by regional companies, and finally national and foreign companies.
Food services and personnel transportation will be contracted preferably from local and community suppliers.

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Paleontology
Paleontological monitoring during the installation of the aqueduct, to minimize impacts on sectors with heritage value and/or recover fossil pieces that may eventually appear during work involving intervention of the stratum.
If fossils are recovered, they will be sent to an institution that will ensure their conservation and enhancement.

	Landscape	The appropriate location of the works, and the minimization of the levels of disturbance and repetition of basic elements will be favored.
Operation	Physical environment
Stabilization of the main access road to the industrial zone (Sectors 1 and 2), including access from Route 5. The owner must keep available, at the request of the authority, the maintenance records of the roads to which bischofite stabilization will be applied, indicating at least the date, section, and signature of the person in charge.
Wetting of unpaved secondary roads, with 75% abatement of emissions. Annual efficiency measurements will be taken.
Commitment to caliche extraction rate in sector 4 of 18.65 million tons/year.
Moistening of areas where earthworks are carried out.
Preparation and compaction of soil and unpaved areas where vehicles and machinery circulate.
Transport of material with covered loads.
Registration of vehicle speeds.
Requiring all contractors to carry out the required inspections and maintenance of all machinery and equipment, especially those elements intended to control noise emissions (silencers).
Restriction on the use of horns
Use of machinery and tools in a good state of maintenance, according to the manufacturer's specifications.
The licensee will keep the current calibration certificates of the machines used for melting HDPE membranes available for the state environmental agencies.
A leach pad construction report will be submitted to the Regional Directorate of the DGA, including photographs of each stage and certification of the binder joints. In addition, the start date of this activity will be informed in advance.
Any changes in the location of the solar evaporation ponds will be reported to the relevant agencies.
The General Water Directorate will be informed in advance about the supply of water from third parties (source, catchment point, sectorial and environmental authorizations that may apply).
Background information will be submitted to the Municipal Works Department of Mejillones Commune on the handling of excess material generated from excavations carried out in the Commune.
A final construction report of the evaporation ponds, seawater ponds, industrial water ponds and neutralization ponds will be sent to the Regional Directorate of the DGA, which must include photographs of each stage and the appropriate certifications.
Companies supplying aggregates and borrow materials must have all the environmental authorizations. This information must be submitted to the Superintendency of the Environment prior to the purchase of these inputs.

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Biotic environment
Installation on the guard cable of spiral and firefly type flight diverters, whose material allows them to glow for up to 10 hours during the night.
In the case of Sterna lorata, the deterrents will be placed between vertices 1 to 19, in the area between the coast and route 1.
In the case of Larus modestus, the deterrents will be placed in the nearby nesting areas or routes, between vertices 94 to 147.
In the highest risk sectors (Ex Oficina Ercilla and Sierra Valenzuela sectors), anti-equalization and anti-electrocution elements will be placed on the power lines, as well as the use of supports with anti-nesting systems or vertical hanging insulators.
A wildlife management procedure will be implemented. It should be noted that the owner is expected to assume the costs of rescue and rehabilitation.
A final monitoring report will be submitted at the end of the maritime works emplacement activities during the construction phase. The monitoring will be carried out with three stations adjacent to the works and one control station, and the parameters total suspended solids, dissolved oxygen, and turbidity in the marine environment will be measured. This report will be submitted to the Maritime Governor's Office and the Superintendency of the Environment.

Human environment
Hiring local and communal labor will be favored, with special emphasis on the communes of Sierra Gorda and Mejillones.
Talks and training will be given to the people who will work on the project to encourage and promote responsible behavior in the community living near the project.
For the acquisition of supplies and materials, and all other things being equal, preference will be given to local companies, followed by regional companies, and finally national and foreign companies.
Food services and personnel transportation will be contracted preferably from local and community suppliers.

Source: own elaboration

Additionally, the project committed some monitoring activities to follow up the different components during the construction and operation of the project.

TRS Pampa Blanca 2023	Pag. 161

Table 17-3. Environmental Monitoring Plan

Phase	Environmental Component	Measure	Details
Construction	Archaeology	Exclusion area N°2 monitoring
Monitoring will be done through a visual inspection of the perimeter closures, signage, and control sectors. The frequency of monitoring will be every six months, prior to the construction phase and until abandonment.
In addition, during the construction phase and on the sites that will be intervened, reports will be sent to the National Monuments Council through the authorizations for the intervention or release of work areas.

	Biotic environment	Microlophus quadrivitattus monitoring	Monitoring of individuals and areas used for the relocation of this species will be carried out. Monitoring will be carried out 15 days after capture, and then every 3 months in the first year and every 6 months thereafter, until 2 years of monitoring are completed.
Operation	Archaeology	Exclusion areas N°1 and N°2 monitoring	Monitoring will be done through a visual inspection of the perimeter closures, signage, and control sectors. The frequency of monitoring will be every six months, prior to the exploitation and intervention phase of mine sectors 3 and 4, until abandonment.

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Other construction measures	Biotic environment	Identification and georeferencing of Sterna lorata nesting sites	Recording will be carried out in a 500-meter strip along the axis of the route of the linear works located in the potential nesting area of the species on the Mejillones coast. The activity will be carried out bimonthly during the reproductive phase (July to February).
		Identification and georeferencing of Larus modestus nesting sites	Recording will be carried out in a 500-meter strip along the route of the linear works located in the potential nesting area of the species, in the section that crosses the coastal mountain range and part of the inland desert of the Antofagasta Region. The activity will be carried out every two months during the reproductive phase (November to February).
		Identification and georeferencing of Haematopus palliatus nesting sites	Recording will be carried out in a 500-meter strip along the route of the linear works located in the potential nesting area of the species, along the coastal border around the Mejillones cliffs. The activity will be carried out every two months during the reproductive phase (October to February).
Larus modestus monitoring in Ex Oficina Ercilla and Sierra Valenzuela sectors.
Monitoring will be carried out in the sectors at greatest risk (Ex Oficina Ercilla and Sierra Valenzuela) and will consist of three field campaigns, which will be carried out in the middle of the months of greatest reproductive activity (November, December and January), and a report will be generated for each campaign, which will be submitted to the authorities and will detail the activities carried out, the results obtained and the pertinent recommendations.
The monitoring will be carried out for a period of three reproductive periods of the species.

	Physical Environment	Air quality monitoring	Measurements of air quality levels (MP10) will be made in the town of Baquedano by means of a discrete type Monitoring Station with a Hi Vol monitor. The monitor will be in operation prior to the construction and operation phase of the mine areas, to improve the knowledge of the baseline situation, and then continue with a 5-year period, which covers the construction and 3 years of operation.
		Assessment of the contribution to air quality	An evaluation of the air quality contribution of this Project will be carried out annually, considering the variation in the generation of emissions, according to the update of the Mining Plan.
	Marine environment	Dissolved oxygen monitoring	Dissolved oxygen monitoring will be conducted during the excavation phase for the marine works.
		Marine water quality monitoring	The following variables will be monitored: suspended material and turbidity. In case the values of total suspended solids exceed 400 mg/L, maritime works will be suspended until it returns to its previous conditions.
	Paleontology	Paleontological resource monitoring	Paleontological monitoring will be carried out by a professional paleontologist, geologist, or biologist with experience in paleontology, and a report will be submitted to the National Monuments Council. The monitoring will be carried out once during the construction phase.
Other operation measures	Physical environment	Air quality monitoring
Measurements of air quality levels (MP10) will be made in the town of Baquedano by means of a Monitoring Station with Population Representativeness (EMRP) of the discrete type with a Hi Vol. monitor. The monitor will be in operation for a period of 3 years during the operation phase. At the end of the monitoring period, its continuity will be reviewed, in conjunction with the authority, based on the behavior and impact of the project operation on local air quality.

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	Air quality contribution assessment	An evaluation of the contribution to air quality of this project will be carried out annually, considering the variation in the generation of emissions, according to the update of the Mining Plan.
	SO2 isokinetic monitoring	Six-monthly isokinetic monitoring of SO2 will be carried out to verify the concentration and emissions of SO2 (ton/year) throughout the life of the project.
	Noise monitoring	Sound pressure levels will be measured in the town of Baquedano. Monitoring will be done every six months during the first year of the project's operation phase, and for one year once the exploitation of mine zone 4, the mining area closest to the town of Baquedano, has begun.
	Well water quality monitoring	A quarterly water quality monitoring plan will be carried out in observation wells Cubeta 1, F10, OP16 and F8. The monitoring will consider the following parameters: pH, temperature, specific conductivity, dissolved solids, chloride, sodium, sulfate, nitrate, magnesium, potassium, ammonia, total iron, copper, and selenium.
Biotic environment	Wildlife monitoring	Inspections will be carried out to determine the presence of collided birds. The activity will be carried out quarterly during the first year of operation of the transmission line (alternative A proposed for power lines).
Marine environment	Marine environment monitoring	Marine environmental monitoring will be conducted once the project is in operation. The campaign will be conducted during the first year of operation, for the winter and summer seasons.
Human environment	Community outreach program	One meeting per year will be held in each locality (Mejillones, Baquedano and Sierra Gorda) to provide information on the development of the project and gather comments and suggestions from the social organizations.
Source: own elaboration

Requirements and plans for water management during operations and after closure.

17.3 Environmental and sectorial permits status
The Pampa Blanca mine, as indicated in section 1.1 to the Environmental Impact Assessment System (SEIA) a total of 4 times.
–Florence Solar Evaporation Plant, (EIA, 1999)
–New Pampa Blanca Salt Disposal Field (DIA, 2009)
–Pampa Blanca Mine Zone (EIA, 2010)
–Pampa Blanca Expansion (EIA, 2013)

All these studies were approved by the corresponding environmental authority, however, only the EIA Florencia Solar Evaporation Plant was executed.

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According to current legislation, the General Environmental Law and Supreme Decree 132 of 2002, which approves the Mining Safety Regulations, there are a series of permits required to operate a mining project. These are the sectorial permits, which can be filed with SERNAGEOMIN, or another service with competence of sectoral environmental permits.
In the following table are mentioned the sectorial permits defined in the RCA 021/1999, as is the only project that have been executed.
Table 17-4 Sectorial Permits defined the RCA "Florencia Solar Evaporation Plant".
Table 17-4. Sectorial Environmental Permits.

Project	RCA	Permits N°	Permit Name
Solar evaporation plant Florence	021/1999	88	Permission to establish a reserve of mining waste and tailings dumps.

These permits are found in the old regulations of the environmental impact assessment system, repealed by decree 40 of 2013. Currently, the discard collection permit is being processed at Sernageomin, to comply with current environmental legislation, since it had sanitary authorizations, in accordance with what was previously regulated. In addition, Pampa Blanca has an Exploitation Method and benefit authorized by Sernageomin through:
Resolution Ex 1499/2000. Modification of the Exploitation of Calichera Quarries.

17.4 Social and Community

17.4.1 Plans, negotiations or agreements with individuals or local groups
Community relations with Sierra Gorda have not yet established a collaboration agreement or memorandum of understanding.

17.4.2 Local hiring commitments
Communication has been established with the OMIL of the Sierra Gorda Municipality, where job vacancies are sent via email on a weekly basis.
17.4.3 Social Risk Matrix
The project is not in operation.

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17.5 Mine Closure

17.5.1 Closure, remediation, and reclamation plans
In accordance with the provisions of Law No. 20,551, Res. Ex. No. 0040/2020 and Res. Ex. No. 1092/2020, the Update of the Pampa Blanca Slaughter Closure Plan, approved by Res. Ex. 292/2023.
During the abandonment stage of the Project, the measures established in the Update of the Closure Plan "Faena Minera Pampa Blanca" approved by the National Geology and Mining Service (SNGM), through Resolution N° 292/2023, will be complied with.
Among the measures to be implemented are the removal of metal structures, equipment, materials, panels and electrical systems, de-energization of facilities, closure of accesses and installation of signage. The activities related to the cessation of operation of the site will be carried out in full compliance with the legal provisions in force at the date of closure of the site especially those related to the protection of workers and the environment.
•Closing measures
The current Partial Temporary Closure Plan (approved by Resolution N° 1.304/2020) corresponds to an extension of the temporary closure plan of the Pampa Blanca Mining Site approved by Res Exe. N° 0802/2019, considering January 09, 2018, as the starting date of the temporary closure. The definitive total closure of the operation is estimated for the year 2034, according to Res Exe. N° 1.424/2015. The activities associated with this partial temporary closure are the removal of remaining explosives, closure of the explosive’s storage area, road closures, and installation of signage. During the shutdown period there will be monthly visual inspections and an inspection after relevant natural events, such as earthquakes, heavy rains or other.
The last report of closure mine plan includes all closure measures and actions included in the documents of the Environmental Qualification Resolution (RCA) and sectorial resolutions, including the closure plans approved by Resolution No. 1424/2015. The closure measures and actions are presented below. See Table 17-5.

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Table 17-5. Closure measures and actions of the Closure Plan for the Pampa Blanca Mine for the remaining installations.

Installation	Closure measure	Description	Fountain
Mine (Caliche)	Overload deposition and Leaching heap materials as sector backfill already exploited.	Overhead deposited on sites Previously used in mine operation	Resolution No. 0292/2023 RCA 278/2010
	Explosives removal Remnants and closure of powder magazine.	The trigger storage enclosure shall be closed, detonating cord and	Resolution No. 0292/2023 RCA 278/2010
	Road closures	Closing parapet with overload at the main entrances The parapet will have a volume of 5.25 m3 triangular section	Resolution No. 0292/2023 RCA 278/2010
	Signage	Installation of Signage indicating the prohibition of income	Resolution No. 0292/2023 RCA 278/2010

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Leaching	Slope stabilization of leaching piles	Once the Closure Plan has begun, your risk will be evaluated and analyzed, taking measures to ensure the stability	Resolution No. 0292/2023 RCA 278/2010
	In COM I protect and / or remove structures, ponds, panels, equipment, and electrical systems.	It will be dismantled (in if necessary)	Resolution No. 0292/2023 RCA 278/2010
	Drying pools in COM	They will remain full until they dry by evaporation.	Resolution No. 0292/2023 RCA 278/2010
	Removal of pipes and pumps	Elimination of hydraulic and electrical irrigation systems and solution management	Resolution No. 0292/2023 RCA 278/2010
	Removal and de-energization of power lines	Connections to electrical substations will be removed	Resolution No. 0292/2023 RCA 278/2010
	Road closures	Closing parapet with overload at the main entrances the parapet will have a volume of 5.25 m3 Triangular section	Resolution No. 0292/2023 RCA 278/2010
	Signage	Installation of Signage indicating the prohibition of income	Resolution No. 0292/2023 RCA 278/2010
Industrial water supply	Removal of structures, panels, system electrical and equipment.	Removal of structures	Resolution No. 0292/2023
	Removal of pipes and pumps	Removal of structures	Resolution No. 0292/2023
	Removal and de-energization of power lines	Connections to the Electrical substations	Resolution No. 0292/2023
	Road closures	Closing parapet with overload on Main Entrances The parapet will have a volume of 5.25 m3 Triangular section	Resolution No. 0292/2023
	Signage	Installation of Signage indicating the prohibition of income	Resolution No. 0292/2023

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Iodide plant	Safeguarding and/or removal of structures, ponds, panels, equipment, substations, and electrical systems	It will be dismantled Structures	Resolution No. 0292/2023
	De-energization of installations	The Connections to the Substations Electrical	Resolution No. 0292/2023
	Safeguarding and dismantling of buildings	It will be dismantled Structures	Resolution No. 0292/2023
	Road closures	Closing parapet with overload on Main Entrances The parapet will have a Volume of 5.25 m3 Triangular section	Resolution No. 0292/2023
	Signage	Installing Señaléticas indicating the Prohibition of income	Resolution No. 0292/2023
Evaporation pools	Removal of metal structures, pipes, pumps, electrical systems, and equipment	Removal of structures (if necessary)	Resolution No. 0292/2023
	De-energization of installations	The Connections to the Substations Electrical	Resolution No. 0292/2023
	Road closures	Closing parapet with overload on Main Entrances The parapet will have a Volume of 5.25 m3 Triangular section	Resolution No. 0292/2023
	Signage	Installation of Signage indicating the prohibition of income	Resolution No. 0292/2023
Support facilities	System retirement electrical and Structures	Connections to the Electrical substations	Resolution No. 0292/2023
	De-energization of installations	The Connections to substations Electrical	Resolution No. 0292/2023
	Hazardous Waste Removal and Final Disposal	Waste Removal Dangerous from Patio authorized to Final Provision	Resolution No. 0292/2023
	Non-Hazardous Waste Removal	Waste Removal Non-Hazardous from Patio authorized to Final Provision	Resolution No. 0292/2023
Source: Res Exe. N°0292/2023

There are no post-closure commitments associated with sectoral resolutions or environmental qualification resolutions (RCA).

1.Risk analysis

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SERNAGEOMIN, in consideration of Law 20,551 and Supreme Decree No. 41/2012, requests owners to carry out a risk assessment that considers the impacts on the health of people and the environment in the context of the closure of the mining site at the end of its useful life. This risk assessment was carried out considering the Risk Assessment Methodology for Mine Closure currently in force. The results of the evaluation indicate that the risks associated with the remaining facilities of the Pampa Blanca Slaughter are indicated below:
Table 17-6. Risk assessment of the main facilities of the Pampa Blanca Site

Registration	Risks		Level	Significance
MR1	MR1. P	To people for failure in the slope of the pit, which exceeds the exclusion zone due to an earthquake	Low	Not significant
MR1.MA	To the environment due to fault in the slope of the pit, which exceeds the exclusion zone due to an earthquake		Low	Not significant
MR2	MR2. P	To people for infiltration of DAR from the mine	Low	Not significant
MR2.MA	To the environment by infiltration of DAR from the mine		Low	Not significant
Leaching piles
DE1	DE1. P	People from groundwater pollution due to rain	LOW	Non-Significant
	DE1.MA	To the Environment due to groundwater pollution due to rain	LOW	Non-Significant
DE2	DE2. P	People for groundwater contamination due to flooding	LOW	Non-Significant
	DE2.MA	To the Environment due to groundwater pollution due to a flood	LOW	Non-Significant
DE3	DE3. P	People due to emissions of particles into the atmosphere due to wind	LOW	Non-Significant
	DE3.MA	To the Environment due to emissions of particles into the atmosphere due to wind	LOW	Non-Significant
DE4	DE4. P	People for surface water pollution due to heavy rain	LOW	Non-Significant
	DE4.MA	To the Environment due to contamination of surface water due to heavy rain	LOW	Non-Significant

TRS Pampa Blanca 2023	Pag. 170

Registration	Risks		Level	Significance
DE5	DE5. P	People due to flooding of surface water	LOW	Non-Significant
	DE5.MA	To the Environment due to flooding of surface water	LOW	Non-Significant
DE6	DE6. P	People due to water erosion due to heavy rain or delayed snowmelt	LOW	Non-Significant
	DE6.MA	To the Environment due to water erosion due to rain or heavy delayed snowmelt	LOW	Non-Significant
DE7	DE7. P	People by landslide because of an earthquake.	LOW	Non-Significant
	DE7.MA	To the Environment by landslide due to an earthquake.	LOW	Non-Significant
Solar evaporation pools
DE3	DE3. P	People for particulate matter suspended by wind	Low	Not significant
	DE3.MA	To the Environment for particulate matter suspended due to wind	Low	Not significant
DE6	DE6. P	People due to slope failure due to water erosion	Low	Not significant
	DE6.MA	To the Environment due to slope failure due to water erosion	Low	Not significant
DE7	DE7. P	People due to slope failure due to an earthquake	Low	Not significant

TRS Pampa Blanca 2023	Pag. 171

Registration		Risks	Level	Significance
	DE7.MA	To the Environment due to slope failure due to an earthquake	Low	Not significant
Discard salts
DE3	DE3. P	People for particulate matter suspended by wind	Low	Not significant
	DE3.MA	To the Environment for particulate matter suspended due to wind	Low	Not significant
DE6	DE6. P	People due to slope failure due to water erosion	Low	Not significant
	DE6.MA	To the Environment due to slope failure due to water erosion	Low	Not significant
DE7	DE7. P	People due to slope failure due to an earthquake	Low	Not significant
	DE7.MA	To the Environment due to slope failure due to an earthquake	Low	Not significant

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17.6 Closing costs
The total amount of the closure of the Pampa Blanca mine site, considering closure detail in the valorization of de closure plan approved by Res Exe. N°0292/2023, sum 42.841 UF:
Table 17-7. Pampa Blanca Mine site closure Costs

Item	Total (UF)
Total direct closing cost	21,555
Indirect cost and engineering	2,155
Contingencies (20% CD + CI)	5,928
Subtotal	29,638
IVA (19%)	5,361

Closing Plan Amount (UF)	35,269
Source: Valorization of de closure plan approved by Res Exe. N°0292/2023,

Table 17-8. Post-closure costs of Pampa Blanca

Article	Total (UF)
Cost them directly	4,628
Indirect costs and administration	463
Contingencies	1,273
VAT (19%)	1,209
Contribution to the amount of Post Closing (UF)	7,572

The result of the calculation of the useful life for the Pampa Blanca mine according to the Res Exe. N°0292/2023 is 30 years. The constitution of the guarantees will be carried out as follows.
The end of operations will be 2035, and the closure period will be from 2036 to 2040.

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Table 17-9. Constitution of the Guarantees of Pampa Blanca Mine Closure Plan.

Year	Guarantee UF
7	16.626
8	18.646
9	20.722
10	22.855
11	25.046
12	27.297
13	29.608
14	31.982
15	34.419
16	34.924
17	35.438
18	35.959
19	36.487
20	36.572
21	36.659
22	38.120
23	38.681
24	39.249
25	39.826
26	40.412
27	41.006
28	41.608
29	42.220
30	42.841
31	42.841
32	42.841
33	42.841
34	42.841
35	42.841
Source: Valorization of de closure plan approved by Res Exe. N°0292/2023.

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18 CAPITAL AND OPERATING COSTS
This section contains forward-looking information related to capital and operating cost estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this section including prevailing economic conditions continue such that unit costs are as estimated in constant (or real) dollar terms, projected labor and equipment productivity levels and that contingency is sufficient to account for changes in material factors or assumptions.
The main facilities for producing iodine and nitrate salts at the Pampa Blanca Site are as follows:
–Caliche Mining
–Heap Leaching
–Iodide & Iodine Plants
–Solar Evaporation Ponds
–Water Resource Provision
–Electrical Distribution System
–General Facilities

18.1 Capital Costs
The main facilities are already developed, it is necessary to generate the reopening of this facilities. These facilities are for the production operations of Iodine and nitrate salts, include caliche extraction, leaching, water resources, Iodide production plant, solar evaporation ponds, as well as other minor facilities. Offices and services include, among others, the following: common areas, supply areas, powerhouse, laboratory and warehouse.
The capital cost that will be invested in 2024 is about USD 55 million with the relative expenditure by major category as shown in Table 18-1
Table 18-1. Summary of Capital Expenses for the Pampa Blanca Operations 2024

	Capital Cost
	% Total	MUSD
Category	100%	55
Caliche Mining	22.2%	12.2
Heap Leaching	27.8%	15.3
Iodide & Iodine Plant	36.0%	19.8
Solar Evaporation Ponds	14.0%	7.7

18.1.1 Caliche Mining
SQM produces salts rich in iodide in Pampa Blanca and iodine at Nueva Victoria, near Iquique, Chile, mineral caliche extracted from mines at Pampa Blanca.
Capital investment in the mine is primarily for buildings and support facilities and associated equipment. The equipment including trucks, front loaders, bulldozers, drills, wheeldozers and motor graders has a finished useful life.

18.1.2 Heap Leaching

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The leach piles are made up of platforms (normally 90 x 500 m, with perimeter parapets and with a bottom waterproofed with HDPE membranes), which are loaded with the necessary caliche and are irrigated with different solutions (water, mixture or intermediate solution of piles).
The Mine Operation Centers (COM) are a set of leaching heaps that have brine accumulation ponds, recirculated “feeble brine” ponds, industrial water ponds and their respective pumping systems.
Primary capital expenditure is in the form of piping, electrical facilities and equipment, pumps, ponds, and support equipment.

18.1.3 Iodide and Iodine Plants
The main investment in the Iodide Plants is found in tank and decanter equipment, pumps and piping, equipment and electrical facilities, buildings and well.

18.1.4 Solar Evaporation Ponds
These ponds in the industrial area of Sur Viejo and receive the “Feeble Brine” fraction (BF) generated in the process of obtaining iodide, which is transported approximately 20 kilometers each.

18.1.5 Water Resources
Primary investment is in piping, pumps, buildings and wells.

18.2 Future Investment
With an investment of US$55 million, the initiative aims to reopen the existing mining areas to produce iodide, iodine and salts rich in nitrates at the Pampa Blanca Site.
The project corresponds to a modification of the Pampa Blanca Faena consisting of:
1)There are no new mining areas.
2)New iodide production plant (1,500 t/y each).
3)There are no new Evaporation ponds.
Additional capital for the Long Term is estimated to be USD 55 million. The operating cost is presented in table 18-2:
    Table 18-2 Estimated Investment

Investment (MUS$)	2024	2025	2026	2027	2028	2029	2030	TOTAL
Pampa Blanca	55							55

18.3 Operating Cost
The main costs to produce Iodine and Nitrates involve the following components: common production cost for iodine and nitrates, such as Mining, Leaching and Seawater, production cost of iodine in the plant, and the production cost of nitrate before processing at the Coya Sur site.
The production cost of nitrate at Coya Sur Plant and the processing of extra solar salt are added. To the costs indicated above, have been added the Depreciation and Others.

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Estimated aggregate unit operating costs are presented in Table 18-3. These are based on historical unit operating costs for each of the sub-categories listed above.
Over the Long Term, total operating costs are expected to be almost equally apportioned amongst the three primary categories (Common; Iodine Production and Transport; Nitrate Production and Transport).
Table 18-3 Pampa Blanca Operating Cost

Cost Category	Estimated Unit Cost
Common (Mining / Leaching/ Seawater)	7.45 US$/Ton caliche
Iodine Production (including transport to ports)	39,280 US$/Ton iodine
Nitrates Production	90 US$/Ton nitrate
Nitrates Transport to Coya Sur	32.49 US$/Ton nitrate

19 ECONOMIC ANALYSIS
This section contains forward-looking information related to economic analysis for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including estimated capital and operating costs, project schedule and approvals timing, availability of funding, projected commodities markets and prices.

19.1 Principal Assumptions
Capital and operating costs used in the economic analysis are as described in Section 18. Sales prices used for Iodine and Nitrates are as described in Section 16. A 10% discount rate was used for the cashflow and is deemed reasonable to account for cost of capital and project risk. A 28% income tax rate was considerate and all costs, prices, and values shown in this section are in 2022 US$.

19.2 Production and Sales
The estimated production of iodine and nitrates for the period 2023 to 2030 is presented in Table 19-1.

19.3 Prices and Revenue
An average sales price of 42.0 USD/kg (42,000 USD/tonne) was used for sales of Iodine based on the market study presented in in Section 16. This price is assessed as FOB port.
As a vertically integrated company, nitrate production from the mining operations are directed to the plant at Coya Sur for the production of specialty fertilizer products. An imputed sales price of 323 USD/Tonne was assumed for nitrates salts for fertilizer based on an average sales price of 820 USD/tonne for finished fertilizer products sold at Coya Sur, less 497 USD/tonne for production costs at Coya Sur.
These prices and the revenue streams derived from the sale of iodine and nitrates is shown in Table 19-2.

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Table 19-1. Pampa Blanca Long Term of Mine Production

MATERIAL MOVEMENT	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
Hermosa Sector Ore Tonnage	Mt	5	5	5	5	5	5	12	42
Iodine (I2) in situ	ppm	461	468	458	450	446	440	471	459
Average grade Nitrate Salts (NaNO3)%		5.8%	7.2%	6.7%	6.5%	6.4%	5.8%	5.7%	6.2%
TOTAL ORE MINED (CALICHE)	Mt	5	5	5	5	5	5	12	42
Iodine (I2) in situ	kt	2.3	2.3	2.3	2.3	2.2	2.2	5.7	19.3
Yield process to produce prilled Iodine	%	55.6%	52.5%	54.8%	54.5%	49.3%	63.1%	57.6%	55.7%
Prilled Iodine produced	kt	1.3	1.2	1.3	1.2	1.1	1.4	3.3	10.7
Nitrate Salts in situ	kt	291	360	335	325	320	290	684	2,605
Yield process to produce Nitrates	%	37.6%	36.0%	38.1%	39.0%	39.4%	42.0%	43.3%	40.1%
Nitrate production from Leaching	kt	109	129	128	127	126	122	296	1038
Ponds Yield to produce Nitrates Salts	%	79%	62%	63%	62%	62%	64%	58%	63%
Nitrate Salts for Fertilizers	kt	86	80	80	79	79	78	170	651

Table 19-2. Pampa Blanca Iodine and Nitrate Price and Revenues

PRICES	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
Iodine	US$/kg	42,000	42,000	42,000	42,000	42,000	42,000	42,000	42,000
Nitrates delivered to Coya Sur	US$/t	323	323	323	323	323	323	323	323
REVENUE	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
Iodine	US$M	54	52	53	51	46	58	137	451
Nitrates delivered to Coya Sur	US$M	28	26	26	26	25	25	55	210
Total Revenues	US$M	82	77	79	77	72	83	192	661

TRS Pampa Blanca 2023	Pag. 178

19.4 Operating Costs
Operating costs associated with the production of iodine and nitrates at Pampa Blanca are as described earlier in Section 18 and are incurred in the following primary areas:
1. Common
2. Iodine Production
3. Nitrate Production
Additional details on operating costs may be found in Section 18.3. Unit costs for each of these unit operations is shown in Table 19-3.

TRS Pampa Blanca 2023	Pag. 179

Table 19-3. Pampa Blanca Operating Costs.

COSTS	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
COMMON
Mining	US$M	19	19	19	19	19	19	45	156
Leaching	US$M	19	19	19	19	19	19	45	157
Total Mining Costs	US$M	37	37	37	37	37	37	89	313
IODINE PRODUCTION
Solution Cost	US$M	33	33	33	33	33	33	81	279
Iodide Plant	US$M	8	7	8	7	7	8	20	65
Iodine Plant	US$M	6	5	6	5	5	6	14	47
Total Iodine Production Cost	US$M	46	46	46	46	45	48	115	391
Total Iodine Production Cost	US$/kg Iodine	36	37	37	38	41	34	35	36
NITRATE PRODUCTION
Solution Cost	US$M	4	4	4	4	4	4	9	34
Harvest production	US$M	2	2	2	2	2	2	4	16
Others (G&A)	US$M	1	1	1	1	1	1	2	9
Transport to Coya Sur	US$M	3	3	3	3	3	3	6	21
Total Nitrate Production Cost	US$M	11	10	10	10	10	10	21	80
Total Nitrate Production Cost	US$/t Nitrate	122	122	122	122	122	122	122	122
TOTAL OPERATING COST	US$M	57	56	56	56	54	57	137	473
TOTAL OPERATING COST	US$/t Caliche	11.3	11.1	11.2	11.1	10.9	11.5	11.4	11.3

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19.5 Capital Expenditure
Much of the primary capital expenditure in the Pampa Blanca Project has been completed.
The most significant proposed future capital expenditure is for the seawater pipeline to support the proposed TEA Expansion Project. This investment is expected to need USD 55 million for 2023.
Additional details on capital expenditures for the Pampa Blanca Project can be found in Section 18.1 and Section 18.2. The estimated capital expenditure for the Long Term (2023 to 2029) is presented in Table 18-2.

19.6 Cashflow Forecast
The cashflow for the Pampa Blanca Project is presented in Table 19-4.The following is a summary of key results from the cashflow:
–Total Revenue: estimated to be USD 661 million including sales of iodine and nitrates
–Total Operating Cost: estimated to be USD 473 million.
– EBITDA: estimated at USD 188 million
–Tax Rate of 28% on pre-tax gross income
–Capital Expenditure estimated at USD 55 million
– Net Change in Working Capital is based on two months of EBITDA.
–A discount rate of 10% was utilized to determine NPV. The QP deems this to be a reasonable discount rate to apply for this TRS which reasonable accounts for cost of capital and project risk.
–After-tax Cashflow: The cashflow is calculated by subtracting all operating costs, taxes, capital costs, interest payments, and closure costs from the total revenue.
–Net Present Value: The after tax NPV is estimated to be USD 53 million at a discount rate of 10%.
The QP considers the accuracy and contingency of cost estimates to be well within a Prefeasibility Study (PFS) standard and sufficient for the economic analysis supporting the Mineral Reserve estimate for Pampa Blanca.

TRS Pampa Blanca 2023	Pag. 181

Table 19-4. Estimated Net Present Value (NPV) for the Period

REVENUE	UNITS	2024	2025	2026	2027	2028	2029	2030	TOTAL
Total Revenues	US$M	82	77	79	77	72	83	192	661
COSTS
Total Mining Costs	US$M	37	37	37	37	37	37	89	313
Total Iodine Production Cost	US$M	46	46	46	46	45	48	115	391
Total Nitrate Production Cost	US$M	11	10	10	10	10	10	21	80
TOTAL OPERATING COST	US$M	57	56	56	56	54	57	137	473
EBITDA	US$M	25	22	22	21	17	26	54	188
Depreciation	US$M	7	7	7	7	7	7	16	55
Pre-Tax Gross Income	US$M	18	15	16	15	11	20	39	133
Taxes	28%	5	4	4	4	3	5	11	37
Operating Income	US$M	13	11	11	11	8	14	28	96
Add back depreciation	US$M	7	7	7	7	7	7	16	55
NET INCOME AFTER TAXES	US$M	20	17	18	17	14	21	45	153
Total CAPEX	US$M	55	0	0	0	0	0	0	55
Working Capital	US$M	0	-1	0	0	-1	1	5	5
Pre-Tax Cashflow	US$M	-30	22	22	22	18	25	48	126
After-Tax Cashflow	US$M	-35	18	18	17	15	19	39	91
Pre-Tax NPV	US$M	79
After-Tax NPV	US$M	53
Discount Rate	US$M	10%

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19.7 Sensitivity Analysis
The sensitivity analysis was carried out by independently varying the commodity prices (Iodine, Nitrate), operating cost, and capital cost. The results of the sensitivity analysis are shown in Figure 19-1 shows the relative sensitivity of each key metric.
Figure 19-1. Sensitivity Analysis

150%
120%
90%
60%
30%
0%
-30%
-60%
-90%
-120%
-150%
% Variation from Base NPV
-30%
-20%
-10%
0%
10%
20%
30%
% Variation of Base Parameter
OPEX
CAPEX
I2 Price
Nitrate Price

As seen in the above figure, the project NPV is equally sensitive to operating cost and commodity price while being least sensitive to capital costs. This is to be expected for a mature, well-established project with much of its infrastructure already in place and no significantly large projects currently planned during the LOM discussed in this Study. Both iodine and nitrate prices have a similar impact on the NPV with nitrate prices having a slightly larger impact.

20 ADJACENT PROPERTIES
The company's deposits are laid on flat land or "pampas" at the Pampa Blanca mine site and facilities cover a mine area of 51,201 hectares.
Pampa Blanca mine site has an approximate area of 104.41 km2 (10,441 Ha).
Prospect deposits (see Figure 20-1Figure 20-2. ) corresponding to the Pampa Blanca mine properties are as follows:
•Celia
•Condell
•Paulo
•Miedo
•Lenka

TRS Pampa Blanca 2023	Pag. 183

•Carbonato
•Colina
•Chacabuco
•Copo
•Condell
•Aurelia
•Paulo IV
•Estaca Boliviana
•Celia
Of all the areas prospected in the Sierra Gorda sector, the following have been explored:
•Pampa Blanca
•Blanco Encalada
•Baquedano
•Qb. San Cristobal
•Eugenia (Exolympia)
•Ampliación Carbonato
Exploration program results show that these prospects reflect a mineralized trend hosting nitrate and iodine. On the other hand, exploration efforts are focused on possible metallic mineralization beneath the caliche. The area has significant potential for metallic mineralization, especially copper and gold. Exploration has generated discoveries that, in some cases, may lead to exploitation, sales of the discovery, and generation of royalties in the future. Within this framework, in 2013, we recorded a royalty sale of the Antucoya project to Antofagasta Minerals (copper mining).
Within the boundary belonging to SQM-Pampa Blanca, as presented in Figure 20-2, it is stated that there are other properties adjacent to the Project that is exploited by others, and there are some mining rights. In total there are three mining lots, which include:
1. Algorta Norte S.A. is a joint venture between ACF Minera S.A. and Toyota Tsusho:
•Surface
2. Antofagasta Minerals;
•Surface
•Rencoret Mine
•Surface

TRS Pampa Blanca 2023	Pag. 184

Figure 20-1. Pampa Blanca Adjacent Properties

PROVINCIA DE ANTOFAGASTA
ALGORTA
GALLEGOS 2
ALGORTA
Propiedad Minera Contrato AMSA
SECTOR RENCORET
Acueducto Espe
Campamento Esmeralda
GALLEGOS 2
Cuadrilla del Ferrocarril
Propiedad Minera ALGORTA
El Cobre
SECTOR RENCORET
Mina Elenita
Mina Rencoret
Dos Puntas
COS DE GUALGA
Lomón
Escabroso
Cotillo
PAMPA BLANCA SECTOR 3
Gualga
GALLEGOS 2
Oficina Ausonia (ruinas)
Estación Pampa Uni
Colina
Oficina Pinto (ruinas)
SIERRA RENCORET
PAMPA BLANCA SECTOR 5
PAMPA DE SATO
Río Seco
PAMPA BLANCA SECTOR 4
Ausonia
Oficina Carmela (ruinas)
Quebrada Saco
Est. Central
AMPLIACION PAMPA BLANCA
Oficina Ossa (ruinas)
Est. La Rioja
Oficina Ercilla
Mina
osario del Llano
Oficina Celia (ruinas)
Oficina Chacabuco (ruinas)
Mina Costa Rica
AMPLIACION PAMPA BLANCA

TRS Pampa Blanca 2023	Pag. 185

Figure 20-2. Other properties adjacent to the Project that is exploited by others

TRS Pampa Blanca 2023	Pag. 186

21 OTHER RELEVANT DATA AND INFORMATION
The QP is not aware of any other relevant data or information to disclose in this TRS.

22 INTERPRETATION AND CONCLUSIONS
The work done in this report has demonstrated that the mine, heap leach facility and the iodine and nitrate operations correspond to those of a technically feasible and economically viable project. The most appropriate process route is determined to be the selected unit operations of the existing plants, which are otherwise typical of the industry.
The current needs of the nitrate and iodine process, such as power, water, labor, and supplies, are met as this is a mature operation with many years of production supported by the current project infrastructure. As such, performance information on the valuable nitrate and iodine species consists of a significant amount of historical production data, which is useful for predicting metallurgical recoveries from the process plant. Along with this, metallurgical tests are intended to estimate the response of different caliche ores to leaching.
Miss. Marta Aguilera QP of Reserves, concludes that the work done in the preparation of this technical report includes adequate details and information to declare the Mineral Reserves. In relation to the resource treatment processes, the conclusion of the responsible QP, Gino Slanzi, is that appropriate work practices and equipment, design methods and processing equipment selection criteria have been used. In addition, the company has developed new processes that have continuously and systematically optimized its operations.

22.1 Results
Geology and Mineral Resources
1.The Pampa Blanca geology team has a clear understanding of mineralization controls and the geological and deposit related knowledge has been appropriately used to develop and guide the exploration, modeling and estimation processes.
1.Sampling methods, sample preparation, analysis and security were acceptable for mineral resource estimation. The collected sample data adequately reflect deposit dimensions, true widths of mineralization, and the style of the deposits. Sampling is representative of the Iodine and Nitrate Grades.
1.The average mineral resource concentrations are above the cutoff grades of 3.0% of Nitrate, reflecting that the potential extraction is economically viable.

Metallurgy and Mineral Processing
According to Gino Slanzi Guerra, the QP in charge of metallurgy and resource treatment:
1.There is a duly documented verification plan for the cover system to limit infiltration during leaching. The document establishes installation and leak detection procedures in accordance with environmental compliance criteria.
2.Metallurgical test work performed to date has been adequate to establish appropriate processing routes for the caliche resource. The metallurgical test results show that the recoveries are dependent on the saline matrix content and, on the other hand, the maximization of this is linked to the impregnation cycle which has been studied, establishing irrigation scales according to the classified physical nature. The derived data are suitable for the purpose of estimating recovery from mineral resources.

TRS Pampa Blanca 2023	Pag. 187

3.Based on the annual, short- and long-term production program, the yield is estimated for the different types of material to be exploited according to the mining plan, according to their classification of physical and chemical properties, obtaining a projection of recoveries that is considered quite adequate for the resources.
–Reagent forecasting and dosing are based on analytical processes that determine ore grades, valuable element content and impurity content to ensure that the system's treatment requirements are effective. These are translated into consumption rate factors that are maturely studied.
–Since access to water can be affected by different natural and anthropogenic factors, the use of seawater is a viable alternative for future or current operations. However, this may increase operating costs, resulting in additional maintenance days.
–During operations, the content of impurities fed to the system and also the concentration in the mother liquor is monitored in order to eventually detect any situation that may impact the treatment methodologies and the characteristics of its products.

TRS Pampa Blanca 2023	Pag. 188

22.2 Risks
Geology and Mineral Resources
•All the procedures, methodologies and results should be reported and updated annually, trying to avoid using recycled reports with only some updated tables, leaving outdated or unimportant information.
Metallurgy and Mineral Processing
•The risk that the process, as currently defined, will not produce the expected quantity and/or quality required. However, exhaustive characterization tests have been carried out on the treated material and, moreover, at all stages of the process, controls are in place to manage within certain ranges a successful operation.
•The risks of a meteorological event or changes in local climatic conditions, which may result in lower production due to lower availability of the treated resource in the process plants.
•The risk that the degree of impurities in the natural resources may increase over time more than predicted by the model, which may result in non-compliance with certain product standards. Consequently, it may be necessary to incorporate other process stages, with the development of previous engineering studies, to comply with the standards.

22.3 Significant Opportunities
Geology and Mineral Resources
There is a big opportunity to improve the resource estimation simplicity and reproducibility using the block model approach not only in the case of smaller drillhole grids (50 m and 100T m) but also for larger drillhole grids in order to avoid separating the resource model and databases by drillhole spacing, bringing the estimation and management of the resource model to industry standards.
Metallurgy and Mineral Processing
1.Improve heap slope irrigation conditions to increase iodine and nitrate recovery.
2.Use of clayey materials (low permeability) available in discards as soil cover for infiltration management.

23 RECOMMENDATIONS
Geology and Mineral Resources,
–Confirm the accuracy and precision of SQM internal laboratory implementing an external QA/QC check with a representative number of samples as a routine procedure.
–Expand the block model approach for resource estimation to larger drillhole grids to avoid separating the resource model and databases by drillhole spacing.
Metallurgy and Mineral Processing
–Regarding irrigation, alternatives that allow an efficient use of water should be reviewed, considering the irrigation of the lateral areas of the heaps to increase the recovery of iodine and nitrates.
–A relevant aspect is the incorporation of seawater in the process, a decision that is valued given the current water shortage and that ultimately is a contribution to the project, however, a study should be made of the impact of processing factors such as impurities from this source.

TRS Pampa Blanca 2023	Pag. 189

–It is advisable to carry out tests to identify the hydrogeological parameters that govern the behavior of the water inside the heap. Review the properties of the mineral bed, which acts as a protector of the binders at the base of the heaps, which is currently a fine material called "chusca", which could be replaced by classified particulate material, favoring the percolability of the solutions and saving water.
–It is considered important to evaluate the leachable material through heap leaching simulation, which allows the construction of a conceptual model of caliche leaching with a view to secondary processing of the riprap to increase the overall recovery.
–It is contributive and relevant to work on the generation of models that represent heap leaching, the decrease in particle size (ROM versus Scarious granulometry) and, therefore, of the whole heap and the simultaneous dissolution of different species at different rates of nitrate iodine extraction.
–With respect to generating material use options, detailed geotechnical characterization of the available clays within the mine property boundaries is suggested to assess whether there are sufficient clay materials on site to use as a low permeable soil liner bed under the leach pad.
–Environmental issues include leachate or acid water management, air emissions management, tailings dump management, and leachate riprap.
All the above recommendations are considered within the declared CAPEX/OPEX and do not imply additional costs for their execution.

24 REFERENCES
•Chong, G., Gajardo, A., Hartley, A., Moreno, T. 2007. Industrial Minerals and rocks. In Moreno, T. & Gibbons, W. (eds) The Geology of Chile 7, 201-214
•Ericksen, G.E. 1981. Geology and origin of the Chilean nitrate deposits. U.S. Geological Survey Professional Paper 1188-B.
•Fiesta, B. 1966. El origen del salitre de Chile. Sociedad Española de Historia Natural Boletín, Sección Geológica 64(1), 47-56.
•Mueller, G. 1960. The theory of formation of north Chilean nitrate deposits through ((capillary concentration)). International Geological Congress, 21st, Copenhagen 1960, Report 1, 76-86.
•Pueyo, J.J.; Chong, G.; Vega, M. 1998. Mineralogía y evolución de las salmueras madres en el yacimiento de nitratos Pedro de Valdivia, Antofagasta, Chile. Revista Geológica de Chile, Vol. 25, No. 1, p. 3-15.
•Reich, M., Snyder, G.T., Alvarez, F., Pérez, A., Palacios, C., Vargas, G., Cameron, E.M., Muramatsu, Y., Fehn, U. 2013. Using iodine to constrain supergen uid sources in arid regions: Insights from the Chuquicamata oxide blanket. Economic Geology 108, 163-171.
•Reich, M., Bao,H. 2018. Nitrate Deposits of the Atacama Desert: A Marker of Long-Term Hyperaridity. Elements, Vol. 14, 251–256

25 RELIANCE ON INFORMATION PROVIDED BY REGISTRANT
The qualified person has relied on information provided by the registrant in preparing its findings and conclusions regarding the following aspects of modifying factors:
1.Macroeconomic trends, data, and assumptions, and interest rates.
2.Projected sales quantities and prices.
3.Marketing information and plans within the control of the registrant.
Environmental matter outside the expertise of the qualified person.

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